Exhibit (a)-(1)

            , 2012

Shareholders of Shanda Interactive Entertainment Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Shanda Interactive Entertainment Limited (the “Company”) to be held on             , 2012 at              a.m. (Hong Kong time). The meeting will be held at 8th Floor, Room 802-3, The Hong Kong Club Building, 3A Chater Road, Hong Kong. The accompanying notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting, you will be asked to consider and vote upon a proposal to approve the agreement and plan of merger dated November 22, 2011 (the “merger agreement”), among the Company, Premium Lead Company Limited (“Parent”) and New Era Investment Holding Ltd. (“Merger Sub”), and approve the transactions contemplated by the merger agreement, including the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company continuing as the surviving company after the merger. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a British Virgin Islands business company which is and, at the effective time of the merger, will be beneficially owned by Mr. Tianqiao Chen, chairman of the board of directors, chief executive officer and president of the Company, Ms. Qian Qian Chrissy Luo, wife of Mr. Tianqiao Chen and a non-executive director of the Company, and Mr. Danian Chen, brother of Mr. Tianqiao Chen and a director and chief operating officer of the Company (the above individuals, together with Parent, Merger Sub, Shanda Media Limited, Fortune Capital Holdings Enterprises Limited, Shanda Investment International Ltd., First Step Services Limited, Silver Rose Investment Limited and Crystal Day Holdings Limited, are collectively referred to herein as the “Buyer Group”). As of the date of this proxy statement, the Buyer Group beneficially owns approximately 69.5% of the Company’s outstanding ordinary shares (the “Shares”). If the merger is completed, the Company will continue its operations as a privately held company and will be beneficially owned by the Buyer Group, and as the result of the merger, the Company’s American depositary shares (“ADSs”), each representing two Shares, will no longer be listed on the Nasdaq Global Select Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger agreement is approved by the requisite vote of the Company’s shareholders and the merger is completed, each Share issued and outstanding immediately prior to the effective time of the merger, other than (a) the Shares and ADSs beneficially owned by the Buyer Group (the “Founder Shares”) and (b) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law (the “Dissenting Shares”), will be cancelled in exchange for the right to receive $20.675 and each ADS, each representing two Shares, will represent the right to receive $41.35 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes. The Founder Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their appraised or other agreed value as described in more detail below.

Each option to purchase Shares pursuant to the Company’s 2003 Share Incentive Plan and 2005 Equity Compensation Plan that is then outstanding and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

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A special committee of the board of directors of the Company, composed solely of directors unrelated to the Buyer Group or management of the Company (the “special committee”), has reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, (b) declared it advisable to enter into the merger agreement, (c) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors of the Company approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the merger agreement, (b) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (c) recommended that the Company’s shareholders vote FOR the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

The Company’s board of directors unanimously recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission (“SEC”), which are available for free at the SEC’s website www.sec.gov.

The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares. Accordingly, the Buyer Group, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Whether or not you plan to attend the extraordinary general meeting, please complete the accompanying proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is             , 2012 at              a.m. (Hong Kong time). Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on             , 2012.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on             , 2012, the ADS record date. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on             , 2012. Pursuant to Section 4.7 of the deposit agreement, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date.

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Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of the Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders. The ADS depositary will, in accordance with the terms of the deposit agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company’s shareholders. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on             , 2012, the Share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on             , 2012 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares, please call Ipreo Holdings LLC, the firm assisting us with this proxy solicitation, toll free at +1 888 593 9546 (or +1 212 849 3700 outside of the United States).

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Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Jingsheng Huang	Tianqiao Chen

On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated             , 2012, and is first being mailed to the shareholders and to ADS holders on or about             , 2012.

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SHANDA INTERACTIVE ENTERTAINMENT LIMITED

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON

            , 2012

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the members of Shanda Interactive Entertainment Limited (the “Company”) will be held on             , 2012 at              a.m. (Hong Kong time) at 8th Floor, Room 802-3, The Hong Kong Club Building, 3A Chater Road, Hong Kong.

Only registered holders of ordinary shares of the Company (the “Shares”) at the close of business on             , 2012 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as special resolutions:

THAT the agreement and plan of merger dated November 22, 2011 (the “merger agreement”), among Premium Lead Company Limited (“Parent”), New Era Investment Holding Ltd. (“Merger Sub”) and the Company (a copy of which is attached as Annex A to the proxy statement accompanying this notice of extraordinary general meeting and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

THAT the directors be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at No. 208 Juli Road, Pudong New Area, Shanghai 201203, People’s Republic of China, during ordinary business hours for the              business days immediately prior to the extraordinary general meeting.

If you own American depositary shares of the Company (“ADSs”), each representing two Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on             , 2012 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or alternatively, you will not vote the Shares) before the close of business in New York City on             , 2012, and become a holder of Shares by the close of business in the Cayman Islands on             , 2012. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

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After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, the Buyer Group (as defined in the accompanying proxy statement), Parent and Merger Sub, the Company’s board of directors approved the merger agreement and recommends that you vote FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

The Buyer Group has agreed to vote (or cause to be voted) all Shares that it owns (representing an aggregate of approximately 69.5% of the total outstanding Shares) in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger.

The merger cannot be completed unless the merger agreement and the transactions contemplated by the merger agreement, including the merger, are approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares. Accordingly, the Buyer Group, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is             , 2012 at              a.m. (Hong Kong time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business on             , 2012.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that the Company has informed the ADS depositary that, pursuant to Section 4.7 of the deposit agreement, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on             , 2012. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders. The ADS depositary will, in accordance with the terms of the deposit agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company’s shareholders.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

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If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, FOR the authorization of the directors to do all things necessary to give effect to the merger agreement, and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

If you elect to dissent from the merger, you will have the right to seek appraisal and payment of the fair value of your Shares if the merger is completed, but only if you deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, please call Ipreo Holdings LLC, the firm assisting us with this proxy solicitation, toll free at +1 888 593 9546 (or +1 212 849 3700 outside the United States).

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1. In the case of joint holders, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company.

2. The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3. A proxy need not be a member (registered shareholder) of the Company.

4. The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

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5. Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Grace Wu

Director and Chief Financial Officer

            , 2012

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SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 101. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Shanda Interactive Entertainment Limited and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars.

The Parties Involved in the Merger

The Company

The Company is one of China’s leading interactive entertainment media companies offering a diversified entertainment content portfolio, including, among other things, massively multi-player online role-playing games, advanced casual games and browser-based games without user-end software through its subsidiary Shanda Games Limited (“Shanda Games”), online (Internet and wireless value-added services) and offline literature publications through its subsidiary Cloudary Corporation, a social network game community including, among others, online chess and board games, e-sports games and table games platforms through its subsidiary Shanda Casual Community Limited, and online videos through its subsidiary Ku6 Media Co., Ltd.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. Our principal executive offices are located at 208 Juli Road, Pudong New Area, Shanghai 201203, China. Our telephone number is +86 21 6058 8688. As of the date of this proxy statement, we have an aggregate of 108,676,704 ordinary shares, par value $0.01 per share (each, a “Share” and collectively, the “Shares”) issued and outstanding.

For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission (the “SEC”) on June 30, 2011, and Amendment No. 1 thereto, filed with the SEC on July 28, 2011, which are incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 101 for a description of how to obtain a copy of our Annual Report and Amendment No. 1 thereto.

Mr. Tianqiao Chen

Mr. Tianqiao Chen is one of our co-founders. He has served as the chairman of our board of directors and our chief executive officer since our inception in December 1999 and has served as president since January 2010. Mr. Tianqiao Chen is a PRC citizen.

Ms. Qian Qian Chrissy Luo

Ms. Qian Qian Chrissy Luo is the wife of Mr. Tianqiao Chen and is a non-executive director of the Company. Ms. Qian Qian Chrissy Luo has served as our director since our inception in December 1999. Ms. Qian Qian Chrissy Luo is a citizen of Singapore.

Mr. Danian Chen

Mr. Danian Chen is the brother of Mr. Tianqiao Chen and is the chief operating officer and a director of the Company. Mr. Danian Chen has served as our chief operating officer since April 2008 and as a member of our board of directors since our inception in 1999. Mr. Danian Chen has served as our senior executive vice president since August 2005. Mr. Danian Chen is a PRC citizen.

Parent

Premium Lead Company Limited (“Parent”) is a company organized under the laws of the British Virgin Islands. Its shareholders are First Step and Shanda Investment (each as defined below). First Step holds a 60% equity interest in Parent. Parent holds 60,000,000 Shares, representing approximately 55.2% of the total outstanding Shares. Parent is a holding company formed solely for the purpose of holding these Shares and the equity interest in Merger Sub (as defined below) and arranging the related investment transactions.

Merger Sub

New Era Investment Holding Ltd. (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of effecting the merger.

Shanda Media Limited

Shanda Media Limited (“Shanda Media”), a company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Tianqiao Chen. Shanda Media is a holding company formed solely for the purpose of holding a 60% equity interest in First Step and arranging the related investment transactions.

Shanda Investment International Ltd.

Shanda Investment International Ltd. (“Shanda Investment”), a company organized under the laws of the British Virgin Islands, is wholly owned by Mr. Danian Chen. Shanda Investment holds 198,000 Shares and 479,135 American depositary shares of the Company (“ADSs”), each representing two Shares. These Shares and ADSs together represent approximately 1.1% of the total outstanding Shares. Shanda Investment is a holding company formed solely for the purpose of holding these Shares and ADSs and a 40% equity interest in Parent and arranging the related investment transactions.

Silver Rose Investment Limited

Silver Rose Investment Limited (“Silver Rose”), a company organized under the laws of the British Virgin Islands, is wholly owned by Ms. Qian Qian Chrissy Luo. Silver Rose is a holding company formed solely for the purpose of holding the equity interest in Crystal Day (as defined below) and arranging the related investment transactions.

Crystal Day Holdings Limited

Crystal Day Holdings Limited (“Crystal Day”), a company organized under the laws of Hong Kong, is wholly owned by Silver Rose. Crystal Day holds 11,922,412 Shares and 7,900 ADSs, together representing approximately 11.0% of the total outstanding Shares. Crystal Day is a holding company formed solely for the purpose of holding these Shares and ADSs and arranging the related investment transactions.

Fortune Capital Holdings Enterprises Limited

Fortune Capital Holdings Enterprises Limited (“Fortune Capital”), a company organized under the laws of the British Virgin Islands, is wholly owned by Ms. Qian Qian Chrissy Luo. Fortune Capital holds 1,227,269 ADSs, representing approximately 2.3% of the total outstanding Shares. Fortune Capital is a holding company formed solely for the purpose of holding these ADSs and a 40% equity interest in First Step and arranging the related investment transactions.

First Step Services Limited

First Step Services Limited (“First Step”) is a company organized under the laws of the British Virgin Islands. Its shareholders are Shanda Media and Fortune Capital. Shanda Media holds a 60% equity interest in First Step. First Step is a holding company formed solely for the purpose of holding the equity interest in Parent and arranging the related investment transactions.

Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo, Mr. Danian Chen, Parent, Merger Sub, Shanda Media, Shanda Investment, Silver Rose, Crystal Day, Fortune Capital, and First Step are collectively referred to in this proxy statement as the “Buyer Group.”

The Merger (Page 69)

You are being asked to vote to approve the merger and the agreement and plan of merger dated November 22, 2011 (the “merger agreement”), among the Company, Parent and Merger Sub, pursuant to which, once the merger agreement is approved by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “merger”). The Company, as the surviving company, will continue to do business under the name “Shanda Interactive Entertainment Limited” following the merger and will be wholly owned by Parent. If the merger is completed, the Company will cease to be a publicly traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 69)

Under the terms of the merger agreement, at the effective time of the merger, each issued and outstanding Share, other than (a) the Shares and ADSs beneficially owned by any member of the Buyer Group prior to the effective time of the merger (the “Founder Shares”) and (b) the Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Islands Companies Law (the “Dissenting Shares”), will be cancelled in exchange for the right to receive $20.675 and each issued and outstanding ADS, other than the Founder Shares, will represent the right to receive $41.35 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, in cash, without interest and net of any applicable withholding taxes.

Each outstanding Founder Share will be cancelled without payment of any consideration. Shares reserved under the Company’s 2003 Share Incentive Plan and 2005 Equity Compensation Plan (the “Company Option Plans”) that have been provisionally deposited with The Bank of New York Mellon, as depositary for the ADSs (the “ADS depositary”), and are not subject to any outstanding option under the Company Option Plans, will be cancelled for no consideration.

At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. Such ordinary share will be the only issued share capital of the surviving company at the effective time of the merger.

Each outstanding Dissenting Share will be cancelled for the appraised or agreed value under the Cayman Islands Companies Law.

Treatment of Share Options (Page 70)

At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

Record Date and Voting (Page 65)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on             , 2012 or if you are a holder of ADSs at the close of business in New York City on             , 2012, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on             , 2012 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs (and certifying you have not instructed, and will not instruct, the ADS depositary to vote the Shares represented by your ADSs) before the close of business in New York City on             , 2012 and becoming a holder of Shares prior to the close of business in the Cayman Islands on             , 2012, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the Share record date, there would be              Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2012 at              a.m. (Hong Kong time). See “—Voting Information” below.

Shareholder Vote Required to Approve the Merger Agreement (Page 65)

Approval of the merger agreement requires the approval by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person, by proxy or by corporate representative as a single class at the extraordinary general meeting.

Based on the number of Shares expected to be outstanding on the record date, approximately                      Shares must be voted in favor of the proposal to approve the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, in order for the proposal to be approved, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares. Accordingly, the Buyer Group, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 64)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is         , 2012 at a.m. (Hong Kong time). If you hold ADSs, please complete, sign, date and return the ADS voting instructions card to the ADS depositary. If a broker holds your Shares or ADSs in “street name,” your broker should provide you with instructions on how to vote your Shares or ADSs.

If you own ADSs as of the close of business in New York City on         , 2012, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 5:00 p.m. (New York City time) on         , 2012 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in the Cayman Islands on         , 2012. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on         , 2012 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that you held the ADSs as of the ADS record date and you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled or have given voting instructions to the ADS depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Appraisal Rights of Shareholders and ADS Holders (page 86)

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Purposes and Effects of the Merger (page 49)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s unaffiliated shareholders and ADS holders will be cashed out in exchange for $20.675 per Share (or $41.35 per ADS). Please see “Special Factors—Purposes of and Reasons for the Merger” beginning on page 49 for additional information.

ADSs representing the Shares are currently listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “SNDA.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen. Following the completion of the merger, our ADSs will no longer be listed on any securities exchange or quotation system, including NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. Please see “Special Factors—Effects of the Merger for the Company” beginning on page 50 for additional information.

Plans for the Company after the Merger (Page 53)

Following the completion of the merger, the Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent. The Company will no longer be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses.

The Buyer Group has advised the Company that, except for the transactions contemplated by the merger agreement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Recommendations of the Special Committee and Our Board of Directors (Page 31)

The special committee unanimously (a) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and deemed it advisable to enter into the merger agreement, (b) approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (c) recommended that our board of directors approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. Based in part on the unanimous recommendation of the special committee, our board of directors determined that the merger is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER.

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

the merger consideration of $20.675 per Share and $41.35 per ADS in cash representing a premium of 26.6% over the Company’s 30 trading day volume-weighted average price as quoted by NASDAQ on October 14, 2011, the last trading day prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal.

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

•

the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•

in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Material U.S. Federal Income Tax Considerations”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger or through the exercise of dissenters’ rights generally will be required to recognize gain if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares or ADSs. See “Material U.S. Federal Income Tax Considerations.”

•	after the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

The foregoing summary of information and factors considered by the special committee and our board of directors is not intended to be exhaustive. For a more detailed discussion of the material factors considered by our board of directors and the special committee in determining to recommend the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement and in determining that the merger is substantively and procedurally fair to our unaffiliated shareholders and ADS holders, see “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 31 and “Special Factors—Effects of the Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 51 for additional information. The foregoing summary is qualified in its entirety by reference to these sections.

Position of the Buyer Group as to Fairness (Page 36)

Each member of the Buyer Group believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. Their belief is based upon the factors discussed under the caption “Special Factors—Position of the Buyer Group as to the Fairness of the Merger” beginning on page 36.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 54)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $713.6 million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Founder Shares which will be cancelled for no consideration pursuant to the merger agreement. This amount is expected to be funded through one or a combination of the following: (a) debt financing of up to $180 million to be funded by JPMorgan Chase Bank, N.A. (“JPM Chase”), acting through its Singapore branch, pursuant to a facility agreement executed by Parent, Merger Sub and JPM Chase, as arranger, original lender, agent and security agent (the “facility agreement”); and (b) a combination of cash from the resources of the Company, its subsidiaries and the Buyer Group. The Founder Shares will be cancelled for no consideration pursuant to the merger agreement. See “Special Factors—Financing” beginning on page 54 for additional information.

Share Ownership of the Company’s Directors and Executive Officers and Voting Commitments (Page 93)

As of the record date, Mr. Tianqiao Chen, the chairman of the board of directors, chief executive officer and president of the Company, will beneficially own approximately 55.2% of the total outstanding Shares; Ms. Qian Qian Chrissy Luo, wife of Mr. Tianqiao Chen and a non-executive director of the Company, will beneficially own approximately 13.2% of the total outstanding Shares; and Mr. Danian Chen, brother of Mr. Tianqiao Chen and chief operating officer and a director of the Company, will beneficially own approximately 1.1% of the total outstanding Shares. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93 for additional information regarding the ownership of Shares by the other directors and executive officers of the Company.

Pursuant to the merger agreement, Parent has agreed to vote all of the Shares that it owns in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. Pursuant to a voting undertaking letter executed by Shanda Investment, Crystal Day and Fortune Capital, dated November 22, 2011 (the “voting undertaking letter”), each of Shanda Investment, Crystal Day and Fortune Capital has agreed to vote (or cause to be voted) all of the Shares that it owns in the same manner as Parent in respect of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, and has agreed not to in any manner impede, frustrate or prevent the merger or any other transactions contemplated by the merger agreement.

Opinion of the Special Committee’s Financial Advisor (Page 41)

On November 22, 2011, Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) rendered its oral opinion to the special committee (which was confirmed in writing by delivery of Merrill Lynch’s written opinion dated the same date), as to the fairness, from a financial point of view, of the $20.675 per Share and the $41.35 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than the Founder Shares) in the merger, as of November 22, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion.

Merrill Lynch’s opinion was addressed to the special committee for its benefit and use in evaluating the merger and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and ADSs (other than the Founder Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of Merrill Lynch’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion. We encourage holders of the Shares and ADSs to carefully read the full text of Merrill Lynch’s written opinion. However, neither Merrill Lynch’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or any related matter. Please see “Special Factors—Opinion of the Special Committee’s Financial Advisor” beginning on page 41 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 56)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen;

•

the potential enhancement or decline of share value for Parent, of which Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen are beneficial owners, as a result of the merger and future performance of the surviving company;

•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•

the compensation of members of the special committee in exchange for their services in such capacity at a rate of $9,000 per month for the chairman and $6,000 per month for the other members of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

In addition, at the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

As of the date of this proxy statement, the Company’s directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93, excluding Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen), as a group, beneficially own an aggregate of 456,288 Shares, consisting of 81,000 issued and outstanding Shares and outstanding and unexercised options (all having vested) to purchase 375,288 Shares. Together, these securities represent approximately 1.3% of the total Shares (including the Shares which the holders of outstanding and unexercised options are entitled to purchase under the Company Option Plans) that will be purchased as part of the merger. The maximum amount of cash payments our directors and executive officers (excluding Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen) may receive in respect of their Shares and options if the merger is consummated is approximately $4.5 million. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 for additional information.

Competing Transactions (Page 76)

Until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and their respective representatives may not:

•	solicit, initiate or knowingly encourage any inquiries or the making of a proposal with respect to, or that may reasonably be expected to lead to, any competing transaction;

•

enter into, maintain, continue or otherwise engage or participate in, any discussions or negotiations with, or provide any non-public information concerning the Company or any subsidiary to, any person in furtherance of such inquiries or to obtain a proposal or offer with respect to, or that may reasonably be expected to lead to, a competing transaction;

•	agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes; or

•	resolve, propose or agree to do any of the foregoing.

At any time prior to the time the Company’s shareholders approve the merger agreement, if the Company receives a written bona fide proposal or offer with respect to a competing transaction that did not result from a material breach of the Company’s “no-shop” obligations described above, the Company and its representatives may, subject to compliance with the other provisions contained in the merger agreement and acting under the direction of the special committee, furnish information to, and enter into discussions with, a person who has made such proposal or offer, if, prior to furnishing such information and entering into such discussions, the board of directors of the Company (upon recommendation of the special committee) has (a) determined in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel) that (i) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal (as defined in the merger agreement and further explained under the caption “Merger Agreement—Competing Transactions” beginning on page 76) and (ii) the failure to furnish such information, or to enter into such discussions, with the person who made such proposal or offer would be inconsistent with the directors’ fiduciary duties under applicable laws, (b) provided at least two (2) business days prior written notice to Parent of its intent to furnish information or enter into discussions, and (c) obtained from such person a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between Parent and the Company.

Termination of the Merger Agreement (Page 81)

The merger agreement may be terminated at any time, whether before or after shareholder approval has been obtained, under the following circumstances:

•	by mutual written consent of Parent and the Company (upon approval of the special committee);

•	by either Parent or the Company, if:

•

the merger has not been completed on or before June 1, 2012, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a material cause of the failure to complete the merger by that date;

•

any competent court or governmental entity has enacted, issued, promulgated, enforced or entered any final, non-appealable law, rule or order which enjoins, restrains, prohibits or otherwise makes illegal the consummation of the merger, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a material cause of the issuance of such law, rule or order; or

•	our shareholders do not approve the merger agreement or the merger or other transactions contemplated by the merger agreement at the extraordinary general meeting or any adjournment thereof;

•	by the Company, if:

•

Parent or Merger Sub has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to the Company’s obligation to complete the merger, and subject to specified notice and cure rights. This termination right will not be available to the Company if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger;

•

all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing and Parent and Merger Sub fail to complete the closing within five (5) business days following the date the closing should have occurred pursuant to the merger agreement, provided that the Company will not have this termination right if Parent or Merger Sub has the termination right described below in connection with their failure to receive financing proceeds not resulting from a material breach by Parent or Merger Sub of their obligations under the merger agreement with respect to the financing, until five (5) business days prior to June 1, 2012, whereupon, if Parent or Merger Sub have not yet exercised such termination right, the Company will have this right to terminate the merger agreement at any time;

•

prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has effected a change in the Company recommendation and/or authorized the Company to terminate the merger agreement;

•

prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has effected a change in the Company recommendation in connection with a superior proposal and/or authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination; or

•

a dividend of not more than $0.55 per ordinary share of Shanda Games has not been approved at a meeting of its board of directors by December 12, 2011 (which dividend, in the amount of $0.51 per ordinary share, was approved by the board of directors of Shanda Games on November 28, 2011);

•	by Parent, if:

•

the Company has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger and subject to specified notice and cure rights. This termination right will not be available to Parent if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to the Company’s obligation to complete the merger;

•

the Company notifies Parent or Merger Sub of its intention to terminate the merger agreement upon a change in the Company recommendation and/or authorization of the board of directors of the Company to terminate the merger agreement, and the Company fails to terminate the merger agreement within two (2) business days thereafter; or the board of directors of the Company or any committee thereof has effected a change in the Company recommendation; or

•

all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, none of Parent, Merger Sub or the surviving company have received the proceeds of the financing in an amount sufficient to consummate the merger and the failure to receive such proceeds was not caused by a material breach by Parent or Merger Sub of their respective obligations under the merger agreement with respect to the financing, and Parent and Merger Sub fail to complete the merger within five (5) business days following the date the closing should have occurred pursuant to the merger agreement.

Termination Fees and Reimbursement of Expenses (Page 82)

The Company is required to pay Parent a termination fee of $10 million in the event that the merger agreement is terminated (a) by the Company, after the board of directors of the Company effects a change in the Company recommendation and/or authorizes termination of the merger agreement, (b) by the Company, after the board of directors of the Company effects a change in the Company recommendation in connection with a superior proposal and/or authorizes termination of the merger agreement to enter into an alternate acquisition agreement, (c) by Parent, due to the Company’s breach of the merger agreement that results in the failure of a condition to Parent’s and Merger Sub’s obligation to complete the merger, or (d) by Parent, if (i) the board of directors of the Company or any committee thereof has effected a change in the Company recommendation or (ii) the Company notifies Parent or Merger Sub of its intention to terminate the merger agreement in connection with a change in the Company recommendation or board authorization and fails to do so within two (2) business days thereafter. In each case, the Company is also required to reimburse Parent for expenses of up to $3 million incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the merger agreement.

Parent is required to pay the Company a termination fee of $10 million in the event that the merger agreement is terminated (a) by the Company, due to breach of the merger agreement by Parent or Merger Sub that results in the failure of a condition to the Company’s obligation to complete the merger, (b) by the Company, if Parent and Merger Sub fail to complete the merger when all conditions to their obligations have been satisfied and the Company is ready, willing and able to complete the merger, provided, however, that the termination fee will be $25 million if such termination was due to a willful breach of the merger agreement by Parent or Merger Sub. Parent is required to pay the Company a termination fee of $18 million in the event that the merger agreement is terminated by the Company because a dividend of not more than $0.55 per ordinary share of Shanda Games has not been approved at a meeting of its board of directors by December 12, 2011 (which dividend, in the amount of $0.51 per ordinary share, was approved by the board of directors of Shanda Games on November 28, 2011). Parent is required to pay the Company a termination fee of $10 million in the event that the merger agreement is terminated by Parent when all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, the proceeds of the financing have not been received and such failure was not caused by a material breach by Parent or Merger Sub, and Parent and Merger Sub fail to complete the merger within five (5) business days following the date the closing should have occurred. In each case, Parent is also required to reimburse the Company for expenses of up to $3 million incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement.

Material U.S. Federal Income Tax Considerations (Page 94)

The receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Material U.S. Federal Income Tax Considerations” beginning on page 94 for additional information. The tax consequences of the merger or the exercise of dissenters’ rights to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Considerations (Page 96)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger or through the exercise of dissenters’ rights by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 20% in the case of individuals or 10% in the case of corporations (subject to applicable treaty relief). You should consult your own tax advisor for a full understanding of the tax consequences of the merger or the exercise of dissenters’ rights to you, including any PRC tax consequences. Please see “Material PRC Income Tax Considerations” beginning on page 96 for additional information.

Material Cayman Islands Tax Considerations (Page 97)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger agreement. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger. Please see “Material Cayman Islands Tax Considerations” beginning on page 97 for additional information.

Regulatory Matters (Page 60)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 60)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Conditions to the Merger (Page 80)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•

the merger agreement must have been duly approved by the affirmative vote of shareholders holding two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company; and

•

no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, rule, or order then in effect which enjoins, restrains, or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Company set forth in the merger agreement (a) with respect to authority and the absence of conflicts, being true and correct in all material respects, (b) with respect to capitalization, being true and correct in all respects (except for de minimis inaccuracies), and (c) with respect to all other matters, being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”), except where the failure of such representations and warranties in the case of clause (c) to be true and correct would not constitute a material adverse effect, in each case as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such date);

•

the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time;

•

Parent having received a certificate of an executive officer of the Company certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of the Company under the merger agreement described above;

•	there having not occurred a material adverse effect since the date of the merger agreement; and

•	shareholders holding no more than 10% of the Shares having validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct (without giving effect to any limitation as to “materiality”), except where the failure of such representations and warranties to be true and correct have not and would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger, in each case as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such date);

•

Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the effective time; and

•

the Company having received a certificate of a designated director of Parent certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of Parent and Merger Sub under the merger agreement described above.

Market Price of the ADSs (Page 62)

The closing price of the Shares on NASDAQ on October 14, 2011, the last trading date immediately prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal, was $33.48 per ADS. The merger consideration of $41.35 per ADS to be paid in the merger represents a premium of approximately 23.5% over that closing price.

Fees and Expenses (Page 60)

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The merger is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, and as a result of the merger, the ADSs will no longer be listed on NASDAQ, and the Company will cease to be a publicly traded company.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $20.675 in cash, without interest and net of any applicable withholding taxes, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the value of each Share appraised pursuant to the Cayman Islands Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $41.35 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS you own as of the effective time of the merger unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, provide instructions for the registration of the corresponding Shares, and certify that you have not given, and will not give, voting instructions as to the ADSs (or, alternatively, you will not vote the Shares) before the close of business in New York City on             , 2012 and become a holder of Shares by the close of business in the Cayman Islands on             , 2012 and (b) comply with the procedures and requirements for exercising appraisal rights for the Shares under Section 238 of the Cayman Islands Companies Law.

Please see “Material U.S. Federal Income Tax Considerations,” “Material PRC Income Tax Considerations” and “Material Cayman Islands Tax Considerations” beginning on page 94 for a more detailed description of the tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, foreign and other taxes.

Q:	How will the Company’s share options be treated in the merger?

A:	If the merger is completed, each outstanding and unexercised option to purchase Shares under the Company Option Plans will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to (a) the number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?

A:	If you are a registered holder of Shares, promptly after the effective time of the merger (in any event within five (5) business days after the effective time), a paying agent appointed by Parent will mail you (a) a form of letter of transmittal for purpose of specifying how the delivery of the merger consideration to you is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Islands Companies Law, upon your surrender of the share certificates (or an affidavit and indemnity of loss in lieu of the share certificates) together with a duly completed letter of transmittal, the paying agent will send you the per Share merger consideration of $20.675 in cash, without interest and net of any applicable withholding taxes, for each Share represented by the share certificate in exchange for the cancellation of your share certificates after completion of the merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Islands Companies Law, the paying agent will automatically send you the per Share merger consideration of $20.675 in cash, without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your Shares after completion of the merger.

In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a check for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee only if the share certificates (if any) which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the cash for my ADSs?

A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send you a check for the per ADS merger consideration of $41.35 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send you a check for the per ADS merger consideration of $41.35 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	When and where will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place on , 2012, at a.m. (Hong Kong time) at 8th Floor, Room 802-3, The Hong Kong Club Building, 3A Chater Road, Hong Kong.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	to authorize the directors to do all things necessary to give effect to the merger agreement; and, if necessary

•

to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt the merger agreement is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders. At the close of business on , 2012, the record date for the extraordinary general meeting, Shares were outstanding and entitled to vote at the extraordinary general meeting.

Pursuant to the merger agreement, Parent has agreed to vote all of the Shares that it owns in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger. Pursuant to a voting undertaking letter executed by Shanda Investment International Ltd. (“Shanda Investment”), Crystal Day Holdings Limited (“Crystal Day”) and Fortune Capital Holdings Enterprises Limited (“Fortune Capital”), dated November 22, 2011, each of Shanda Investment, Crystal Day and Fortune Capital has agreed to vote (or cause to be voted) all of the Shares that it owns in the same manner as Parent in respect of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, and has agreed not to in any manner impede, frustrate or prevent the merger or any other transactions contemplated by the merger agreement. The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares. Accordingly, assuming that each member complies with its obligations, the Buyer Group, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Q:	How does the Company board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger;

•	FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement; and

•

FOR the proposal to approve any motion to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 31 for a discussion of the factors that our special committee and board of directors considered in deciding to recommend the approval of the merger agreement. In addition, in considering the recommendation of our special committee and board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date is , 2012. Only shareholders entered in the register of members of the Company at the close of business on the record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2012. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2012 and become a holder of Shares by the close of business in the Cayman Islands on , 2012, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person, by proxy or by corporate representative, of shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the record date will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the first quarter of 2012. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.

Q:	What happens if the merger is not completed?

A:	If our shareholders do not approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement, nor will the holders of any share options receive payment pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares.

Under specified circumstances, the Company may be required to pay Parent a termination fee and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger, or Parent may be required to pay the Company and its affiliates (other than Parent, Merger Sub and the Buyer Group) a termination fee and reimburse the Company and its affiliates for their expenses in connection with the merger, in each case, as described under the caption “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 82.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the accompanying return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, please see below for additional information.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business in New York City on , 2012, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on , 2012. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions.

Pursuant to Section 4.7 of the deposit agreement, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on             , 2012. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders. The ADS depositary will, in accordance with the terms of the deposit agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company’s shareholders.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on             , 2012 and become a holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on             , 2012 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted, provided that the Company has informed the ADS depositary that, pursuant to Section 4.7 of the deposit agreement, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on , 2012. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders. The ADS depositary will, in accordance with the terms of the deposit agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company’s shareholders.

Q:	May I change my vote?

A:	Yes, you may change your vote in one of three ways:

•

first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary meeting commences. Any written notice revoking a proxy should be sent to Shanda Interactive Entertainment Limited, No. 208 Juli Road, Pudong New Area, Shanghai 201203, People’s Republic of China, Attention: General Counsel;

•

second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting; or

•

third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on             , 2012. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	Should I send in my share certificates or my ADRs now?

A:	No. After the merger is completed, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	Am I entitled to appraisal rights?

A:	Yes. Shareholders electing to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to perfect any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares, and certify that they have not given, and will not give, voting instructions as to the ADSs (or alternatively, they will not vote the Shares) before the close of business in New York City on             , 2012, and become registered holders of Shares by the close of business in the Cayman Islands on             , 2012. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 86 as well as “Annex C—Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Q:	If I own ADSs and seek to perfect appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the ADS depositary’s office at 101 Barclay Street, New York, NY 10286. Upon your payment of its fees, including the applicable ADS surrender fee ($0.05 per ADS being cancelled) and any applicable taxes, and a certification that you have not given, and will not give, voting instructions to the ADS depositary in respect of the ADSs being cancelled (or, alternatively, that you will not vote the Shares), the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder.

The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on             , 2012.

You must become a registered holder of your shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Ipreo Holdings LLC as its proxy solicitor.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Some of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders, including: (a) the beneficial ownership of equity interests in Parent by Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen; (b) the potential enhancement or decline of share value for Parent, of which Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen are beneficial owners, as a result of the merger and future performance of the surviving company; (c) continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (d) the compensation of members of the special committee of our board of directors in exchange for their services in such capacity at a rate of $9,000 per month for the chairman and $6,000 per month for the other members of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger); and (e) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. Please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	Pursuant to the merger agreement, Parent has agreed to vote all of the Shares and ADSs that it owns in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and against any competing proposal at any shareholders’ meeting of the Company. Pursuant to the voting undertaking letter, each of Fortune Capital, Crystal Day and Shanda Investment has agreed to vote all of the Shares and ADSs that it owns in the same manner as Parent in respect of such matters. The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the accompanying proxy card, you should contact Ipreo Holdings LLC, our proxy solicitor, toll free at +1 888 593 9546 (or +1 212 849 3700 outside of the United States).

SPECIAL FACTORS

Background of the Merger

Our board of directors and senior management periodically review the Company’s long-term strategic plans with the goal of enhancing shareholder value. As part of this ongoing process, our board of directors and senior management, from time to time, have considered strategic alternatives that may be available to the Company.

On September 2, 2011, Mr. Tianqiao Chen contacted J.P. Morgan Securities (Asia Pacific) Limited (“JPM”) and expressed interest in consulting JPM about the feasibility of a possible going private transaction with respect to the Company.

Between September 7, 2011 and October 12, 2011, Mr. Tianqiao Chen and Ms. Qian Qian Chrissy Luo held a number of preliminary discussions with representatives of JPM to explore the feasibility of a possible going private transaction with respect to the Company and the financing for such a transaction. Representatives of Shearman & Sterling LLP (“Shearman”) also attended some of the discussions after October 9, 2011.

On October 13, 2011, Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and representatives of Shearman and JPM held a meeting at which the attendees discussed the proposed timing of an offer to be made by Mr. Tianqiao Chen to the board of directors of the Company in respect of a possible going private transaction, the proposed schedule for executing such a transaction, the financing to be provided by an affiliate of JPM to fund such a transaction and the SEC filings required in connection with such a transaction.

On October 14, 2011, Parent formally executed an engagement letter with Shearman, appointing Shearman as its U.S. legal advisor in connection with a possible going private transaction with the Company.

On October 15, 2011, Parent and JPMorgan Chase Bank, N.A. (“JPM Chase”) formally executed arrangement letters relating to the financing or partial financing of the proposed transaction, appointing JPM Chase as financing bank in connection with the proposed transaction with the Company. Parent and JPM formally executed a highly confident letter related to the financing, and an engagement letter appointing JPM as exclusive financial advisor to the Buyer Group. Mr. Tianqiao Chen’s decision to appoint JPM as exclusive financial advisor to the Buyer Group was based on, among other factors, JPM’s demonstrated capability to procure financing for the proposed transaction, its extensive experience in merger and acquisition transactions, including going-private transactions, its familiarity with the ongoing process of the proposed transaction, its history of successfully representing Asia-based companies, and its ability to communicate effectively in both English and Mandarin. Parent also engaged Walkers as its Cayman Islands legal counsel.

On October 15, 2011, Mr. Tianqiao Chen submitted a preliminary nonbinding letter (the “October 15 Letter”) to the board of directors of the Company proposing to undertake a going private transaction by acquiring all of the Shares not already directly or indirectly beneficially owned by Mr. Tianqiao Chen himself, Ms. Qian Qian Chrissy Luo or Mr. Danian Chen, for cash consideration of $20.675 per Share and $41.35 per ADS. In the October 15 Letter, Mr. Tianqiao Chen, among other things, (a) outlined his intention to move expeditiously to complete the proposed transaction as soon as practicable, (b) stated his expectations that the transaction would be financed with debt and commitments for the debt financing would be in place when definitive transaction documents were executed and reported that he had received a “highly confident” letter about such financing from JPM, (c) requested that the board of directors of the Company approve the provision of confidential information relating to the Company and its business to him and possible sources of debt financing under a customary form of confidentiality agreement, and (d) requested that the board of directors of the Company establish a special committee of independent directors to consider the proposed transaction. Mr. Tianqiao Chen made it clear in the October 15 Letter that he, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen did not intend to sell their stake in the Company to a third party. Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen did not consider selling their stake in the Company to a third party as it was their intention to maintain their existing shareholding and, in the proposed transaction, to acquire the remaining Shares not already beneficially owned by them.

On October 15, 2011, following a telephonic meeting attended by all members, the board of directors of the Company decided by written resolutions that it was in the best interests of the Company to form a special committee, consisting of three independent non-executive directors, Mr. Jingsheng Huang (to serve as chairman of the special committee), Mr. Chengyu Xiong, and Mr. Kai Zhao, to consider and attend to all matters in connection with the October 15 Letter from Mr. Tianqiao Chen and the transactions contemplated thereby.

On October 17, 2011, the Company issued a press release regarding its receipt of the October 15 Letter and the transaction proposed therein, and furnished the press release as an exhibit to its Current Report on Form 6-K.

On October 17, 2011, the special committee solicited detailed proposals from three prospective U.S. legal advisors. On October 18, 2011, after consideration of the three proposals, the special committee determined to retain Weil, Gotshal & Manges LLP (“Weil”) as its U.S. legal advisor.

On October 18, 2011, Shearman circulated a draft confidentiality agreement (the “confidentiality agreement”) to the special committee and the Company. Weil and Davis Polk & Wardwell LLP, U.S. legal advisor to the Company, reviewed and provided comments to Shearman.

On October 19, 2011, the special committee held a telephonic meeting with representatives of Weil to discuss, among other things, (a) the process for selecting and engaging an independent financial advisor to the special committee, (b) the draft confidentiality agreement, and (c) the retention of a Cayman Islands legal advisor to the special committee. Mr. Jingsheng Huang noted that a number of financial advisory firms had contacted the Company and Mr. Jingsheng Huang expressing their interest to be retained by the special committee. The special committee delegated to Mr. Jingsheng Huang the task of selecting three firms to be interviewed by the special committee and requesting detailed proposals to be submitted by these firms. Following discussion, the special committee approved the draft confidentiality agreement and directed Weil to finalize the confidentiality agreement and coordinate execution with the Company and Shearman.

On October 20, 2011, following additional negotiations between Weil and Shearman, the confidentiality agreement was executed by the Company and Parent.

On October 20, 2011, JPM sent a due diligence request list and preliminary transaction timeline to the special committee. Following review, Weil forwarded the due diligence request list to the Company on behalf of the special committee. The chairman of the special committee requested the Company’s co-general counsel to act as the contact person for the purpose of coordinating due diligence with JPM. Draft dataroom procedures were provided by Weil to the Company on October 27, 2011. JPM commenced due diligence on October 27, 2011.

On October 22, 2011, the special committee received detailed proposals, including proposals relating to fees, from three global investment banks interested in acting as financial advisor to the special committee.

On October 24, 2011, the Buyer Group filed with the SEC a Schedule 13D announcing the execution and submission of the October 15 Letter to the board of directors of the Company. In the Schedule 13D, the Buyer Group stated that financing for the proposed merger might also include an equity component, as well as rollover equity from certain shareholders including certain members of the Buyer Group. In addition, the Buyer Group noted in the Schedule 13D that it might bring in one or more additional third party investors or utilize all or a portion of the cash in the Company available at the closing of the proposed merger to fund a portion of the purchase price.

On October 25, 2011, the special committee held a meeting that was attended by all three members of the special committee and representatives of Weil. At the meeting, representatives of Weil advised the special committee (a) of the key issues and implications with respect to a Rule 13e-3 going private transaction under the U.S. securities laws, including the special committee’s evaluation of the fairness of the transaction to the non-affiliated shareholders, (b) to ensure that the special committee engaged in a process free of influence from the Buyer Group or the management of the Company, and (c) of the importance of retaining a financial advisor that is independent, which would require the special committee to review prior retentions by the Buyer Group and the Company. At the meeting, the special committee and representatives Weil reviewed the October 15 Letter and the preliminary transaction timeline prepared by JPM for the Buyer Group. Representatives of Weil noted that the special committee need not follow the proposed transaction timeline of the Buyer Group and should only substantively engage with the Buyer Group if the special committee determined to do so following its review of the Buyer Group’s proposal described in the October 15 Letter, as assisted by the special committee’s financial and legal advisors. Representatives of Weil also noted that the “highly confident” letter from JPM disclosed in the October 15 Letter was typical for the proposal stage and was not a “commitment” to finance the transaction as it would be subject to certain customary conditions. Representatives of Weil also highlighted to the special committee that in the October 15 Letter the Buyer Group specifically stated that it had no intention of selling its shares, thereby eliminating, as a practical matter, the possibility of a third party proposing an alternative transaction given the Buyer Group’s beneficial ownership of approximately 69.0% of the total outstanding Shares (as of October 14, 2011) and its consequent ability to block any alternative transaction by voting against it. Representatives of Weil recommended that the special committee confirm with the Buyer Group its stated intention not to sell its Shares, since the special committee’s consideration of whether to seek alternative buyers would require the Buyer Group’s willingness to sell its shares.

During the October 25, 2011 meeting, the special committee interviewed, for approximately one hour each, three global investment banks which had submitted their qualifications and proposals to act as the special committee’s financial advisor. After these interviews, the special committee and representatives of Weil discussed the experience, qualifications and reputation of the three firms. The special committee also requested revised fee proposals from each of the three global investment banks.

After final deliberations on the experience, qualifications and reputation of each of the three global investment banks, the special committee decided to engage Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) as its financial advisor on October 27, 2011.

On October 29, 2011, the special committee held a telephonic meeting with representatives of Weil and Merrill Lynch. At this meeting, the special committee and representatives of Weil and Merrill Lynch discussed, among other things, the events that had occurred since the delivery of the October 15 Letter to the Company. The special committee also discussed the retention of Maples and Calder (“Maples”) as its Cayman Islands legal advisor and authorized the engagement of Maples. The special committee authorized Mr. Jingsheng Huang to coordinate with Merrill Lynch and Weil on behalf of the special committee with respect to their interactions with representatives of the Buyer Group for due diligence and preliminary matters.

On October 31, 2011, with the permission of the special committee, Merrill Lynch provided its due diligence request list to the Company. Merrill Lynch subsequently commenced due diligence on November 4, 2011.

On October 31, 2011, JPM Chase provided to Parent and Merger Sub a draft facility agreement in connection with the financing to be provided by JPM Chase. Between November 1, 2011 and November 22, 2011, representatives of the Buyer Group, JPM Chase, Shearman and Clifford Chance, legal counsel to JPM Chase, held multiple meetings to discuss and negotiate the proposed terms of the facility agreement.

On November 1, 2011, JPM on behalf of the Buyer Group provided a draft of the merger agreement with respect to the proposed transaction prepared by Shearman to the special committee and Weil.

On November 4, 2011, representatives of Merrill Lynch discussed with representatives of JPM on a highly conceptual and preliminary basis certain potential valuation concepts and methodologies, as well as the timeline and process for the transaction.

On November 5, 2011, Merrill Lynch circulated a list of questions to JPM which focused on the financing aspects of the Buyer Group’s proposal, whether the Buyer Group would be willing to sell their stake in the Company and whether the Buyer Group would seek any third-party equity financing in connection with the proposed transaction.

On November 7, 2011, Mr. Jingsheng Huang discussed with representatives of Merrill Lynch and Weil the current status of the proposed transaction, including the Buyer Group’s due diligence and financial analysis, and significant issues identified in the draft merger agreement circulated on November 1, 2011.

On November 8, 2011, representatives of Weil and Shearman had a telephonic meeting in which Weil sought clarification on certain legal issues under the draft merger agreement, regarding, among other things, the Buyer Group entities that would be party to the merger agreement and the need for assurances as to their financial substance and undertakings to support the merger, the reason for a “force the vote” provision proposed by the Buyer Group, the ability of the special committee to change its recommendation under certain circumstances, closing conditions, including those relating to the Company having in escrow an unspecified amount of cash and the exercise of dissenters’ rights by holders of no more than 5% of the Shares, and the parties’ termination rights.

On November 8, 2011, representatives of Merrill Lynch and JPM discussed the list of questions circulated by Merrill Lynch on November 5, 2011. JPM reaffirmed that, as stated in the October 15 Letter, the Buyer Group did not intend to sell its stake in the Company to a third party.

On November 9, 2011, representatives of the Company provided Weil with preliminary comments on the draft merger agreement with respect to representations and warranties of the Company and interim covenants relating to the operation of the Company between the signing of the merger agreement and the closing of the proposed transaction.

On November 9, 2011, the Company provided to Merrill Lynch and JPM certain financial projections for the fiscal year ending December 31, 2011 through the fiscal year ending December 31, 2015 (including for the third and fourth quarters of 2011) (which financial projections are set forth under “Special Factors—Certain Financial Projections”).

On November 10, 2011, the special committee and the Company formally executed engagement letters with Merrill Lynch, Weil and Maples, and on November 14, 2011 the Company furnished a Current Report on Form 6-K confirming that each of Merrill Lynch, Weil and Maples had been retained as financial or legal advisor to the special committee to assist in evaluating the proposal set forth in the October 15 Letter.

On November 10, 2011, Weil circulated to Shearman preliminary comments on the draft merger agreement with respect to representations and warranties of the Company and Parent and Merger Sub, respectively, and interim covenants relating to the operation of the Company between the signing of the merger agreement and the closing of the proposed transaction.

On November 11, 2011, Mr. Jingsheng Huang and representatives of Weil discussed the legal and commercial issues identified in the draft merger agreement circulated on November 1, 2011. In addition, on November 11, 2011, Mr. Jingsheng Huang and representatives of Merrill Lynch and Weil discussed the current status of the proposed transaction including an update on Merrill Lynch’s financial due diligence and a general overview of some of the potential methodologies it expected to utilize in connection with the evaluation of the Buyer Group’s proposal.

On November 13, 2011, the entire special committee held a telephonic meeting with representatives of Merrill Lynch, Weil and Maples. At the meeting: (a) representatives of Merrill Lynch provided an update on the progress of its due diligence and the Company’s trading price, and discussed with the special committee, on a general basis, some of the potential methodologies it expected to utilize to assist the special committee in analyzing the financial aspects of the Buyer Group’s proposal, including a historical share price analysis, selected public trading comparables analysis, precedent going private transaction premiums analysis and review of recently published, publicly available securities research analyst reports, and the preliminary results of those valuation analyses; (b) representatives of Weil reviewed key terms of the draft merger agreement; and (c) representatives of Maples advised the special committee of the process of and key issues in a statutory merger and the directors’ fiduciary duties under Cayman Islands laws. The special committee and its advisors then discussed the key terms of the draft merger agreement and the proposed position of the special committee as to those terms. The special committee and its advisors further discussed (a) the offer price, (b) whether the obligations of Parent and Merger Sub would be guaranteed by creditworthy beneficial owners of the Buyer Group’s Shares, (c) whether the merger should be conditioned on holders of no more than 5% of the Shares exercising dissenters’ rights, (d) whether the merger should be conditioned on the Company’s escrow of an unspecified amount of cash, (e) the ability of the Company to specifically enforce the merger agreement, (f) the amount of the reverse termination fee and the triggering events for the termination fee and the reverse termination fee, (g) the special committee’s rights and limitations in dealing with third-party competing proposals, (h) certainty of closing the proposed transaction, (i) the merits of the “force the vote” provision proposed by the Buyer Group, which would require an extraordinary general meeting of shareholders to be held and, given the Buyer Group’s beneficial ownership of approximately 69.7% of the total outstanding Shares (as of November 12, 2011), would assure that the merger agreement be approved regardless of any action of the special committee or the Company’s board of directors subsequent to the execution of the merger agreement, and whether, if the Buyer Group insisted on a “force the vote” provision, a “majority of the minority” voting provision, which would not be required under Cayman Islands law, would ensure a meaningful shareholder vote, (j) the fact that the Buyer Group’s beneficial ownership of approximately 69.7% of the total outstanding Shares (as of November 12, 2011) meant that no alternative transaction could go forward without the support of the Buyer Group, which had previously stated on several occasions, including the October 15 Letter, that it would not consider any transaction other than the proposed transaction, and (k) the Buyer Group’s proposed financing, including its intention to execute a facility agreement with JPM Chase at the time the merger agreement was executed. After a lengthy discussion in which representatives of Merrill Lynch, Weil and Maples answered questions posed by the special committee, the special committee instructed Merrill Lynch and Weil to engage in financial and legal negotiations with the Buyer Group in connection with the proposed transaction. The special committee also asked Merrill Lynch to assist in ascertaining the on-shore and off-shore cash position of the Company and its subsidiaries and the mechanics and timing of up-streaming cash from its non-wholly owned subsidiaries and from PRC to the Company’s offshore accounts. The special committee also authorized Mr. Jingsheng Huang to negotiate the terms of the merger agreement with the Buyer Group and report back to the other members of the special committee.

On November 13, 2011, Mr. Jingsheng Huang and representatives of Weil further discussed the proposed transaction, including certain key terms proposed by the Buyer Group in the draft merger agreement and the proposed position of the special committee as to those terms. Among the terms discussed were conditions to closing, including a proposed condition regarding the Company’s escrow of an unspecified amount of cash and a proposed condition that holders of no more than 5% of the Shares exercise dissenters’ rights, a “force the vote” provision that would require the Company to hold an extraordinary general meeting of shareholders if the Company’s board of directors (upon recommendation of the special committee) withdrew its recommendation, the termination rights of the parties under the merger agreement and the termination fees and reverse termination fees that would be payable in such event, the remedies available to the Company under the merger agreement, including specific performance, and the identities of the Buyer Group entities proposed to be parties to the merger agreement.

On November 14, 2011, Weil provided a revised draft of the merger agreement to Shearman reflecting the special committee’s positions including, among other things, a proposed guarantee of the obligations of Parent and Merger Sub under the merger agreement by members of the Buyer Group, a proposed voting agreement entered into by members of the Buyer Group, a “majority of the minority” voting provision and a Company termination right in connection with a determination by the Company’s board of directors (upon recommendation of the special committee) that its fiduciary duties required such termination.

On November 15 and 16, 2011, representatives of Weil and Shearman had discussions with respect to certain key issues in the revised draft of the merger agreement, including the financial substance of Parent (which Shearman confirmed directly held approximately 55.4% of the total outstanding Shares as of November 14, 2011), certain closing conditions proposed by the Buyer Group including a condition regarding the Company having in escrow an unspecified amount of cash and a condition that holders of no more than 5% of the Shares exercise dissenters’ rights, the ability of Parent to terminate the merger agreement under certain circumstances for failure to receive financing, the amount of the termination fee and reverse termination fee, and remedies available for breach of the merger agreement.

On November 15, 2011, Merrill Lynch circulated to the special committee and Weil a draft estimate as to the cash position of the Company and its subsidiaries based on discussions with the Company’s management and information provided by the Company’s management.

On November 16, 2011, Shearman circulated a schedule to Weil (which circulated it to the special committee and Merrill Lynch) setting forth the Buyer Group’s understanding as to the cash position of the Company.

On November 17, 2011, Shearman provided a revised draft of the merger agreement to Weil reflecting the Buyer Group’s position that they would not accept (a) any guarantee of the obligations of Parent and Merger Sub under the merger agreement by members of the Buyer Group, (b) any voting agreement among members of the Buyer Group to vote in favor of the merger, (c) the deletion of a “force the vote” provision, or (d) the deletion of a closing condition that holders of no more than 5% of the Shares exercise dissenters’ rights. The revised draft merger agreement also (a) proposed a two-tier reverse termination fee of $15 million for intentional breach of the merger agreement by the Buyer Group and $10 million for all other breaches by the Buyer Group, (b) proposed that the amount of cash the Company be required to have in escrow as a condition to closing be an aggregate of $591 million (comprising $491 million to be placed in escrow outside of China and an amount of RMB equivalent to $100 million to be placed in escrow in China), and (c) accepted the proposal that the Company have a termination right in connection with a determination by the Company’s board of directors (upon recommendation of the special committee) that its fiduciary duties required such termination.

On November 18, 2011, Mr. Jingsheng Huang and representatives of Weil discussed certain key issues in the revised draft merger agreement including, among other things, the merits of a guarantee from members of the Buyer Group given the number of shares directly held by Parent, the need for an undertaking that members of the Buyer Group would support the proposed transaction at the shareholders meeting, the closing condition proposed by the Buyer Group that the Company escrow an aggregate of $591 million of cash prior to the closing of the proposed transaction, the closing condition proposed by the Buyer Group that the holders of not more than 5% of the Shares would have exercised dissenters’ rights, the Buyer Group’s proposed “force the vote” provision and the necessity for a “majority of the minority” voting provision if a “force the vote” provision was accepted given the Buyer Group’s beneficial ownership of more than two-thirds of the total outstanding Shares and Parent’s termination rights in connection with a failure to receive financing and the related reverse termination fee.

On November 18, 2011, Mr. Jingsheng Huang and representatives of Weil and Merrill Lynch discussed the cash position of the Company and its subsidiaries, in particular the on-shore and off-shore cash positions of the Company and its subsidiaries, the cash position of the Company’s publicly held subsidiaries, in particular Shanda Games, the Buyer Group’s proposed application of the cash of the Company and its subsidiaries to fund part of the cash consideration in the proposed transaction and the amount of withholding tax that would be paid in connection with such dividend payments. On November 18, 2011, Mr. Jingsheng Huang and representatives of Weil and Merrill Lynch also had a conference call with representatives of the Company to confirm the cash position of the Company and its subsidiaries, the mechanics and timing of dividending cash from the relevant PRC subsidiaries of the Company to its off-shore subsidiaries and PRC regulatory requirements relating to surplus earnings for dividends and foreign exchange controls, and the timing for the payment of a special dividend by Shanda Games, which were discussed in connection with the Buyer Group’s proposal to apply cash of the Company and its subsidiaries to fund part of the cash consideration in the proposed transaction.

On November 18, 2011, representatives of Weil and Shearman discussed the draft merger agreement. As a result of this discussion, Shearman provided a markup of certain provisions of the draft merger agreement to Weil.

On November 19, 2011, a copy of the draft facility agreement to be entered into by JPM Chase, Parent and Merger Sub was circulated to Merrill Lynch and Weil.

On November 19, 2011, Weil circulated a revised draft of the merger agreement to all relevant parties which proposed, among other things, that a guarantee of the obligations of Parent and Merger Sub would not be required if Parent covenanted not to transfer its Shares prior to the closing, that Parent agree to vote its Shares to approve the merger agreement, and that the “majority of the minority” voting provision would not be necessary if the “force the vote” provision proposed by the Buyer Group was eliminated.

On November 19, 2011, a telephonic meeting of the entire special committee was held with representatives of Merrill Lynch, Weil and Maples. At this meeting, representatives of Merrill Lynch discussed with the special committee its preliminary financial analyses of the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Founder Shares) at a purchase price of $20.675 per Share and $41.35 per ADS, including a historical share price analysis, selected public trading comparables analysis, discounted cash flow analysis, precedent going private transaction premiums analysis and summary of recently published, publicly available securities research analyst reports. Representatives of Weil provided a summary of the material terms and open issues under the merger agreement, including the parties to the agreement and the Buyer Group’s rejection of proposed guarantees and voting agreements, the proposed condition that the Company escrow an aggregate of $591 million of cash prior to the closing of the proposed transaction, the proposed condition that holders of no more than 5% of Shares exercise dissenters’ rights, the Buyer Group’s insistence on a “force the vote” provision and the proposed “majority of the minority” voting provision which would provide for a meaningful shareholder vote in this context, and the termination rights of, and termination and reverse termination fees payable by, the parties. Representatives of Weil also reminded the special committee that a “majority of the minority” voting provision was not required under Cayman Islands law, but if the Buyer Group were to insist on a “force the vote” provision which effectively meant that the merger would be approved even if the Company’s board of directors had effected a change in its recommendation, a “majority of the minority” vote requirement would be appropriate. Mr. Jingsheng Huang and representatives of Merrill Lynch and Weil reported on the cash position of the Company based on their discussions with the Company’s management and the legal and regulatory requirements for Shanda Games to declare a special dividend, specifically noting that it would be the independent decision of the board of directors of Shanda Games to declare the special dividend and that the timing of that decision needed to be considered as the advisors negotiated the merger agreement.

On November 20, 2011, representatives of Shearman and Weil met in Singapore, which meeting was also attended by a representative of the Buyer Group and representatives of JPM and Merrill Lynch, to discuss the open issues under the merger agreement. At this meeting, Shearman informed Weil that the Buyer Group had taken a decision to drop the closing condition that the Company escrow $591 million prior to the closing of the proposed transaction, but instead proposed the inclusion of a covenant that each party use its best efforts to ensure that (i) at the effective time of the merger, the Company would have available cash in an aggregate amount of $591 million, and (ii) prior to the effective time of the merger, the RMB equivalent of $100 million of the foregoing amount of $591 million be held in escrow in a bank account in the name of a subsidiary of the Company in China. The Buyer Group also agreed that Parent (which beneficially owned approximately 55.4% of the total outstanding Shares as of November 19, 2011) would commit to vote its Shares in support of the merger and not transfer such Shares prior to the closing of the proposed transaction, and that the holders of the remaining Shares owned by the Buyer Group would execute support agreements to vote in favor of the merger and agree not to transfer such Shares. Shearman indicated that the Buyer Group was not prepared to accept the request of the special committee that it drop the “force the vote” requirement and was still considering an appropriate threshold for the closing condition with respect to the percentage of Shares exercising dissenters’ rights, and the parties agreed to defer the discussion of the reverse termination fee until the following day.

On November 21, 2011, Mr. Tianqiao Chen and Ms. Qian Qian Chrissy Luo of the Buyer Group, Mr. Jingsheng Huang, the chairman of the special committee, and representatives of the Company, Weil, Shearman, Merrill Lynch and JPM met at the offices of Shearman in Singapore to discuss and resolve the remaining open items with respect to the merger agreement.

The parties discussed the cash position of the Company, the sources of cash of the Company to be used in connection with the proposed transaction, and the covenant that each party use its best efforts to ensure that, at the effective time of the merger, the Company would have available cash in an aggregate amount of $591 million. The parties discussed a dividend of approximately $285 million which Shanda Games may pay to all of its shareholders, including the Company, and the Buyer Group noted that Shanda Games was generating a significant amount of cash each quarter and that shareholders of Shanda Games frequently requested that Shanda Games effect a dividend. The Buyer Group agreed that it would commit in the merger agreement to convening a meeting of the board of directors of Shanda Games within twenty (20) days after the execution of the merger agreement for the purpose of approving such a dividend, that the Company would have the right to terminate the merger agreement in the event such divided was not approved, and that Parent would pay a reverse termination fee of $18 million in connection with such termination. The Buyer Group also stated that it would provide bank reference letters indicating that members of the Buyer Group had more than $40 million available to fund a cash contribution to Parent in connection with the closing of the proposed transaction, which bank reference letters were subsequently provided to the special committee and Weil.

Additionally, the parties agreed that the closing condition regarding the exercise of dissenters’ rights would be fixed at no more than 10% of the Shares rather than 5% of the Shares, the “force the vote” provision and the “majority of the minority” voting provision would both be eliminated from the merger agreement, and Parent would pay a reverse termination fee of $25 million in connection with termination of the merger agreement for certain willful breaches, a reverse termination fee of $18 million in connection with termination of the merger agreement for failure to approve the Shanda Games dividend within twenty (20) days of executing the merger agreement, and a reverse termination fee of $10 million in all other circumstances where a reverse termination fee would be payable.

On November 21, 2011, the Buyer Group agreed that Shanda Investment International Ltd. (“Shanda Investment”), Crystal Day Holdings Limited (“Crystal Day”) and Fortune Capital Holdings Enterprises Limited (“Fortune Capital”) should issue a voting and support undertaking letter (the “voting undertaking letter”) to the Company and JPM Chase, under which each of Shanda Investment, Crystal Day and Fortune Capital should agree to vote (or cause to be voted) all of the Shares owned by it in the same manner as Parent in respect of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and agree not to in any manner impede, frustrate or prevent the merger or any other transactions contemplated by the merger agreement.

On November 22, 2011, a telephonic meeting of the entire special committee was held with representatives of Merrill Lynch, Weil and Maples. Representatives of Merrill Lynch reviewed and discussed with the special committee its financial analyses with respect to the Company and the transaction proposed by the Buyer Group to acquire the Shares (other than the Founder Shares) at a purchase price of $20.675 per Share and $41.35 per ADS, including a historical share price analysis, selected public trading comparables analysis, discounted cash flow analysis, precedent going private transaction premiums analysis and summary of recently published, publicly available securities research analyst reports. At the request of the special committee, Merrill Lynch then rendered its oral opinion to the special committee (which was subsequently confirmed in writing by delivery of its written opinion to the special committee dated the same date) to the effect that, as of November 22, 2011, and based upon and subject to the factors, limitations and assumptions set forth in its written opinion, the $20.675 per Share and $41.35 per ADS merger consideration to be received by holders of the Shares and ADSs (other than holders of Founder Shares) was fair, from a financial point of view, to such holders. Please see “—Opinion of the Special Committee’s Financial Advisor” beginning on page 41 for additional information regarding the financial analyses performed by Merrill Lynch and the opinion rendered by Merrill Lynch to the special committee. The full text of the written opinion of Merrill Lynch to the special committee, dated November 22, 2011, is attached as Annex B to this proxy statement.

Representatives of Weil then reviewed the terms of the draft merger agreement with the special committee and reported on the resolutions of the open issues previously discussed with the special committee. Specifically, representatives of Weil noted that the Company would have the right to terminate the merger agreement prior to the receipt of shareholder approval if the Company’s board of directors determined (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties. Following a comprehensive and detailed discussion of the updated terms of the draft merger agreement, as well as Merrill Lynch’s financial presentation and financial opinion, the special committee unanimously resolved to recommend that the board of directors of the Company approve the proposed merger agreement and the transactions contemplated by the merger agreement, including the merger.

Following the meeting of the special committee, based upon the unanimous recommendation of the special committee, our board of directors on November 22, 2011 adopted resolutions approving the terms of the proposed merger agreement and the transactions contemplated by the merger agreement, including the merger, and adopted resolutions recommending that the Company’s shareholders vote for the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. Please see “—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 31 for a description of the resolutions of our board of directors at this meeting.

On November 22, 2011, Parent, Merger Sub and the Company executed the merger agreement (with Mr. Jingsheng Huang, as chairman of the special committee, executing the merger agreement on behalf of the Company). Simultaneously, the facility agreement was executed by Parent, Merger Sub and JPM Chase, as arranger, original lender, agent and security agent, which provided for a term loan facility of up to $180 million for the partial financing of the merger. Also simultaneously, each of Shanda Investment, Crystal Day and Fortune Capital executed the voting undertaking letter. Prior to the opening of the U.S. financial markets on November 22, 2011, the Company issued a press release announcing the execution of the merger agreement and furnished the press release and the merger agreement as exhibits to its Current Report on Form 6-K.

On November 23, 2011, the Buyer Group filed with the SEC an amendment to its Schedule 13D announcing the execution of the merger agreement, the facility agreement and the voting undertaking letter. Copies of the facility agreement and the voting undertaking letter were filed as exhibits to the amendment.

On November 28, 2011, the board of directors of Shanda Games declared a special one-time cash dividend of $0.51 per ordinary share (approximately $285 million in aggregate).

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

The special committee and the Company’s board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

Additionally, as an SEC-reporting company, the Company’s management and accounting staff, which comprises a handful of individuals, must devote significant time to SEC reporting and compliance. The Company is also required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

The special committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the ADSs at this time because the Company received the merger proposal from the Buyer Group, which beneficially owned approximately 69.7% of the total outstanding Shares as of November 21, 2011, and the offer price of $41.35 per ADS represents a significant premium over recent market prices.

Based on the foregoing considerations, the Company’s board of directors has concluded that it is more beneficial to the Company to undertake the merger and become a private company as a result of the merger than to remain a public company.

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management (other than Mr. Tianqiao Chen and Mr. Danian Chen), and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on November 22, 2011, the special committee unanimously recommended that our board of directors adopt resolutions that:

•

determine that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declare it advisable to enter into the merger agreement;

•	approve the execution, delivery and performance by the Company of the merger agreement and the completion of the transactions contemplated thereby, including the merger; and

•	recommend the approval of the merger agreement by our shareholders.

At a meeting on November 22, 2011, our board of directors unanimously approved the resolutions recommended by the special committee.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

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our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our shareholders than any other alternative reasonably available to the Company and our shareholders;

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estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the financing obtained by and the ability of the Buyer Group to consummate the merger assuming the availability of such financing;

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the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide them with certainty of the value of their Shares or ADSs;

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the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our unaffiliated shareholders and ADS holders represents a 23.5% premium over the closing price of our ADSs on October 14, 2011, the last trading day immediately prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal, and the fact that the $41.35 per ADS merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a premium of 26.6% and 25.1%, respectively, over the Company’s 30 and 60 trading day volume-weighted average price as quoted by NASDAQ on October 14, 2011, the last trading day prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal;

•	the merger consideration of $41.35 per ADS represents a premium over the offering price per ADS of $11.00 pursuant to the Company’s initial public offering of the Shares conducted in May 2004;

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the possibility that it could take a considerable period of time before the trading price of the ADS would reach and sustain at least the per ADS merger consideration of $41.35, as adjusted for present value;

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the negotiations with respect to the merger consideration and the special committee’s determination that, following extensive negotiations with the Buyer Group, $41.35 per ADS was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the special committee and its advisors;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

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the fact that Parent and Merger Sub had obtained the financing for the transaction, the limited number and nature of the conditions to the financing, the reputation of the financing source, each of which, in the reasonable judgment of the special committee, increases the likelihood of such financing being completed;

•	the absence of a financing condition in the merger agreement;

•	the cash position of the Company and Shanda Games, and Parent’s undertaking to cause a special dividend distribution by Shanda Games;

•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

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the fact that the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a termination fee of $25 million, $18 million or $10 million, as the case may be;

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following its formation, the special committee’s independent control of the sale process with the advice and assistance of Merrill Lynch and Weil as its financial and legal advisors, respectively, reporting solely to the special committee;

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our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of shareholder approval if our board of directors determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties;

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our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the receipt of shareholder approval in order to accept an alternative transaction proposed by a third party that is a superior proposal (as defined in the merger agreement and further explained under the caption “Merger Agreement—Competing Transactions” beginning on page 76);

•	our ability, under certain circumstances, to change, withhold, withdraw, qualify or modify our recommendation that our shareholders vote to approve the merger agreement;

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the financial analysis reviewed and discussed with the special committee by representatives of Merrill Lynch, as well as the oral opinion of Merrill Lynch rendered to the special committee on November 22, 2011 (which was confirmed in writing by delivery of Merrill Lynch’s written opinion dated the same date) as to the fairness, from a financial point of view, of the $20.675 per Share and the $41.35 per ADS merger consideration to be received by holders of Shares and ADSs (other than the Founder Shares) in the merger, as of November 22, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion. Please see “—Opinion of the Special Committee’s Financial Advisor” beginning on page 41 for additional information; and

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the special committee’s belief that it was unlikely that any transaction with a third party could be completed at this time given the express intention of the Buyer Group not to sell or offer to sell its Shares to any third party and the Buyer Group’s ability to block any alternative transaction due to its beneficial ownership of approximately 69.7% of the total outstanding Shares (as of November 21, 2011).

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and ADS holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

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the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three (3) independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority;

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in considering the transaction with the Buyer Group, the special committee acted solely to represent the interests of the unaffiliated shareholders and ADS holders, and the special committee had independent control of the extensive negotiations with the Buyer Group and their respective legal and financial advisors on behalf of such unaffiliated shareholders and ADS holders;

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all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates and none of such directors has any financial interest in the merger that is different from that of the unaffiliated shareholders and ADS holders other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•	the special committee was assisted in negotiations with the Buyer Group and in its evaluation of the merger by Merrill Lynch, Weil and Maples, its financial and legal advisors, respectively;

•

the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Mr. Tianqiao Chen and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the special committee had recommended such action to our board of directors;

•

the terms and conditions of the merger agreement were the product of extensive negotiations between the special committee and its advisors, on the one hand, and the Buyer Group and its advisors, on the other hand;

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the special committee was empowered to exercise any power or authority of the board of directors of the Company that the special committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•	the special committee met regularly to consider and review the terms of the merger agreement;

•	the recognition by the special committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from Mr. Tianqiao Chen or any other transaction;

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the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our shareholders vote upon and approve the merger agreement;

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the ability of the Company to terminate the merger agreement prior to the receipt of shareholder approval if our board of directors determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties, subject to compliance with the terms and conditions of the merger agreement;

•	the ability of the Company to terminate the merger agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the merger agreement; and

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the availability of appraisal rights to the unaffiliated shareholders who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ and appraisal rights, which allow such shareholders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and the board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

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the fact that approval of the merger agreement is not subject to the approval of holders of a majority of the Company’s unaffiliated Shares and, given the express intention of the Buyer Group, the Buyer Group, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement at the extraordinary general meeting;

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the fact that the unaffiliated shareholders and ADS holders will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the merger;

•

the fact that since the Company became publicly listed on in May 2004, the highest historical closing price of our ADSs ($63.66 per ADS) exceeds the merger consideration offered to our unaffiliated shareholders and ADS holders;

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the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

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that the Company will be required to, under certain circumstances, pay Parent a termination fee of $10 million, and reimburse Parent’s expenses of up to $3 million, in connection with the termination of the merger agreement;

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the fact that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited, under certain circumstances, to receipt of a reverse termination fee of $25 million, $18 million or $10 million, as the case may be, and reimbursement of the Company’s expenses of up to $3 million, and under certain circumstances the Company may not be entitled to a reverse termination fee or expenses at all;

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the terms of the Buyer Group’s participation in the merger and the fact that the Buyer Group may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders and ADS holders; please see “—Interests of Certain Persons in the Merger” beginning on page 56 for additional information;

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the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

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the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders who are U.S. Holders (as defined under “Material U.S. Federal Income Tax Considerations”) for U.S. federal income tax purposes; and

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the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Parent and Merger Sub are unable to obtain sufficient financing to complete the merger despite their compliance with their financing obligations set forth in the merger agreement or if Parent and Merger Sub choose not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the special committee nor our board of directors considered the liquidation value of Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the special committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. Each of the special committee and the board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters—Market Price of the ADSs” beginning on page 62. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and the board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2010 was $11.73 (or $10.98 based on the weighted average number of outstanding Shares during 2010). Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, manufacturing and marketing of mobile communications devices and accessories or the business risks inherent in competing with larger companies in that industry.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the merger agreement and recommend the approval of the merger agreement by our shareholders, our board of directors considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are substantively and procedurally fair to our unaffiliated shareholders and ADS holders.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing going private transactions, each member of the Buyer Group is required to express his, her or its belief as to the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Buyer Group does not rely on or adopt the analysis of the special committee or Merrill Lynch in considering the fairness of the merger to the unaffiliated shareholders and ADS holders of the Company. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder or holder of ADSs of the Company as to how that shareholder or holder of ADSs should vote on the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the surviving company after the completion of the merger. These interests are described under the caption “—Interests of Certain Persons in the Merger—Interests of the Buyer Group” beginning on page 57.

The Buyer Group believes the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Group attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Buyer Group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s independent legal or financial advisors as to, the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders. Furthermore, the members of the Buyer Group did not themselves undertake a formal evaluation of the fairness of the merger. No financial advisor provided the Buyer Group with any analysis or opinion with respect to the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the special committee and the board of directors of the Company discussed under the caption “—Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 31, the Buyer Group believes that the merger is substantively fair to the unaffiliated shareholders and ADS holders of the Company based on the following factors, which are not listed in any relative order of importance:

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the merger consideration of $41.35 per ADS represents a premium of 26.6% and 25.1%, respectively, over the Company’s 30 and 60 trading day volume-weighted average price as quoted by NASDAQ on October 14, 2011, the last trading day prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal;

•	the Company’s Shares traded as low as $28.44 per ADS during the 52-week period prior to the announcement of the execution of the merger agreement;

•

the merger consideration of $41.35 per ADS represents a significant premium over the offering price per ADS of $11.00 pursuant to the Company’s initial public offering of the ADSs conducted in May 2004;

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the merger consideration of $41.35 per ADS represents a premium over the average price per ADS of approximately $41.14 offered by the Company in its share repurchase programs during the past two years as described under the caption “Transactions in the Shares and ADSs—Purchases by the Company” beginning on page 91;

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the members of the special committee are not officers or employees of the Company, are not affiliated with the Buyer Group and do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•

the special committee and, based in part upon the unanimous recommendation of the special committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of the Company’s unaffiliated shareholders and ADS holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

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notwithstanding that the Buyer Group may not rely upon the opinion provided by Merrill Lynch to the special committee, the special committee received an opinion from Merrill Lynch stating that, as of the date of the merger agreement, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion, the $20.675 per Share and $41.35 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Founder Shares) in the merger was fair, from a financial point of view, to such holders;

•

the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be consummated and the merger consideration will be paid to the Company’s unaffiliated shareholders and ADS holders; and

•

the consideration to be paid to the Company’s unaffiliated shareholders and ADS holders in the merger is all cash, allowing the Company’s unaffiliated shareholders and ADS holders to immediately realize a certain and fair value for all of their Shares, without incurring brokerage and other costs typically associated with market sales.

The Buyer Group did not consider the liquidation value of the Company because the Buyer Group considers the Company to be a viable going concern and views the trading history of the shares as an indication of the Company’s going concern value, and, accordingly, did not believe liquidation value to be relevant to a determination as to the fairness of the merger.

The Buyer Group did not consider net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the merger. The Buyer Group notes, however, that the merger consideration of $41.35 per ADS ($20.675 per ordinary share) is substantially higher than the net book value of the Shares disclosed in the Company’s Form 20-F filed on June 30, 2011 with the SEC.

The Buyer Group did not establish, and did not consider, a going concern value for the shares as a public company to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $41.35 per ADS represented a premium to the going concern value of the Company.

Other than the intra-group transactions among the members of the Buyer Group for nil consideration as described under the caption “Transactions in the Shares and ADSs—Purchases by the Buyer Group” beginning on page 91, no member of the Buyer Group purchased any Share during the past two years. The Buyer Group did not consider these intra-group transfers for nil consideration in considering the fairness of the merger because such transactions are related party transactions among the members of the Buyer Group.

The members of the Buyer Group are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person during the past two years for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company.

The Buyer Group did not perform or receive any independent reports, opinions, or appraisals from any third party related to the merger, and thus did not consider any such reports, opinions, or appraisals in determining the substantive and procedural fairness of the merger to the Company’s unaffiliated shareholders and ADS holders.

The Buyer Group believes that the merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders based on the following factors, which are not listed in any relative order of importance:

•

the special committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Group, was established and given authority to, among other things, review, evaluate and negotiate the terms of the merger;

•

the members of the special committee do not have any interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and special committee compensation (which are not contingent upon the completion of the merger or special committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement;

•	the special committee and the Company’s board of directors had no obligation to recommend the approval of the merger agreement and the other transactions contemplated thereby, including the merger;

•

the Buyer Group did not participate in or have any influence over the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•

the special committee retained and was advised by independent legal counsel and an independent financial advisor, both of whom are experienced in advising committees such as the special committee in similar transactions;

•

the merger consideration and other terms and conditions of the merger agreement were the result of negotiations over an extended period of time between the Buyer Group and special committee and their respective legal and financial advisors;

•	the merger was unanimously approved by the special committee;

•

the merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the merger will be completed and the merger consideration will be paid to the Company’s unaffiliated shareholders and ADS holders;

•

under the terms of the merger agreement, in certain circumstances prior to obtaining shareholder approval of the merger, the Company is permitted to furnish information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to change, withhold, withdraw, qualify or modify its recommendation of the merger agreement;

•

the ability of the Company to terminate the merger agreement prior to the receipt of shareholder approval if the board of directors of the Company determines (upon recommendation of the special committee) in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties, subject to compliance with the terms and conditions of the merger agreement;

•

the ability of the Company to terminate the merger agreement under the terms of the merger agreement upon acceptance of a superior proposal, subject to compliance with the terms and conditions of the merger agreement; and

•

the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

Although Cayman Islands law does not require, and the merger agreement is not subject to, approval by a majority of the unaffiliated shareholders of the Company, as a result of the procedural safeguards described above, the Buyer Group concluded that the merger is procedurally fair to the unaffiliated shareholders and ADS holders of the Company.

The foregoing is a summary of the information and factors considered and given weight by the Buyer Group in connection with its evaluation of the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders, which is not intended to be exhaustive, but is believed by the Buyer Group to include all material factors considered by it. The Buyer Group did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the merger to the Company’s unaffiliated shareholders and ADS holders. Rather, its fairness determination was made after consideration of all of the foregoing factors as a whole.

The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the merger agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the merger, our management provided certain financial projections for the fiscal year ending December 31, 2011 through the fiscal year ending December 31, 2015 (including for the third and fourth quarters of 2011) to Merrill Lynch and JPM. Please see “—Background of the Merger” beginning on page 24 for additional information. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Merrill Lynch in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and operating expenses. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. There can be no assurance that the projections will be realized or that actual results will not be significantly different from those contained in the projections.

Our independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian CPAs Limited Company (“PwC”), has neither examined, compiled, nor performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon and, accordingly, PwC does not express an opinion or any other form of assurance on such information or its achievability. The PwC report accompanying our audited consolidated financial statements included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010 incorporated by reference in this proxy statement refers exclusively to the Company’s historical information and does not cover any other information in this proxy statement and should not be read to do so. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the Buyer Group and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the merger, including whether or not to seek appraisal for his or her Shares.

The inclusion of the projections should not be regarded as an indication that the Company, the Buyer Group, the special committee, any of their respective financial advisors or anyone who received the projections then considered, or now considers, them a reliable prediction of future events, and the projections should not be relied upon as such. None of the Company, the Buyer Group, the special committee or any of their financial advisors or any of their affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of the Company, the Buyer Group, the special committee or any of their financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the projections if they are or become inaccurate (even in the short term).

The inclusion of the projections in this proxy statement should not be deemed an admission or representation by the Company, the Buyer Group or the special committee that they are viewed by the Company or the Buyer Group or the special committee as material information of the Company, and in fact the Company, the Buyer Group and the special committee view the projections as non-material because of the inherent risks and uncertainties associated with such long-range forecasts. The projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in the projections, shareholders are cautioned not to place undue, if any, reliance on the projections included in this proxy statement.

The following table summarizes the financial projections provided by our management to Merrill Lynch and JPM:

	Management Projections
	2011E	2012E	2013E	2014E	2015E	Q1 11A(1)	Q2 11A(1)	Q3 11E(2)	Q4 11E
	(RMB in millions)
Revenues	6,968	7,887	9,409	10,942	12,781	1,631	1,710	1,769	1,857
Growth	25.0%	13.2%	19.3%	16.3%	16.8%	6.6%	4.8%	3.5%	5.0%
Gross Profit	3,998	4,758	5,568	6,375	7,265	950	941	970	1,137
% Margin	57.4%	60.3%	59.2%	58.3%	56.8%	58.3%	55.1%	54.8%	61.2%
Total Operating Expenses	(3,507)	(3,733)	(4,247)	(4,866)	(5,397)	(802)	(859)	(883)	(964)

Operating Income	492	1,025	1,321	1,509	1,867	148	83	87	174
% Margin	7.1%	13.0%	14.0%	13.8%	14.6%	9.1%	4.8%	4.9%	9.4%
Net Income	164	605	721	763	928	86	9	9	61

% Margin	2.4%	7.7%	7.7%	7.0%	7.3%	5.2%	0.5%	0.5%	3.3%

(1)	The above financial information for each of the first and second quarters of 2011 is unaudited. This financial information is preliminary and adjustments to this preliminary financial information may be identified during the audit, which could result in significant differences from the financial information stated above.
(2)	These projections were prepared by our management prior to the closing of the books for the third quarter of 2011. Accordingly, management estimates for the third quarter of 2011 may vary from our actual results.

Merrill Lynch, as the financial advisor to the special committee, reviewed certain financial analyses which were based, in part, on the financial projections above. For additional information on Merrill Lynch’s analysis, please see “Discussion Materials prepared by Merrill Lynch (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, dated November 22, 2011” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “—Opinion of the Special Committee’s Financial Advisor” beginning on page 41.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 99 and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

The special committee retained Merrill Lynch to act as its financial advisor in connection with the merger because Merrill Lynch is an internationally recognized investment banking and advisory firm which is regularly engaged in the valuation of business and securities in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. The special committee engaged Merrill Lynch based on Merrill Lynch’s expertise, experience in transactions similar to the merger and reputation in the investment community.

On November 22, 2011, Merrill Lynch rendered its oral opinion to the special committee (which was confirmed in writing by delivery of Merrill Lynch’s written opinion dated the same date), to the effect that, as of November 22, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion, the $20.675 per Share and $41.35 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Founder Shares) in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of Merrill Lynch, dated November 22, 2011, which sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other maters considered by Merrill Lynch, is attached to this proxy statement as Annex B. The following summary of Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion.

Merrill Lynch’s opinion was addressed to the special committee for its sole benefit and use in evaluating the merger and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and ADSs (other than the Founder Shares) in the merger. Merrill Lynch’s opinion does not address any other aspect or implication of the merger, nor does the opinion address the merits of the underlying decision by the Company to engage in the merger. We encourage holders of the Shares and ADSs to carefully read the full text of Merrill Lynch’s written opinion. However, neither Merrill Lynch’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the special committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or any related matter. In addition, Merrill Lynch was not asked to address, nor does its opinion address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares or ADSs (other than the Founder Shares).

In connection with rendering its opinion, Merrill Lynch, among other things:

•

reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant, including certain public research analyst estimates with respect to the future financial performance of the Company;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for the ADSs and a comparison of that trading history with the trading histories of certain other publicly traded companies Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of certain other publicly traded companies Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions Merrill Lynch deemed relevant;

•	reviewed a draft of the merger agreement among Parent, Merger Sub and the Company, dated November 21, 2011; and

•

performed such other analyses and studies and considered such other information and factors as Merrill Lynch deemed appropriate, including its assessment of general economic, market and monetary conditions.

In arriving at its opinion, Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and has relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by, and prepared by, the Company’s management, Merrill Lynch was advised by the Company, and has assumed, that such financial forecast information has been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Merrill Lynch expresses no opinion as to such financial forecast information or any assumptions on which it was based. Merrill Lynch has not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor has Merrill Lynch made any physical inspection of the properties or assets of the Company. Merrill Lynch has not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. At the time of rendering its opinion, Merrill Lynch assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respects from the November 21, 2011 draft reviewed by it. Merrill Lynch has also assumed, at the direction of the Company, that the conditions in the merger agreement will be satisfied in accordance with its terms and the merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining any necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger.

Merrill Lynch expresses no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent set forth in its opinion), including, without limitation, the form or structure of the merger. In connection with the preparation of Merrill Lynch’s opinion, Merrill Lynch was not authorized by the Company or the special committee to solicit, nor did Merrill Lynch solicit, third party indications of interest with respect to a possible acquisition of all or any part of the Company. Merrill Lynch’s opinion is limited to the fairness, from a financial point of view, of the applicable merger consideration to be paid to the holders of the Shares or ADSs (other than holders of Founder Shares), and no opinion or view is expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view is expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or which the Company may engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, Merrill Lynch expresses no opinion or recommendation as to how any holder of the Shares or the ADSs should vote or act in connection with the merger or any related matter.

Pursuant to the engagement letter between Merrill Lynch and the special committee, Merrill Lynch’s opinion was provided for the sole benefit and use of the special committee in connection with and for purposes of its evaluation of the merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person. Any defenses by Merrill Lynch with respect to a claim by any such person, including a shareholder of the Company, would be subject to resolution under applicable law and would need to be resolved by a court of competent jurisdiction. In the view of the SEC, the availability of any such defenses under applicable law will have no effect on the rights and responsibilities of the special committee or board of directors of the Company under applicable Cayman Islands law, or on the rights and responsibilities of the special committee or board of directors of the Company or Merrill Lynch under applicable U.S. federal securities laws. Except to the extent legally required, Merrill Lynch’s opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to Merrill Lynch be made, for any purpose whatsoever except with Merrill Lynch’s prior written consent in each instance (other than the reproduction and description of Merrill Lynch’s opinion in this proxy statement with Merrill Lynch’s prior written consent (not to be unreasonably withheld) as to form and substance).

Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to it as of, November 22, 2011, the date of its opinion. The credit, financial and stock markets are experiencing unusual volatility and Merrill Lynch expresses no opinion or view as to any potential effects of such volatility on the Company or the merger. Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion after the date its opinion was delivered to the special committee.

The following is a summary of certain analyses reviewed by Merrill Lynch with the special committee in connection with Merrill Lynch’s opinion rendered on November 22, 2011. The order of the analyses does not represent relative importance or weight given to those analyses by Merrill Lynch. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Merrill Lynch’s analyses.

Unless the context indicates otherwise, share prices described below were based on the closing price as of November 18, 2011. Accordingly, this information may not reflect current or future market conditions. Estimates of calendar year 2012 and 2013 net income for the Company were based on estimates provided by the Company’s management. Estimates of calendar year 2012 and 2013 earnings per share for the selected companies listed below were calculated based on selected Wall Street research institutions. In addition, as each ADS represents two underlying ordinary shares of the Company, all calculations of price per ADS or implied price per ADS below represent the value attributable to two ordinary shares of the Company.

Selected Public Trading Comparables Analysis

Using publicly available securities research analyst estimates and other publicly available financial and stock market information, Merrill Lynch compared selected financial data of the Company with financial and trading data of selected publicly traded comparable companies. The criteria used and applied consistently to select each publicly traded comparable company were: (a) each company must derive a significant majority of its revenues from China and (b) each company must derive a significant portion of its revenues from online games. Merrill Lynch further separated the selected publicly traded comparable companies into two categories: (i) the Chinese Internet platform and gaming category, which is comprised of companies which derive a significant portion of their revenues from online games but also have other Internet platform assets which either contribute a large portion of such company’s consolidated revenues or are recognized as leaders in their respective categories, and (ii) the Chinese “pure play” gaming category, which is comprised of companies which derive all or a significant majority of their revenues from online games and do not have significant Internet platform assets. Although the selected companies have varying growth and margin profiles, each company derives a significant majority of its revenues from China and derives a significant portion of its revenues from online games. The selected companies include:

Chinese Internet Platform and Gaming

•	Tencent Holdings Ltd.

•	NetEase.com, Inc.

•	Sohu.com Inc.

Chinese Gaming

•	Changyou.com Ltd.

•	Giant Interactive Group Inc.

•	Perfect World Co. Ltd.

•	NetDragon Websoft Inc.

•	The9 Ltd.

For each of these companies, Merrill Lynch calculated the following implied multiples: (a) the ratio of share price to estimated earnings per share (“EPS”) for calendar years 2011, 2012 and 2013, referred to as the P/E Multiple; (b) the ratio of share price to estimated EPS (excluding net cash) for calendar years 2011, 2012 and 2013, referred to as P/E Ex Cash Multiple; and (c) the ratio of share price to estimated EPS growth, calculated as market capitalization less net cash divided by net income, for calendar years 2011, 2012 and 2013, referred to as PEG.

To calculate the range of multiples, Merrill Lynch used (a) EPS projections reported by publicly available research analyst reports and closing trading prices of equity securities with respect to each selected company, and (b) estimated financial data of the Company was based on the financial forecasts and estimates prepared by the Company’s management.

The selected comparable companies indicated the following ranges and averages:

Chinese Internet Platform and Gaming

	P/E Multiple			P/E Ex Cash Multiple			PEG
	2011E	2012E	2013E	2011E	2012E	2013E	2012E	2013E
Low	10.6x	9.1x	7.8x	7.2x	6.1x	5.3x	0.5x	0.4x
High	21.7x	17.1x	13.7x	19.6x	15.5x	12.4x	0.7x	0.6x
Median	12.2x	10.8x	9.5x	8.6x	7.6x	6.8x	0.7x	0.5x
Mean	14.8x	12.3x	10.3x	11.8x	9.8x	8.1x	0.6x	0.5x

Chinese Gaming

	P/E Multiple			P/E Ex Cash Multiple			PEG
	2011E	2012E	2013E	2011E	2012E	2013E	2012E	2013E
Low	3.9x	3.7x	3.5x	1.5x	1.5x	1.4x	0.3x	0.2x
High	13.3x	9.0x	7.2x	4.4x	3.6x	3.2x	0.4x	0.4x
Median	6.1x	5.1x	4.6x	4.1x	3.1x	2.7x	0.3x	0.3x
Mean	7.3x	5.7x	5.0x	3.5x	2.8x	2.5x	0.3x	0.3x

Merrill Lynch also considered the implied 2012 P/E Multiple of 19.2x for the Company and the implied 2013 P/E Multiple of 16.1x for the Company based on (a) the Company’s trading price on October 14, 2011, the last trading day before the Company announced it had received the going private proposal from the Buyer Group, and (b) the financial projections provided by the Company’s management. Based on the foregoing analyses of the selected comparable companies and the Company and on qualitative judgments involving non-mathematical considerations, Merrill Lynch determined the 2012 P/E Multiple range of 15.0x to 20.0x and the 2013 P/E Multiple range of 12.0x to 17.0x by reference to the highest 2012 P/E Multiple (17.1x) and the highest 2013 P/E Multiple (13.7x) indicated in the analyses of the selected comparable companies. Merrill Lynch applied multiples ranging from 15.0x to 20.0x to estimated 2012 net income of the Company of $95 million and multiples ranging from 12.0x to 17.0x to estimated 2013 net income of the Company of $113 million, in each case, based on financial forecasts prepared by the Company’s management, which indicated the following implied per ADS reference range for the Company:

P/E Multiple		Implied Price Per ADS (US$)
Calendar Year Ending	Range
2012	15.0x – 20.0x	$26.14 – $34.85
2013	12.0x – 17.0x	$24.92 – $35.31

No company in the selected public trading comparables analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristic and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies and determining the implied multiple range, Merrill Lynch reviewed a variety of publicly available business and information, and made judgments and assumptions, with related to historical trading prices, industry performance, general business, economic, market and financial conditions and other matters.

Discounted Cash Flow Analysis

Merrill Lynch performed a discounted cash flow analysis of the Company by calculating ranges of the estimated net present value as of December 31, 2011 of the unlevered, after-tax free cash flows attributable to shareholders of the Company that the Company forecasted to generate for fiscal year 2012 through fiscal year 2015. All of the information used in Merrill Lynch’s analysis was based on publicly available sources and internal financial projections provided by the Company’s management, which internal financial projects can be found under the caption “—Certain Financial Projections” beginning on page 39.

In performing its discounted cash flow analysis, Merrill Lynch calculated ranges of the estimated present values of the Company’s unlevered, after-tax free cash flows attributable to shareholders of the Company that the Company forecasted to generate for year 2012 to year 2015 by applying discount rates ranging from 16.0% to 17.0%. Merrill Lynch also calculated the ranges of estimated terminal value amounts for the Company by applying a range of terminal growth rates of 4.5% to 5.5% to the Company’s estimated terminal year unlevered, after-tax free cash flow attributable to shareholders of the Company after accounting for minority interests. The range of estimated present values of these estimated terminal value amounts was then calculated by applying discount rates ranging from 16.0% to 17.0%. The range of discount rates utilized in Merrill Lynch’s discounted cash flow analysis was based on Merrill Lynch’s estimates of the weighted average cost of capital of the Company based on market expectations of risk free rates and equity premiums for Chinese companies. To determine the weighted average cost of capital, Merrill Lynch utilized information from various public sources, calculated the average of the unlevered betas of the companies considered in the selected public trading comparables analysis and estimated the levered beta for the Company by using the target capital structure for the Company based on discussions with the Company’s management. The midpoint of the weighted average cost of capital analysis was determined to be 16.7%, which was then used to determine the range of discount rates of 16.0% to 17.0%. The range of terminal growth rates utilized in Merrill Lynch’s discounted cash flow analysis was based on the Company’s view of its long-term organic growth, the long-term inflation rate in China, as well as Merrill Lynch’s review of publicly available information of the Company and the selected comparable companies described above.

Merrill Lynch added together the amounts of the December 31, 2011 values it derived from the Company’s discounted cash flows and the Company’s 2015 terminal value amounts to derive a range of implied enterprise values for the Company as of December 31, 2011. Merrill Lynch subtracted the amount of the Company’s projected net debt as of December 31, 2011 provided by the Company’s management from the implied enterprise values to derive a range of implied equity values for the Company. Merrill Lynch then derived ranges of implied per Share price of the Company (in RMB) by dividing these implied equity values by the number of fully diluted ordinary shares of the Company provided by the Company’s management. Finally, Merrill Lynch calculated the implied per ADS price of the Company by multiplying such per Share price by two and converting RMB to U.S. dollars based on an assumed USD/RMB exchange rate of 6.35. The discounted cash flow analysis indicated the following implied per ADS reference range for the Company:

Implied Price Per ADS

(US$)

$32.77 – $35.01

Merrill Lynch further conducted a sensitivity analysis of the impact of selected operating metrics (based on projected financial information provided by the Company’s management) on the discounted cash flow analysis of the Company. The selected operating metrics included revenue growth, margin of earnings before interest and taxes (“EBIT”) and capital expenditures as a percentage of revenues, in each case, over fiscal year 2012 to fiscal year 2015. The sensitivity analysis was applied on the mid-point valuation of $33.80 per ADS derived from the discounted cash flow analysis and based on a discount rate of 16.5% and a terminal growth rate of 5.0%. The sensitivity analysis yielded the following implied price per ADS ranges for the Company:

Sensitivity Basis	Range for FY2012-FY2015	Implied Price Per ADS (US$)
Revenue Growth	-/+ 3.0% annually	$32.92 – $34.72
EBIT Margin	-/+ 2.0% annually	$31.73 – $35.86
Capex / Revenues	+/- 1.0% annually	$32.59 – $35.00

Precedent Going Private Transactions Premiums Analysis

Merrill Lynch considered 23 going private transactions which have been completed since January 1, 2006 (with a transaction value between $100 million and $3 billion based on the initial offer price) whereby existing majority shareholders of Chinese U.S.-listed companies and non-Chinese U.S.-listed companies proposed to consummate a going private transaction by acquiring the outstanding shares of the target company not already owned by such majority shareholder. Merrill Lynch calculated the premiums paid for each target company using the trading price of the target on the date that was one day, one week and one month prior to the initial public announcement of the going private transaction.

The list of the precedent going private transactions considered is set forth below:

Date Announced	Acquiror	Target
Chinese U.S. Listed Companies
March 25, 2011	PAG Asia Capital; Existing Management	Funtalk China Holdings Ltd
November 11, 2010	Existing Management	Chemspec International Ltd
April 8, 2010	Hanmax Investment Ltd; Shanghai Fosun Pharmaceutical	Tongjitang Chinese Medicines Co

Non-Chinese U.S. Listed Companies
February 23, 2011	Enterprise Products Partners LP	Duncan Energy Partners LP
February 22, 2011	Johnson & Johnson	Crucell NV
December 6, 2010	Sun Pharmaceutical Industries Ltd	Caraco Pharmaceutical Laboratories Ltd
November 1, 2010	CNA Financial Corp	CNA Surety Corp
April 26, 2010	SembCorp Industries Ltd; SembCorp Utilities	Cascal NV
November 3, 2009	Private Investor (Tilman J. Fertitta)	Landry’s Restaurants Inc
July 29, 2009	Overseas Shipholding Group Inc	OSG America LP
May 19, 2009	Perdigao SA	Sadia SA
March 23, 2009	Cox Enterprises Inc	Cox Radio Inc
December 2, 2008	Icahn Enterprises LP	Federal-Mogul Corp
July 31, 2008	Existing Management	Zones Inc
April 4, 2008	Morguard Corp	Revenue Properties Co Ltd
October 23, 2007	Macquarie Infrastructure Partners; Goldman Sachs & Co	Waste Industries USA Inc
July 17, 2007	Alfa Mutual Insurance Co	Alfa Corp
June 25, 2007	Oplink Communications Inc	Optical Communication Products Inc
February 23, 2007	American Financial Group Inc	Great American Financial Resources Inc
January 24, 2007	American International Group Inc	21st Century Insurance Group
November 6, 2006	Renova Media Enterprises Ltd	Moscow CableCom Corp
October 9, 2006	VNU NV	NetRatings Inc
March 17, 2006	Management Group (General William Lyon)	William Lyon Homes Inc

The precedent going private transactions premiums analysis indicated the following premium ranges and averages:

Chinese U.S.-Listed Companies

	Offer Premium Prior to Deal Announcement
Range	1-Day (%)	1-Week (%)	1-Month (%)
Median	19.0%	22.2%	30.7%
Mean	21.4%	22.9%	32.0%

Non-Chinese U.S.-Listed Companies

	Offer Premium Prior to Deal Announcement
Range	1-Day (%)	1-Week (%)	1-Month (%)
Median	28.9%	20.3%	20.3%
Mean	25.8%	24.8%	25.0%

Merrill Lynch observed that the merger consideration of $41.35 per ADS represented a one-day, one-week and one-month premium of 23.5%, 27.7% and 16.7%, respectively, over the applicable closing prices of the ADSs measured from October 14, 2011, the last trading day before the Company announced it had received the going private proposal from the Buyer Group.

The precedent going private transactions premiums analysis indicated the following implied price per ADS for the Company, in each case, using a premium range of 20% to 30%:

	Price Per ADS
	Closing Price (US$)	Implied Price (US$)
1-Day	$33.48	$40.18 – $43.52
1-Week	$32.37	$38.84 – $42.08
1-Month	$35.42	$42.50 – $46.05

None of the selected precedent transactions analyzed by Merrill Lynch is identical to the merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex qualitative considerations and judgments.

Historical Share Price Analysis

Merrill Lynch reviewed the historical trading performance of the ADSs on NASDAQ over the last twelve months prior to October 14, 2011, the last trading day before the Company announced it had received the going private proposal from the Buyer Group. Merrill Lynch observed that the intraday low and high trading prices for the ADSs in the 52-week period prior to November 18, 2011 were $28.44 and $54.20, respectively. Merrill Lynch further observed that the merger consideration of $41.35 per ADS was within the range of such 52-week low and high trading prices.

Other Factors

In rendering its opinion, Merrill Lynch also reviewed and considered other factors, including price targets for the ADSs in recently published, publicly available Wall Street research analyst reports, noting that the average of such reviewed price targets prior to the date the Company announced it had received the going private proposal from the Buyer Group was $39.83 and the average of such reviewed price targets after the date the Company announced it had received the going private proposal from the Buyer Group was $39.70.

General

In preparing its opinion to the special committee, Merrill Lynch performed a variety of analyses, including those described above. The summary of Merrill Lynch’s analyses above does not purport to be a complete description of the analyses performed by Merrill Lynch. The preparation of a fairness opinion is a complex and analytic process involving various quantitative and qualitative judgments and determinations as to the most appropriate and relevant financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither the opinion nor its underlying analyses is susceptible to partial analysis or summary description. Merrill Lynch arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Merrill Lynch believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Merrill Lynch’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than the actual results or any results suggested by Merrill Lynch’s analyses.

In performing its analyses, Merrill Lynch considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of the date of the opinion. The analyses were prepared solely for the purposes of Merrill Lynch rendering its opinion to the special committee. Merrill Lynch’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Merrill Lynch’s analyses for comparative purposes is identical to the Company or the merger and an evaluation of the results of those analyses is not entirely mathematical. Merrill Lynch believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualitative factors, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Merrill Lynch’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, companies, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Merrill Lynch’s analyses are inherently subject to substantial uncertainty.

Merrill Lynch’s opinion was provided to the special committee in connection with its consideration of the merger and was only one of many factors considered by the special committee in evaluating the merger and the fairness of the merger consideration. Neither Merrill Lynch’s opinion nor its analyses were determinative of the merger consideration or of the views of the special committee or management with respect to the merger, the merger agreement or the transactions contemplated thereby, including the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the special committee and the Buyer Group, and the decision to enter into the merger was solely that of the special committee.

Merrill Lynch was engaged by the special committee to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the special committee regarding the fairness, from a financial point of view, of the $20.675 per Share and $41.35 per ADS merger consideration to be received by holders of the Shares and ADSs (other than the Founder Shares) in the merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Merrill Lynch in preparing its opinion. Under the terms of its engagement, the Company has agreed to pay Merrill Lynch a fee of $1,000,000 due upon the completion of Merrill Lynch’s work and the rendering of Merrill Lynch’s fairness opinion, regardless of the conclusions reached therein. In addition, the Company has agreed to pay Merrill Lynch a fee of $1,500,000 (inclusive of the $1,000,000 originally due upon the rendering of Merrill Lynch’s fairness opinion) due upon the consummation of the merger. However, the Company may, at its sole discretion, pay an additional $500,000 or deduct $250,000 from this fee, upon the consummation of the merger. The Company has also agreed to indemnify Merrill Lynch, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Merrill Lynch’s engagement.

Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, Merrill Lynch and its affiliates have invested and may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of its affiliates.

In addition, Merrill Lynch and its affiliates in the past have provided and in the future may provide investment banking, commercial banking, financial advisory and other financial services to the Company and its affiliates, including acting as Joint Bookrunner, for which it did not receive compensation, in connection with the proposed initial public offering of Cloudary Corporation, a wholly owned subsidiary of the Company, until the termination of that role on July 12, 2011, and in the future may receive compensation for the rendering of any such investment banking, commercial banking or any other financial services.

For additional information on Merrill Lynch’s analysis, please see “Discussion Materials prepared by Merrill Lynch (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, dated November 22, 2011,” filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “—Opinion of the Special Committee’s Financial Advisor.”

Purposes of and Reasons for the Merger

Under a possible interpretation of the SEC rules governing going private transactions, each member of the Buyer Group may be deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Founder Shares and the Dissenting Shares) will be cashed out in exchange for $20.675 per Share or $41.35 per ADS, so Parent will bear the rewards and risks of the sole ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen, the merger will allow Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen, to maintain a significant portion of their investment in the Company through their respective indirect ownership in Parent as described in this proxy statement under the “Special Factors—Interests of Certain Persons in the Merger—Interests of the Buyer Group” section and at the same time enable Mr. Tianqiao Chen to maintain a leadership role with the surviving company.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

The Buyer Group decided to undertake the going private transaction at this time because it wants to take advantage of the benefits of the Company being a privately held company as described above and because Merger Sub was able to obtain debt financing in connection with the merger. In the course of considering the going private transaction, the Buyer Group did not consider alternative transaction structures.

Effects of the Merger on the Company

Private Ownership

The Company’s ADSs are currently listed on NASDAQ under the symbol “SNDA.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately held company owned directly by Parent and indirectly by Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the Company’s ADSs and the underlying Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

Upon completion of the merger, each issued and outstanding Share and ADS, other than the Founder Shares and the Dissenting Shares (please see “—Dissenters’ Rights” below), will be cancelled in exchange for the right to receive $20.675 per Share and $41.35 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in cash, without interest and net of any applicable withholding taxes. At the effective time of the merger, the Shares and ADSs owned by the Buyer Group will be cancelled for no consideration. At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than Parent, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. As a result, our shareholders and ADS holders, other than Parent, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Parent, will not be exposed to the risk of loss in relation to their investment in the Company.

At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

Directors and Management of the Surviving Company

If the merger is completed, the current memorandum of association and articles of association of the Company will be replaced in its entirety by the memorandum of association and articles of association of Merger Sub, as in effect prior to the completion of the merger (except that, at the effective time, Article I of the articles of association of the surviving company will be amended to read as follows: “The name of the corporation is Shanda Interactive Entertainment Limited.”). In addition, the directors of Merger Sub immediately prior to the completion of the merger (identified below in “Annex D—Directors and Executive Officers of the Company and Each Entity in the Buyer Group”) will become the directors of the surviving company and the officers of the Company will remain the officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

the merger consideration of $20.675 per Share and $41.35 per ADS in cash representing a premium of 26.6% over the Company’s 30 trading day volume-weighted average price as quoted by NASDAQ on October 14, 2011, the last trading day prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal.

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value following the merger.

•

the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Company’s unaffiliated shareholders and ADS holders include, without limitation, the following:

•

such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•

in general, the receipt of cash pursuant to the merger or through the exercise of dissenters’ rights will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. See “Material U.S. Federal Income Tax Considerations.”

•	after the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide.

The primary benefits of the merger to the Buyer Group include the following:

•

if the Company successfully executes its business strategies, the value of the Buyer Group’s equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;

•

the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analyst to make decisions that may produce better short-term results, but which may not maximize equity value in the long term;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation;

•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;

•	the Company will be able to introduce new products and services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet short-term forecasts; and

•

there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by Parent;

•	the business risks facing the Company, including increased competition and government regulation, will be borne by Parent;

•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and

•	following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the indirect interest in the Company’s net book value and net earnings for Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen before and after the merger, based on the historical net book value and net earnings of the Company as of December 31, 2010. The indirect interest in the Company’s net book value and net earnings for Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen after the merger also reflects a shareholding adjustment among the members of the Buyer Group after the merger contemplated by the Buyer Group.

	Ownership Prior to the Merger				Ownership After the Merger
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Tianqiao Chen	728,404	55.2	51,374	55.2	527,737	40	37,221	40
Qian Qian Chrissy Luo	174,729	13.2	12,324	13.2	395,803	30	27,916	30
Danian Chen	14,037	1.1	990	1.1	395,803	30	27,916	30

Plans for the Company after the Merger

Following the completion of the merger, Parent will own 100% of the equity interest in the surviving company. The Buyer Group anticipates that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will cease to be a publicly traded company and will instead be a wholly owned subsidiary of Parent.

Subsequent to the completion of the merger, the Company will no longer be subject to the Exchange Act and NASDAQ compliance and reporting requirements and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Except as set forth in this proxy statement and transactions already under consideration by the Company, the Buyer Group does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

Alternatives to the Merger

The board of directors of the Company did not independently determine to initiate a process for the sale of the Company. The special committee was formed on October 15, 2011, in response to the receipt of the going private proposal letter from Mr. Tianqiao Chen on October 15, 2011. In light of the Buyer Group’s express intention not to sell its Shares or ADSs to any third party and its combined beneficial ownership of approximately 69.0% of the total outstanding Shares (as of October 15, 2011), the special committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Group, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from Mr. Tianqiao Chen on October 15, 2011, as well as during the past two years, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement (a) if the board of directors (upon recommendation of the special committee) determines in its good faith judgment that failure to do so would be inconsistent with its fiduciary duties, or (b) in order to enter into an acquisition agreement with respect to a superior proposal, in each case subject to the payment of a termination fee of $10 million and reimbursement of Parent’s expenses of up to $3 million to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is Not Completed

If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger nor will the holders of any share options receive payment pursuant to the merger agreement. Instead, the Company will remain a publicly traded company with the Buyer Group holding a majority of the outstanding Shares, the ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances, the Company may be required to pay Parent a termination fee of $10 million and reimburse Parent, Merger Sub and their affiliates (other than the Company) for their expenses in connection with the merger of up to $3 million, or Parent may be required to pay the Company and its affiliates (other than the Buyer Group) a termination fee of $25 million, $18 million or $10 million, as the case may be, and reimburse the Company and its affiliates for their expenses in connection with the merger of up to $3 million, in each case, as described under the caption “The Merger Agreement—Termination Fees; Reimbursement of Expenses” beginning on page 82.

If the merger is not completed, from time to time, the board of directors of the Company will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by the shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $713.6 million, assuming no exercise of appraisal rights by shareholders of the Company. In calculating this amount, the Company and the Buyer Group do not consider the value of the Founder Shares which will be cancelled for no consideration pursuant to the merger agreement. This amount includes the cash to be paid to the Company’s unaffiliated shareholders and holders of ADSs and share options, as well as the related costs and expenses, in connection with the merger and the related transactions.

The merger and the related transactions are expected to be funded through one or a combination of the following:

•

the proceeds from a term loan facility in a maximum amount of $180 million pursuant and subject to the facility agreement dated November 22, 2011, among Parent, Merger Sub and JPM Chase, as arranger, original lender, agent and security agent (the “JPM Loan”), as further described below; and

•	a combination of cash from the resources of the Company, its subsidiaries and the Buyer Group.

The Founder Shares will be cancelled for no consideration pursuant to the merger agreement. For addition information regarding such cancellation, please see “—Cancellation of Shares and ADSs of the Buyer Group” beginning on page 56.

Concurrently with the entry by the Company, Parent and Merger Sub into the merger agreement, Parent and Merger Sub entered into the facility agreement. The facility agreement provides for a term loan facility of up to $180 million to Merger Sub, to be used to finance the merger and related costs and expenses.

Interest under the term loan facility will be payable at LIBOR plus a margin of 2.75% per annum and will be payable at the end of each interest period. Pursuant to the facility agreement, Merger Sub, the borrower under the JPM Loan, may select a duration for the interest period ranging from one day to three months. If Merger Sub fails to so select, the interest period will be one month. The principal outstanding amount of the term loan facility will be repayable in full six months after utilization.

Merger Sub’s obligations under the facility agreement are guaranteed by Parent. Under the terms of the facility agreement, Parent will initially provide a share charge over its equity interest in Merger Sub and the Company to secure the loan.

Prior to the proposed utilization date, a minimum cash escrow amount will be credited to a cash escrow account to be set up pursuant to the terms of the facility agreement. Such minimum cash escrow will be equal to the RMB equivalent of the lesser of (a) $100,000,000 and (b) following any prepayments of the loan or cancellation of commitments, a reduced amount equivalent to 165/180 of the outstanding principal amount in U.S. dollars of the loan at that time.

The funding of the JPM Loan is subject to the satisfaction or waiver of the following conditions:

•

JPM Chase, acting through its Hong Kong branch, as “Agent,” has received all of the documentary conditions precedent set forth in the facility agreement, including, among other things, a funds flow statement summarizing how fees and expenses in connection with the merger are to be paid;

•	no default is continuing or would result from the proposed borrowing;

•	all of the repeating representations (as defined in the facility agreement) are true in all material respects;

•

there has not occurred a material adverse effect that is or is reasonably likely to be materially adverse to the borrower’s ability to repay the loan from amounts standing to the credit of the cash escrow account;

•

the Agent has been provided with evidence satisfactory to it that Merger Sub has or will have sufficient freely available cash to pay the amounts required to be paid by it in connection with the merger; and

•	the minimum cash escrow amount has been credited to a cash escrow account prior to the proposed utilization date.

The facility agreement contains customary covenants, including, among others, restrictions on indebtedness, restrictions on declarations of dividends by Parent and Merger Sub, and covenants relating to compliance with laws. The facility agreement also contains customary events of default, including non-payment, misrepresentation, and change in ownership.

Pursuant to the merger agreement, each of Parent and Merger Sub are required to use its reasonable best efforts to obtain the financing from JPM Chase on the terms and conditions described in the facility agreement, maintain in effect the facility agreement, satisfy all conditions in the facility agreement within its control, consummate the financing in an amount that is equal to or greater than an amount required to be paid to the Company’s shareholders and holders of other equity-based interests and to cover all related costs and expenses in connection with the merger and the related transactions, and enforce its rights under the facility agreement, in each case, on the terms and subject to the conditions contained in the merger agreement. Under the merger agreement, Parent and Merger Sub have further agreed not to permit any amendment, modification or waiver of any provision in the facility agreement unless such amendment, modification or waiver would not reasonably be expected to (a) materially delay or prevent the closing date, (b) make the funding of the financing less likely to occur or (c) materially prevent, delay or impair the availability of the financing or the consummation of the transactions contemplated by the merger agreement.

The Buyer Group currently does not contemplate any alternative debt financing.

The Buyer Group will use cash from the resources of the Company, its subsidiaries and the Buyer Group to repay the JPM Loan.

Cancellation of Shares and ADSs of the Buyer Group

Pursuant to the merger agreement, Parent has agreed that, at the effective time, the Shares and ADS that it owns will automatically be cancelled without conversion or the payment of any consideration in respect thereof. Pursuant to the voting undertaking letter, each of Shanda Investment, Crystal Day and Fortune Capital has agreed that the Shares and ADSs that it owns will, at the effective time, be automatically cancelled without conversion or the payment of any consideration in respect thereof.

Remedies

In the event that either of Parent or Merger Sub fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the Company’s right to receive the applicable termination fee and expense reimbursement from Parent and certain indemnification obligations of Parent under the merger agreement will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) for any loss or damage suffered as a result of such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. Neither Parent nor any member of the Parent Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Company Group otherwise seek, or permit to be sought, any monetary damages from any member of the Parent Group in connection with the merger agreement or any of the transactions contemplated thereby.

In the event that the Company fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, Parent’s right to receive the termination fee and expense reimbursement from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of such breach or other failure to perform under the merger agreement or other failure of the merger to be consummated. Neither the Company nor any member of the Company Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Parent Group otherwise seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with the merger agreement or any of the transactions contemplated thereby.

In this section of the proxy statement, the “Company Group” refers to, collectively, the Company, its subsidiaries and their respective direct or indirect shareholders, affiliates and representatives.

In this section of the proxy statement, the “Parent Group” refers to, collectively, Parent, Merger Sub, their respective direct and indirect shareholders and affiliates and any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent and Merger Sub.

Prior to termination of the merger agreement in accordance with its terms, the parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy. While Parent and Merger Sub, on the one hand, or the Company, on the other hand, may pursue both a grant of specific performance and the payment of the applicable termination fee, neither the Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance and payment of such amounts, and upon the payment of such amounts, the remedy of specific performance will not be available against the party making such payment and any other member of the Parent Group or the Company Group, as applicable.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that each member of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of approving the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As the result of the merger, Parent will own 100% of the equity interest in the surviving company immediately following the completion of the merger. First Step and Shanda Investment will hold a 60% equity interest and a 40% equity interest, respectively, in Parent immediately following the completion of the merger. Because of Parent’s equity interest in the surviving company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. Parent will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. Parent’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Shares and Options Held by Directors and Executive Officers

As of the date of this proxy statement, our directors and executive officers (as set forth in “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 93, excluding Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen), as a group, beneficially own an aggregate of 456,288 Shares. These consist of: (a) 81,000 issued and outstanding Shares and (b) outstanding and unexercised options to purchase 375,288 Shares pursuant to the Company Option Plans. All of these options held by our directors and executive officers have vested. These options have a weighted average exercise price of $13.193 per Share.

At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised will be cancelled and converted into the right to receive a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time of the merger multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

The table below sets forth, as of the date of this proxy statement, for each director holding outstanding and unexercised options:

•	The number of Shares issuable under, and the exercise price payable per Share for, the outstanding and unexercised option held by such person; and

•

The cash payment that may be received in respect of such option upon completion of the merger, calculated by multiplying (a) the total number of Shares issuable under such option by (b) the excess of $20.675 over the exercise price payable per Share under each such option.

	Title	No. of Shares Issuable Under the Options	Exercise Price Payable Per Share	Cash Consideration Upon Completion of the Merger
Jingsheng Huang	Independent Director, Chairman of Special Committee	35,478	$1.516	$679,723
Grace Wu	Director, Chief Financial Officer	100,000	$18.0287	$264,630

After the completion of the merger, the maximum amount of cash payments our directors and executive officers (excluding Mr. Tianqiao Chen, Ms. Qian Qian Chrissy Luo and Mr. Danian Chen) may receive in respect of their Shares and options is approximately $4.5 million, including approximately $1.7 million in respect of Shares and approximately $2.8 million in respect of options.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time of the merger will survive the merger and will not be amended or modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any of its subsidiaries.

•

From and after the effective time of the merger, the surviving company will (and will cause its subsidiaries to) comply with the Company’s obligations to indemnify and hold harmless the current and former directors or officers of the Company or any of its subsidiaries against liabilities in connection with any claim, action, suit, proceeding or investigation arising out of or related to such persons’ services as directors, officers or employees of the Company or its subsidiaries, or services performed by such persons at the request of the Company or its subsidiaries at or prior to the effective time.

•

The memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on November 22, 2011, except to the extent prohibited by the Cayman Islands Companies Law or any other applicable law, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the effective time in any manner that would adversely affect the rights of the indemnified parties, unless such modification is required by law.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers existing liability insurance for a period of six (6) years after the effective time of the merger on terms with respect to coverage and amount no less favorable than such insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

The Special Committee

On October 15, 2011, our board of directors established a special committee of directors to consider the proposal from the Buyer Group and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors— Mr. Jingsheng Huang, Mr. Chengyu Xiong, and Mr. Kai Zhao. Other than their receipt of board and special committee compensation (which are not contingent upon the completion of the merger or the special committee’s or our board of directors’ recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the special committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to any member of the Buyer Group. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

We compensate the members of the special committee in exchange for their service in such capacity at a rate of $9,000 per month for the chairman of the special committee and $6,000 per month for each other member of the special committee (the payment of which is not contingent upon the completion of the merger or the special committee’s or the board’s recommendation of the merger).

Position with the Surviving Company

After completion of the merger, Mr. Tianqiao Chen expects to continue to serve as chairman of the board of directors, chief executive officer and president of the surviving company; Ms. Qian Qian Chrissy Luo expects to continue to serve as a non-executive director of the surviving company; and Mr. Danian Chen expects to continue to serve as chief operating officer and a director of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We have adopted an audit committee charter, which requires the audit committee to review and approve all related party transactions as defined in Item 404 of Regulation S-K on an ongoing basis. We had no significant related party transactions for the years ended December 31, 2009 and 2010. For more information, please see “Item 7. Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, incorporated by reference into this proxy statement. Please see “Where You Can Find More Information” beginning on page 101 for a description of how to obtain a copy of our Annual Report.

Except for the arrangements in connection with the merger discussed elsewhere in this proxy statement, the Company and its affiliates did not enter into any transaction during the past two years with an aggregate value exceeding 1% of our consolidated revenues with any member of the Buyer Group, nor did the Company or any member of the Buyer Group enter into any transaction during the past two years with an aggregate value (in respect of such transaction or series of similar transactions with that person) exceeding $120,000 with any executive officer, director or affiliate of the Company that is a natural person.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and other professional fees	$13,875,000
Legal fees and expenses	$3,100,000
Special committee fees	$105,000
Miscellaneous (including filing fees, printing fees, proxy solicitation fees and mailing costs)	$150,000
Total	$17,230,000

These expenses will not reduce the merger consideration to be received by the shareholders of the Company. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will be responsible for such costs and expenses, except as otherwise provided in the merger agreement.

Voting by the Buyer Group at the Extraordinary General Meeting

Pursuant to the merger agreement, Parent has agreed to vote all of the Shares and ADSs that it owns in favor of the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger, and against any competing proposal at any shareholders’ meeting of the Company. Pursuant to the voting undertaking letter, each of Fortune Capital, Crystal Day and Shanda Investment has agreed to vote all of the Shares and ADSs that it owns in the same manner as Parent in respect of such matters. The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations—Related Issues.”

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Appraisal Right

Please see “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” beginning on page 86.

Certain Material U.S. Federal Income Tax Considerations

Please see “Material U.S. Federal Income Tax Considerations” beginning on page 94.

Material PRC Income Tax Considerations

Please see “Material PRC Income Tax Considerations” starting on page 96.

Material Cayman Islands Tax Considerations

Please see “Material Cayman Islands Tax Considerations” starting on page 97.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “SNDA,” for each quarter during the past two years:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2010
First quarter	59.92	38.07
Second quarter	46.34	38.62
Third quarter	43.99	36.33
Fourth quarter	43.75	37.86
2011
First quarter	48.88	39.00
Second quarter	54.20	35.15
Third quarter	40.42	29.30
Fourth quarter	41.00	28.44
2012
First quarter (through January 5, 2012)	40.16	40.01

On October 14, 2011, the last trading day immediately prior to the Company’s announcement on October 17, 2011 that it had received a going private proposal, the reported closing price of our ADSs on NASDAQ was $33.48 per ADS. The merger consideration of $20.675 per Share, or $41.35 per ADS, represents a premium of 23.5% over the closing price of $33.48 per ADS on October 14, 2011, and a 26.6% premium over the Company’s 30 trading day volume-weighted average price as quoted by NASDAQ on October 14, 2011. On             , 2012, the most recent practicable date before the printing of this proxy statement, the high and low reported sales prices of our ADSs were $             and $            , respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

We have not paid any dividend during the past two years. We do not expect to pay dividends in the foreseeable future and, under the terms of the merger agreement, are prohibited from doing so without Parent’s prior written approval. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business, and do not anticipate paying any cash dividends on our Shares, or indirectly on our ADSs, in the foreseeable future. Future cash dividends, if any, will be declared at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant.

We are a holding company incorporated in the Cayman Islands. Our current and future ability to pay dividends depends substantially on the payment of dividends to us by our PRC subsidiaries, including Shanda Games. On November 28, 2011, Shanda Games declared a cash dividend of $0.51 per share, payable on or around January 20, 2012. We expect a total cash amount of $208.6 million to be paid to us on the dividend distribution date. The actual dividend distribution date may change, depending on whether Shanda Games is able to obtain the relevant regulatory approvals in China in a timely manner.

We generate substantially all of our revenues through contractual arrangements with our PRC operating companies. However, PRC governmental authorities may require us to amend these contractual arrangements in a manner that would materially and adversely affect our PRC subsidiaries’ ability to pay dividends to us. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict our PRC subsidiaries’ ability to pay dividends to us. Furthermore, PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, our PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their general reserves until the cumulative amount reaches 50% of their paid-in capital. Our PRC subsidiaries may also allocate a portion of their net income to their staff welfare and bonus funds. These reserves and welfare and bonus funds are not distributable as cash dividends to us. Moreover, cash transfers from our PRC subsidiaries to us are subject to the PRC government’s currency conversion policy, and our PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to us. Any failure by any of our shareholders or any beneficial owner of our Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in us could also subject us to legal sanctions, including a restriction on our PRC subsidiaries’ ability to distribute dividends to us. As a result of the foregoing restrictions on our PRC subsidiaries and PRC operating companies, our ability to pay dividends on our Shares, or indirectly on our ADSs, could be significantly limited.

We may be treated as a PRC resident enterprise for PRC tax purposes and be obligated to withhold PRC income tax on payments of dividends on our Shares and ADSs to investors that are non-resident enterprises of the PRC. The withholding tax rate would generally be 10% on dividends paid to non-resident enterprises and 20% on dividends paid to non-resident individuals, subject to applicable tax treaty reliefs. Pursuant to a tax treaty between the PRC and the United States, a 10% rate will apply to dividends paid to non-resident individuals provided certain conditions are met. In addition, pursuant to a tax treaty between the PRC and Hong Kong, the withholding tax rate may be lowered to 5% if the PRC resident enterprise is at least 25% held by a Hong Kong company and other conditions set forth by the relevant tax authorities have been met. See “Item 3. Key Information—D. Risk Factors—Risks Related to the People’s Republic of China—We may be required to withhold PRC income tax on the dividends we pay you (if any), and any gain you realize on the transfer of our ordinary shares and ADSs may also be subject to PRC tax if we are treated as a PRC ‘resident enterprise’” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated herein by reference.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on             , 2012, at          a.m. (Hong Kong time) at 8th Floor, Room 802-3, The Hong Kong Club Building, 3A Chater Road, Hong Kong.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as special resolutions:

THAT the merger agreement dated November 22, 2011, among Parent, Merger Sub and the Company (a copy of which is attached as Annex A to this proxy statement and will be produced and made available for inspection at the extraordinary general meeting), and the transactions contemplated by the merger agreement, including the merger, be and are hereby approved by the Company;

THAT the directors be and are hereby authorized to do all things necessary to give effect to the merger agreement; and, if necessary

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

At the effective time of the merger, all of the Shares will be cancelled and cease to exist. If the merger is completed, each issued and outstanding Share and ADS, other than the Founder Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive the per Share merger consideration of $20.675 and the per ADS merger consideration of $41.35 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), respectively, in each case, in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the merger agreement. Each Dissenting Share will thereafter represent only the right to receive the fair value of such Share as determined under the Cayman Islands Companies Law. Each Founder Share will be cancelled for no consideration. At the effective time, each issued and outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

Shares reserved under the Company Option Plans that have been provisionally deposited with the depositary for the ADSs and are not subject to the exercise of any outstanding option under the Company Option Plans will be cancelled for no consideration.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee of our board of directors:

•

determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders and ADS holders, and declared it advisable to enter into the merger agreement;

•	approved the merger agreement and the transactions contemplated by the merger agreement, including the merger; and

•	recommends that the Company’s shareholders vote FOR the approval of the merger agreement and the approval of the transactions contemplated by the merger agreement.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business in the Cayman Islands on             , 2012, the Share record date for voting at the extraordinary general meeting. On the Share record date,              Shares were issued and outstanding and held by approximately              holders of record. If you own Shares at the close of business in New York City on the Share record date, the deadline for you to lodge your proxy card and vote is             , 2012 at              a.m. (Hong Kong time). If you own ADSs at the close of business in New York City on             , 2012, the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 5:00 p.m. (New York City time) on             , 2012 in order to ensure your Shares are properly voted at the extraordinary meeting. Alternatively, you may vote at the extraordinary general meeting if you held ADSs as of the ADS record date, you cancel your ADSs, and you certify that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled by the close of business in New York City on             , 2012, and become a holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date. Each outstanding Share on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “—Procedures for Voting” below.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of shareholders holding a majority of the issued and outstanding Shares that are entitled to vote on the record date. We expect, as of the record date, there will be              Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the approval of the merger agreement.

Vote Required

Under the Cayman Islands Companies Law and the merger agreement, we cannot complete the merger unless the merger agreement is approved by an affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company,” no executive officer, director or affiliate of the Company or any member of the Buyer Group currently hold any securities of the Company.

The Buyer Group, as a group, owns 75,549,020 Shares, which represent approximately 69.5% of the total outstanding Shares. Accordingly, the Buyer Group, as a group, has sufficient votes to constitute a quorum for the extraordinary general meeting and unilaterally approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting.

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the accompanying proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is             , 2012 at             a.m. (Hong Kong time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact Ipreo Holdings LLC, our proxy solicitor, toll free at +1 888 593 9546 (or +1 212 849 3700 outside of the United States).

ADSs

If you own ADSs as of the close of business in New York City on             , 2012, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 5:00 p.m. (New York City time) on             , 2012. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and you certify that you have not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled by the close of business in New York City on             , 2012 and become a holder of Shares by the close of business in the Cayman Islands on             , 2012, the Share record date. The ADS depositary will endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS record date for the extraordinary general meeting, and has not given, and will not give, voting instructions to the ADS depositary as to the ADSs being cancelled, or has given voting instructions to the ADS depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS record date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for the Hong Kong office of The Hongkong and Shanghai Banking Corporation, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). In order to be a shareholder by             , 2012, you need to provide your ADSs and all applicable documentation and payments to the ADS depositary by the close of business in New York City on             , 2012. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

If the ADS depositary timely receives valid voting instructions from an ADS owner which fails to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS owner, such ADS owner is deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. The Company has informed the ADS depositary that, pursuant to Section 4.7 of the deposit agreement, the Company has requested the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the ADS record date, the close of business in New York City on             , 2012. Under the terms of the deposit agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the rights of the Company’s shareholders. The ADS depositary will, in accordance with the terms of the deposit agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the rights of the Company’s shareholders.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, FOR the proposal to authorize the directors to do all things necessary to give effect to the merger agreement, and FOR the proposal to adjourn or postpone the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to Shanda Interactive Entertainment Limited, No. 208 Juli Road, Pudong New Area, Shanghai 201203, People’s Republic of China, Attention: General Counsel.

•

Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•

Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 5:00 p.m. (New York City time) on             , 2012. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•

Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked to the ADS depositary

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who elect to dissent from the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of appraisal rights, which is attached as Annex C to this proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THE ADSs (OR, ALTERNATIVELY, THAT THEY WILL NOT VOTE THE SHARES) BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON             , 2012, AND BECOME HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON             , 2012. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Ipreo Holdings LLC, which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

Ipreo Holdings LLC

512 Seventh Avenue, 31st Floor

New York, NY 10018

Shareholders may call toll free +1 888 593 9546

Banks and Brokers may call collect +1 212 849 5000

Email: shandainteractive@ipreo.com

Solicitation of Proxies

We have engaged Ipreo Holdings LLC to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that Ipreo Holdings LLC’s fees for its services will be approximately $6,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement and described in this summary.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the second business day immediately after all of the closing conditions have been satisfied or waived. At the closing, Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands. The merger will become effective upon such filing or at such time thereafter as may be specified in the plan of merger in accordance with the Cayman Islands Companies Law.

We expect that the merger will be completed during the first quarter of 2012, after all conditions to the merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived. However, we intend to complete the merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the memorandum and articles of association of Merger Sub, as in effect at the effective time of the merger, will be the memorandum and articles of association of the surviving company (except that at the effective time, Article I of the memorandum of association of the surviving company will be amended to read as follows: “The name of the corporation is Shanda Interactive Entertainment Limited.”). The directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will remain the officers of the surviving company.

Merger Consideration

Each issued and outstanding Share, other than the Founder Shares and the Dissenting Shares, will be cancelled in exchange for the right to receive $20.675 in cash, without interest and net of any applicable withholding taxes. Each issued and outstanding ADS, other than the Founder Shares, will represent the right to receive $41.35 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement) in cash, without interest and net of any applicable withholding taxes.

Each Founder Share will, by virtue of the merger and without any action on the part of Parent, Merger Sub or the Company, automatically be cancelled and cease to exist at the effective time of the merger, and no payment or distribution will be made with respect thereto.

Each Dissenting Share will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Islands Companies Law.

At the effective time of the merger, each issued and outstanding ordinary share, par value $1.00 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share, par value $1.00 per share, of the surviving company.

The merger consideration will not be paid to shareholders who are untraceable unless and until they notify the paying agent appointed by Parent of their current contact details prior to the effective time of the merger. A shareholder will be deemed to be untraceable if (a) he has no registered address in the register of members (or branch register) maintained by the Company, or (b) on the last two (2) consecutive occasions on which a dividend has been paid by the Company a check payable to such shareholder either (i) has been sent to such shareholder and has been returned undelivered or has not been cashed, or (ii) has not been sent to such shareholder because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company, or (c) notice of the extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to holders of Dissenting Shares and shareholders of the Company who are untraceable exceeds $2 million, such monies and any monies which are returned will be held by the surviving company in a separate non-interest bearing bank account for the benefit of holders of Dissenting Shares and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven (7) years from the date of the notice of the extraordinary general meeting will be forfeited and will revert to the surviving company.

Treatment of Share Options

As of the date of this proxy statement, there are outstanding and unexercised options granted pursuant to the Company Option Plans for purchases of an aggregate of 1,239,086 Shares. All of these options have vested. At the effective time of the merger, each option to purchase Shares pursuant to the Company Option Plans that is then outstanding and unexercised will be cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash amount equal to (a) the total number of Shares issuable under such option immediately prior to the effective time multiplied by (b) the excess of $20.675 over the exercise price payable per Share under such option, without interest and net of any applicable withholding taxes.

Exchange Procedures

At or prior to the effective time of the merger, Parent will deposit with the paying agent, a cash amount sufficient for the paying agent to make payments under the merger agreement. Promptly after the effective time (and in any event within five (5) business days after the effective time), the paying agent will mail or deliver to each registered holder of Shares (other than holders of the Founder Shares or the Dissenting Shares) (a) a form of letter of transmittal for purposes of specifying how the delivery of the merger consideration to registered holders of the Shares is to be effected and (b) instructions for effecting the surrender of any share certificates in exchange for the applicable merger consideration. If you have lost a share certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per Share merger consideration, you will have to make an affidavit of loss, theft or destruction, and if required by Parent or the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it or the surviving company with respect to such certificate. Upon the surrender of any share certificates (or an affidavit and indemnity of loss in lieu of share certificates) together with a duly completed letter of transmittal, if applicable, each registered holder of Shares (other than holders of the Founder Shares or the Dissenting Shares) represented by such share certificates and each registered holder of Shares (other than holders of the Founders Shares or the Dissenting Shares) which are not represented by share certificates will receive a check in an amount equal to (a) the number of Shares held multiplied by (b) the per Share merger consideration, without interest and net of any applicable withholding taxes. Meanwhile, promptly after the effective time of the merger, the paying agent will transmit to the ADS depositary a cash amount equal to (a) the number of ADSs issued and outstanding multiplied by (b) the per ADS merger consideration. The ADS depositary will distribute the merger consideration for the ADSs (less any applicable fees, charges and expenses of the ADS depositary payable by ADS holders pursuant to the terms of the deposit agreement) to ADS holders pro rata to their holdings of ADSs, without interest and net of any applicable withholding taxes, upon surrender by them of the ADSs.

At the effective time, the register of members of the Company will be closed and thereafter there will be no further registration of transfers on the register of members of the surviving company of Shares that were outstanding immediately prior to the effective time. From and after the effective time, the holders of share certificates or Shares not represented by share certificates will cease to have any rights with respect to such Shares except as otherwise provided in the merger agreement or by applicable law.

Any portion of the merger consideration deposited with the paying agent which remains undistributed to the shareholders of the Company for nine (9) months after the effective time will be delivered to the surviving company upon demand, and any holders of Shares who have not theretofore complied with the above-described exchange and payment procedures will thereafter only look to the surviving company for the per Share merger consideration, without any interest thereon and net of any applicable withholding taxes, to which such holder may be entitled.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company and Parent simultaneously with the execution of the merger agreement. In addition, some of those representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to shareholders and may have been made for the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risk between the parties to the merger agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by the public disclosures of the Company and its subsidiaries with the SEC since December 31, 2009 and prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which does not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, valid existence, and good standing of the Company and its subsidiaries;

•	the memorandum and articles of association, bylaws or other equivalent organizational documents of the Company and its subsidiaries being in full force and effect;

•

the Company’s capitalization, the absence of subscription or other similar rights and repurchase or other similar obligations (other than certain share repurchase plans) with respect to the Company and certain specified subsidiaries, the absence of any debt securities that give holders the right to vote with the Company’s shareholders, and the absence of encumbrances on the Company’s ownership of equity interests in its subsidiaries;

•

the Company’s corporate power and authority to execute and deliver the merger agreement and to perform its obligations under and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against the Company;

•

the recommendation from the special committee, and the determination of fairness, the approval of the merger and the recommendation that shareholders approve the merger agreement by the board of directors of the Company;

•	the required vote of the Company’s shareholders to approve the merger agreement;

•

the absence of violations of, or conflicts with, the organizational documents of the Company and its subsidiaries, applicable law and certain agreements or instruments as a result of the Company’s execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable laws and permits;

•

the Company’s SEC filings since December 31, 2009 and the financial statements included therein, as well as the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of a Company “material adverse effect” (as defined below) and the absence of certain other changes or events since December 31, 2010;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	employee benefit plans and labor and employment matters;

•	real and intellectual property;

•	tax and environmental matters;

•	the identification of certain material contracts and the absence of any breach, violation, default or termination of the material contracts;

•	the receipt of the opinion from Merrill Lynch (Asia Pacific) Limited described under “Special Factors—Opinion of the Special Committee’s Financial Advisor”; and

•	the absence of a shareholder rights plan and the inapplicability of any anti-takeover law to the merger.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” means any fact, event, circumstance, change, condition or effect, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, that has or would reasonably be expected to have a materially adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, either alone or in combination, will constitute or be taken into account in determining whether there has been or would be a “material adverse effect”:

(a)	changes affecting the economy or financial markets generally in the PRC;

(b)	changes in GAAP or any interpretation thereof after the date of the merger agreement;

(c)	changes in any applicable laws, rules or regulations (or interpretations thereof), or directives or policies of a governmental authority of general applicability that are binding on the Company or any of its subsidiaries;

(d)	changes that are the result of factors generally affecting the industries in which the Company and its subsidiaries operate;

(e)	effects resulting from the public announcement of the merger agreement or the identity of Parent and its affiliates, including, without limitation, the initiation of litigation or other legal proceeding related to the merger agreement or the transactions contemplated thereby or any losses of customers or employees;

(f)	any failure by the Company or any of its subsidiaries to meet any analyst estimates or expectations of revenues, earnings or other financial performance or results of operations or any failure by the Company or any of its subsidiaries to meet internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations;

(g)	natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities;

(h)	changes in the market price or trading volume of the Shares; or

(i)	any action or omission of the Company or any of its subsidiaries taken, directly or indirectly, at the direction of any officer or director of Parent, or at the request of Parent;

provided that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (a), (b) (c), (d) and (g) above may be taken into account in determining whether a “material adverse effect” has occurred or reasonably would be expected to occur if and to the extent they have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its subsidiaries conduct their businesses.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, valid existence and good standing;

•	their memorandum and articles of association being in full force and effect;

•	their capitalization and ownership structure;

•

their corporate power and authority to execute and deliver the merger agreement and to perform their obligations under and consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of violations of, or conflicts with, their organizational documents, applicable law and certain agreements or instruments as a result of their execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of legal proceedings against Parent and Merger Sub;

•	the availability and sufficiency of funds necessary to consummate the transactions contemplated by the merger agreement, subject to certain assumptions;

•	the validity and legality of, and absence of any default under, the facility agreement;

•	Parent and Merger Sub not having any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available;

•	the absence of contingencies related to the funding of the financing other than as set forth in the facility agreement;

•	solvency of the surviving company immediately following consummation of the merger, subject to certain assumptions;

•	the absence of certain agreements otherwise relating to the transactions contemplated by the merger agreement; and

•	the acknowledgment as to non-reliance of any estimates, forecasts, projections, forecasts, plans and budgets provided by the Company.

The representations and warranties of each of the parties to the merger agreement will terminate upon the effective time of the merger or termination of the merger agreement in accordance with its terms.

Conduct of Business Pending the Merger

Under the merger agreement, the Company has agreed that, subject to the requirements of applicable law and certain exceptions in the merger agreement and the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement, between the date of the merger agreement and the effective time, unless Parent gives its prior written consent, the Company and its subsidiaries will cause their businesses to be conducted in the ordinary course consistent with past practice in all material respects and the Company and its subsidiaries will use their reasonable best efforts to preserve substantially intact their existing assets, and business organization, keep available the services of their current officers and key employees, preserve their current relationships with customers, suppliers and distributors with whom the Company or any of its subsidiaries has material business relations, and comply in all material respects with applicable law.

Subject to the requirements of applicable law and certain exceptions set forth in the merger agreement and the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of the merger agreement, unless Parent consents in writing (which cannot be unreasonably withheld, conditioned or delayed), neither the Company nor any of its subsidiaries will take any of the following actions:

•	amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

•

issue, sell, pledge, terminate, dispose, or encumber any share capital or other ownership interests of the Company or any of its subsidiaries, or any agreement, contract or instrument amounting to control over or enabling control of the Company or any of its subsidiaries or any options, warrants, convertible securities or rights of any kind to acquire, any share capital or other ownership interest of the Company or any of its subsidiaries;

•

sell, pledge, dispose of, or encumber any assets of the Company or any of its subsidiaries having a current value in excess of $50,000,000, except in the ordinary course of business and in a manner consistent with past practice;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned subsidiaries to the Company or any of its other wholly owned subsidiaries;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital;

•

acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions for consideration not exceeding $50,000,000;

•

incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person, except for indebtedness the outstanding amount of which (after deducting the aggregate amount of cash and cash equivalents held by the Company and its subsidiaries), does not exceed $200,000,000 or its equivalent in the aggregate for the Company and its subsidiaries;

•

authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $10,000,000 or capital expenditures which are, in the aggregate, in excess of $50,000,000, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

•	create any new subsidiary;

•	engage in the conduct of any new line of business outside of its existing business segments material to the Company and its subsidiaries;

•	make any material changes with respect to accounting policies or procedures;

•

settle any legal proceeding, other than settlements (a) in the ordinary course of business and consistent with past practice, (b) requiring the Company and its subsidiaries to pay monetary damages not exceeding $10,000,000, and (c) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;

•

enter into, materially amend or modify, or consent to the termination of any material contract specified in the merger agreement, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its subsidiaries’ material rights under such a material contract, other than in the ordinary course of business and consistent with past practice;

•

make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•

(a) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material intellectual property or intellectual property agreement, (b) grant to any third party any license, or enter into any covenant not to sue, with respect to any material intellectual property, except non-exclusive licenses in the ordinary course of business consistent with past practice, (c) develop, create or invent any intellectual property jointly with any third party, except under existing arrangements in the ordinary course of business, (d) disclose or allow to be disclosed any material confidential information or material confidential intellectual property to any person, with certain exceptions, or (e) fail to notify Parent promptly of any material infringement, misappropriation or other violation of or conflict with any material intellectual property of which the Company or any of its subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such intellectual property;

•

except as required pursuant to existing written employee benefits plans or contracts in effect as of the date of the merger agreement or as otherwise required by applicable law or carried out in the ordinary course of business consistent with past practice, (a) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any executive officer or director of the Company or any of its wholly owned subsidiaries, (b) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any officer, employees, director or independent contractor of the Company or any of its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice, (c) establish, adopt, materially amend or terminate any employee benefits plan (except as required by law) or amend the terms of any outstanding equity-based awards, (d) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any employee benefits plan, to the extent not already required in any such plan or contemplated by the merger agreement, (e) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefits plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, or (f) forgive any loans to directors, officers or employees of the Company or any of its subsidiaries;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act of 1933, as amended, or the Exchange Act or the rules and regulations promulgated thereunder;

•

(a) take any action, or omit to take any action, that would result in a breach of any covenants with respect to the Company and its subsidiaries set forth in the facility agreement which would result in a default under the facility agreement, (b) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its subsidiaries set forth in the facility agreement which would result in a default under the facility agreement or (c) take any other action, or omit to take any other action, which would result in a default under the facility agreement; or

•	agree, authorize, commit, or enter into any formal agreement to do any of the foregoing.

Shareholders’ Meeting

The Company is required to take all action necessary to call an extraordinary general meeting of its shareholders as soon as reasonably practicable, but in any event no later than two (2) calendar days after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement. The Company is required to hold such extraordinary general meeting of its shareholder not later than thirty (30) calendar days after such notice is issued.

The Company may postpone or adjourn the general meeting of its shareholders for up to thirty (30) calendar days (but in any event no later than June 1, 2012), (a) with the consent of Parent, (b) if at the time the general meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business, or (c) to allow reasonable time for any supplemental or amended disclosure to be provided to the shareholders prior to such general meeting. Parent may request on only one occasion that the Company adjourn or postpone the general meeting for up to thirty (30) calendar days (but in any event no later than June 1, 2012), (a) if as of the time for which the general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient Shares represented (either in person or by proxy) (i) to constitute a quorum necessary to conduct business or (ii) voting in favor of approval of merger agreement and the transactions contemplated thereby to obtain shareholder approval, or (b) to allow reasonable time for any supplemental or amended disclosure to be provided to the shareholders prior to such general meeting, in which event the Company will cause the general meeting to be postponed or adjourned in accordance with Parent’s request. In no event will any such adjournment or postponement be longer than thirty (30) days after the originally scheduled meeting date or result in the general meeting being held later than five (5) business days prior to June 1, 2012.

Subject to the provisions of the merger agreement discussed under “—Competing Transactions” below, the board of directors of the Company will recommend the approval of the merger agreement by the Company’s shareholders and take all reasonable and lawful actions to solicit proxies from its shareholders to obtain the required shareholder approval of the merger agreement. In the event the Company effects a company adverse recommendation change or terminates the merger agreement pursuant to its terms, the Company will not be required to submit the merger agreement to the shareholders for the purpose of obtaining the shareholder approval.

Competing Transactions

Until the effective time or, if earlier, the termination of the merger agreement, the Company, its subsidiaries and their respective representatives may not:

•	solicit, initiate or knowingly encourage any inquiries or the making of a proposal with respect to, or that may reasonably be expected to lead to, any competing transaction;

•

enter into, maintain, continue or otherwise engage or participate in, any discussions or negotiations with, or provide any non-public information concerning the Company or any subsidiary to, any person in furtherance of such inquiries or to obtain a proposal or offer with respect to, or that may reasonably be expected to lead to, a competing transaction;

•	agree to, approve, endorse, recommend, execute, enter into or consummate any competing transaction or any proposal or offer that may reasonably be expected to lead to a competing transaction;

•	grant any waiver, amendment or release under any standstill or confidentiality agreement or takeover statutes; or

•	resolve, propose or agree to do any of the foregoing.

At any time prior to the time the Company’s shareholders approve the merger agreement, if the Company receives a written bona fide proposal or offer with respect to a competing transaction that did not result from a material breach of the Company’s “no-shop” obligations described above, the Company and its representatives may, subject to compliance with the other provisions contained in the merger agreement and acting under the direction of the special committee, furnish information to, and enter into discussions with, a person who has made such proposal or offer, if, prior to furnishing such information and entering into such discussions, the board of directors of the Company (upon recommendation of the special committee) has (a) determined in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel) that (i) such proposal or offer constitutes, or may reasonably be expected to lead to, a superior proposal and (ii) the failure to furnish such information, or to enter into such discussions, with the person who made such proposal or offer would be inconsistent with the directors’ fiduciary duties under applicable laws, (b) provided at least two (2) business days prior written notice to Parent of its intent to furnish information or enter into discussions, and (c) obtained from such person a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement between Parent and the Company.

The Company must, within forty-eight (48) hours after the Company attains knowledge thereof, notify Parent in writing, after the receipt by the Company or any of its subsidiaries of any written proposal, inquiry, offer or request with respect to a competing transaction including any written request for discussions or negotiations and any request for information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries. The Company must, within forty-eight (48) hours after receipt by the Company, provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company must keep Parent reasonably informed, on a prompt basis, of the status and material details of any such proposal, inquiry, offer or request and any information requested of or provided by the Company pursuant to the merger agreement. The Company will provide Parent with at least forty-eight (48) hours prior notice of any meeting of the board of directors of the Company or the special committee at which the board of directors of the Company or special committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto. The Company will, within forty-eight (48) hours, provide to Parent any material nonpublic information concerning the Company that may be made available pursuant to the merger agreement to any other person in response to any such proposal, inquiry, offer or request.

Except as permitted by the terms of the merger agreement described below, the Company has agreed in the merger agreement that neither the board of directors of the Company nor any committee thereof will (a) withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, its recommendation with respect to the merger, (b) approve or recommend or propose to approve or recommend (publicly or otherwise) any competing transaction, (c) (i) fail to publicly recommend against any competing transaction or (ii) fail to publicly reaffirm the recommendation that shareholders of the Company approve the merger agreement, in each case of (i) and (ii) within two (2) business days after Parent so requests in writing, (d) fail to recommend against any competing transaction subject to Regulation 14D under the Securities Exchange Act of 1934, as amended, in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such competing transaction, (e) fail to include the recommendation that shareholders of the Company approve the merger agreement in this proxy statement, or (f) enter into any letter of intent, memorandum of understanding or similar document or contract relating to any competing transaction (any action listed in (a) through (f) is referred to in this proxy statement as a “change in the Company recommendation”), or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any competing transaction (an “alternative acquisition agreement”).

Prior to the time the Company receives shareholder approval of the merger agreement, the board of directors of the Company (upon recommendation of the special committee) may (a) make a change in the Company recommendation and/or authorize the Company to terminate the merger agreement, or (b) if the Company has received a written, bona fide proposal or offer with respect to a competing transaction that did not arise from a material breach of the Company’s “no-shop” obligations described above that is not withdrawn and that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside counsel) constitutes, or may reasonably be expected to lead to, a superior proposal, make a change in the Company recommendation and/or authorize the Company to terminate the merger agreement to enter into an alternative acquisition agreement, in the case of both clause (a) and (b), if the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment (after having received the advice of outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable laws.

In this proxy statement, a “competing transaction” means any transaction or series of related transactions (other than the merger contemplated by the merger agreement) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving an acquisition of the Company (or any of its subsidiaries whose business constitutes more than 15% of the net revenues, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole), (b) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any person (other than Parent and its affiliates) acquiring assets or businesses of the Company and its subsidiaries that constitute or represent more than 15% of the net revenues, net income, or fair market value of the assets of the Company and its subsidiaries, taken as a whole, other than any such transaction in the ordinary course of business, (c) any sale, exchange, transfer or other disposition of more than 15% of the Shares, (d) any tender offer or exchange offer that, if consummated, would result in any person (other than Parent and its affiliates) becoming the beneficial owner of more than 15% of the Shares, or (e) any combination of the foregoing.

In this proxy statement, a “superior proposal” means a written bona fide offer or proposal (with all of the percentages included in the definition of “competing transaction” increased to fifty percent (50%)) made by a third party with respect to a competing transaction that the board of directors of the Company (upon recommendation of the special committee) determines, in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, and taking into account such factors as the board of directors of the Company (upon recommendation of the special committee) considers appropriate, which may include legal, financial and regulatory and other aspects of the proposal and any changes to the terms of the merger agreement which may have been proposed by Parent (including financing, regulatory approvals, shareholder litigations, identity of the person or group making the offer or proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), to be (a) more favorable, including from a financial point of view, to the shareholders of the Company (other than holders of Founder Shares) than the merger contemplated by the merger agreement and (b) reasonably likely to be consummated. Notwithstanding the foregoing, no offer or proposal will be deemed to be a superior proposal if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event under the merger agreement.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, the surviving company will indemnify and hold harmless, to the fullest extent required by the Company’s organizational documents and as required pursuant to any indemnity agreements of the Company or any of its subsidiaries in effect on the date of the merger agreement, each current and former director, officer and employee of the Company and each subsidiary against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim or action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with such indemnified party’s service as a director, officer or employee of the Company or any of its subsidiaries or services performed by such person at the request of the Company or any of its subsidiaries, including any claim arising out of or pertaining to the transactions contemplated in the merger agreement.

Parent will cause the surviving company to maintain the Company’s existing directors’ and officers’ insurance on terms with respect to coverage and amount no less favorable than the Company’s current policy for a period of six (6) years after the effective time; provided that in no event will the surviving company be required to spend in any one year an amount in excess of 300% of the current annual premium for such insurance.

Prior to the effective time, the Company may at its option purchase a six-year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the Company’s current directors’ and officers’ insurance policy. If a “tail” prepaid policy has been obtained by the Company prior to the effective time, the surviving company will (and Parent will cause the surviving company to) maintain the policy in full force and effect, and continue to honor the obligations thereunder.

Financing; Financing Assistance

Each of Parent and Merger Sub will use reasonable best efforts to obtain the financing on the terms and conditions described in the facility agreement and will not permit any amendment or modification to, or waiver or termination of, the facility agreement unless such actions would not reasonably be expected to materially delay or prevent the closing date, make the funding of the financing less likely to occur or materially prevent, delay or impair the availability of the financing or the consummation of the transactions contemplated by the merger agreement. Each of Parent and Merger Sub has agreed to use reasonable best efforts to (a) maintain in effect the facility agreement until consummation of the transactions contemplated by the merger agreement, (b) satisfy on a timely basis all conditions in the facility agreement that are applicable to Parent and Merger Sub and otherwise comply with their obligations thereunder, (c) enforce their rights under the facility agreement, and (d) cause the lender and any other person providing the financing to fund the financing at or prior to the effective time.

Parent and Merger Sub will use commercially reasonable efforts to give the Company prompt notice (a) of any breach or default by any party to the facility agreement, (b) of the receipt of any notice or other communication from any person with respect to any: (i) actual or potential breach, default, termination or repudiation by any party to the facility agreement or any definitive document related to the financing or (ii) material dispute or disagreement between or among any parties to the facility agreement or any definitive document related to the financing; and (c) if for any reason Parent or Merger Sub believes in good faith that (i) there is (or there is likely to be) a dispute or disagreement between or among any parties to the facility agreement or any definitive document related to the financing or (ii) there is a reasonable possibility that it will not be able to obtain all or any portion of the financing on the terms, in the manner or from the sources contemplated by the facility agreement.

If any portion of the financing becomes unavailable on the terms and conditions contemplated in the facility agreement, Parent and Merger Sub will use reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable, on terms and conditions not materially less favorable, in the aggregate, to Parent and Merger Sub, in an amount sufficient, when added to the portion of the financing and other funds that are available, to consummate the merger and to enter into new definitive agreements with respect to such alternate financing.

Parent and Merger Sub will not release or consent to the termination of the obligations of any lender under the facility agreement, except for assignments and replacements of an individual lender in connection with any syndication of the financing or any alternative financing, or as otherwise expressly contemplated by the facility agreement. Parent will, prior to closing, give the Company prompt notice of any material breach or threatened material breach by any party to the facility agreement, of which Parent or Merger Sub becomes aware, or any termination thereof.

The Company will use its reasonable best efforts to provide to Parent and Merger Sub cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the financing, including, among other things:

•

executing and delivering any pledge and security documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent or Merger Sub or otherwise reasonably facilitating the pledging of collateral; and

•	using reasonable best efforts to obtain consents, legal opinions, surveys, title insurance and other documentation and items relating to the financing as reasonably requested by Parent or Merger Sub;

provided, however, that (a) no obligation of the Company or its subsidiaries under any certificate, document or instrument will be effective until the effective time and the Company and its subsidiaries will not be required to take any action under any certificate, document or instrument that is not contingent upon the closing (including the entry into any agreement that is effective before the effective time) or that would be effective prior to the effective time, other than in connection with certain escrow arrangements, (b) cooperation is not required to the extent it would interfere unreasonably with the business or operations of the Company or its subsidiaries, (c) the Company and its subsidiaries will not required to issue any offering or information document, and (d) the Company and its subsidiaries will not be required to execute any documents or agreements in connection with the financing or take any corporate or other action in connection therewith, other than in connection with certain escrow arrangements.

Each of Parent, Merger Sub and the Company will use its best efforts (subject to applicable law) to ensure that (a) at the effective time, the aggregate amount of cash of the Company equals or exceeds $491 million in a U.S. dollar denominated bank account and the aggregate amount of cash of a PRC subsidiary of the Company equals or exceeds the RMB equivalent of $100 million, and (b) prior to the effective time, the RMB funds referred to above are held in escrow. Parent will, and will cause its directors and officers to, use best efforts (subject to applicable law) to approve a dividend of not more than $0.55 per ordinary share of Shanda Games at a meeting of its board of directors by December 12, 2011 (which dividend, in the amount of $0.51 per ordinary share, was approved by the board of directors of Shanda Games on November 28, 2011). Subject to the parties complying with their obligations with respect to cash of the Company and its subsidiaries, if immediately prior to the effective time the aggregate amount of such dividend and the other cash or cash equivalents of the Company is less than $491 million, Parent and its affiliates will make cash contributions to Merger Sub in an aggregate amount sufficient to make up the difference.

Certain Inaccuracies

The Company will not be deemed to be in breach of any representation, warranty, or covenant under the merger agreement, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent without the approval or direction of the board of directors of the Company (acting with the concurrence of the special committee) or the special committee. Parent will not have any right to terminate the merger agreement or claim any damage or seek any other remedy for any breach or inaccuracy in the representations and warranties made by the Company to the extent any officer or director of Parent had knowledge of such breach or inaccuracy as of the date of the merger agreement.

Parent Ownership

Parent will not sell or otherwise transfer any Shares legally and beneficially owned by it as of the date of the merger agreement and as set forth in the Schedule 13D with respect to the Company filed with the SEC by Parent and its affiliates on October 24, 1011.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	the filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•

access by Parent, Merger Sub and their respective representatives to the Company’s officers, employees, agents, properties, offices and other facilities, books and records between the date of the merger agreement and the effective time (subject to all applicable legal or contractual obligations and restrictions);

•	delisting and deregistration of the Shares;

•	coordination of press releases and other public announcements or filings relating to the merger;

•	notification of certain events;

•	expenses;

•	matters relating to state takeover statutes; and

•	resignation of the Company’s directors.

Conditions to the Completion of the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•

the merger agreement must have been duly approved by the affirmative vote of shareholders holding two-thirds or more of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of shareholders of the Company; and

•

no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, rule, or order then in effect which enjoins, restrains, or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the Company set forth in the merger agreement (a) with respect to authority and the absence of conflicts, being true and correct in all material respects, (b) with respect to capitalization, being true and correct in all respects (except for de minimis inaccuracies), and (c) with respect to all other matters, being true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”), except where the failure of such representations and warranties in the case of clause (c) to be true and correct would not constitute a material adverse effect, in each case as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such date);

•

the Company having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time;

•

Parent having received a certificate of an executive officer of the Company certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of the Company under the merger agreement described above;

•	there having not occurred a material adverse effect since the date of the merger agreement; and

•	shareholders holding no more than 10% of the Shares having validly served a notice of dissent under Section 238(2) of the Cayman Islands Companies Law.

The obligations of the Company to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct (without giving effect to any limitation as to “materiality”), except where the failure of such representations and warranties to be true and correct have not and would not prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger, in each case as of the date of the merger agreement and as of the effective time (except to the extent expressly made as of a specific date, in which case as of such date);

•

Parent and Merger Sub having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Parent and/or Merger Sub on or prior to the effective time; and

•

the Company having received a certificate of a designated director of Parent certifying as to the satisfaction of the conditions with respect to the representations and warranties and covenants of Parent and Merger Sub under the merger agreement described above.

Termination of the Merger Agreement

The merger agreement may be terminated at any time, whether before or after shareholder approval has been obtained, under the following circumstances:

•	by mutual written consent of Parent and the Company (upon approval of the special committee);

•	by either Parent or the Company, if:

•

the merger has not been completed on or before June 1, 2012, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a material cause of the failure to complete the merger by that date;

•

any competent court or governmental entity has enacted, issued, promulgated, enforced or entered any final, non-appealable law, rule or order which enjoins, restrains, prohibits or otherwise makes illegal the consummation of the merger, provided that this termination right will not be available to any party whose breach of any of its obligations under the merger agreement has been a material cause of the issuance of such law, rule or order; or

•	our shareholders do not approve the merger agreement or the merger or other transactions contemplated by the merger agreement at the extraordinary general meeting or any adjournment thereof;

•	by the Company, if:

•

Parent or Merger Sub has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to the Company’s obligation to complete the merger, and subject to specified notice and cure rights. This termination right will not be available to the Company if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger;

•

all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, the Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the closing and Parent and Merger Sub fail to complete the closing within five (5) business days following the date the closing should have occurred pursuant to the merger agreement, provided that the Company will not have this termination right if Parent or Merger Sub has the termination right described below in connection with their failure to receive financing proceeds not resulting from a material breach by Parent or Merger Sub of their obligations under the merger agreement with respect to the financing, until five (5) business days prior to June 1, 2012, whereupon, if Parent or Merger Sub have not yet exercised such termination right, the Company will have this right to terminate the merger agreement at any time;

•

prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has effected a change in the Company recommendation and/or authorized the Company to terminate the merger agreement;

•

prior to obtaining shareholder approval, the board of directors of the Company (upon recommendation of the special committee) has effected a change in the Company recommendation in connection with a superior proposal and/or authorized the Company to terminate the merger agreement to enter into an alternative acquisition agreement and the Company enters into such alternative acquisition agreement concurrently with, or immediately after, such termination; or

•

a dividend of not more than $0.55 per ordinary share of Shanda Games has not been approved at a meeting of its board of directors by December 12, 2011 (which dividend, in the amount of $0.51 per ordinary share, was approved by the board of directors of Shanda Games on November 28, 2011);

•	by Parent, if:

•

the Company has breached any of its representations, warranties or covenants contained in the merger agreement, such that its breach would result in the failure of a condition to Parent’s and Merger Sub’s obligations to complete the merger and subject to specified notice and cure rights. This termination right will not be available to Parent if it is then in breach of any of its representations, warranties or covenants contained in the merger agreement such that its breach would result in the failure of a condition to the Company’s obligation to complete the merger;

•

the Company notifies Parent or Merger Sub of its intention to terminate the merger agreement upon a change in the Company recommendation and/or authorization of the board of directors of the Company to terminate the merger agreement, and the Company fails to terminate the merger agreement within two (2) business days thereafter; or the board of directors of the Company or any committee thereof has effected a change in the Company recommendation; or

•

all of the mutual conditions to completion of the merger and all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, none of Parent, Merger Sub or the surviving company have received the proceeds of the financing in an amount sufficient to consummate the merger and the failure to receive such proceeds was not caused by a material breach by Parent or Merger Sub of their respective obligations under the merger agreement with respect to the financing, and Parent and Merger Sub fail to complete the merger within five (5) business days following the date the closing should have occurred pursuant to the merger agreement.

Termination Fees; Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $10 million in the event that the merger agreement is terminated (a) by the Company, after the board of directors of the Company effects a change in the Company recommendation and/or authorizes termination of the merger agreement, (b) by the Company, after the board of directors of the Company effects a change in the Company recommendation in connection with a superior proposal and/or authorizes termination of the merger agreement to enter into an alternate acquisition agreement, (c) by Parent, due to the Company’s breach of the merger agreement that results in the failure of a condition to Parent’s and Merger Sub’s obligation to complete the merger, or (d) by Parent, if (i) the board of directors of the Company or any committee thereof has effected a change in the Company recommendation or (ii) the Company notifies Parent or Merger Sub of its intention to terminate the merger agreement in connection with a change in the Company recommendation or board authorization and fails to do so within two (2) business days thereafter. In each case, the Company is also required to reimburse Parent for expenses of up to $3 million incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the merger agreement.

Parent is required to pay the Company a termination fee of $10 million in the event that the merger agreement is terminated (a) by the Company, due to breach of the merger agreement by Parent or Merger Sub that results in the failure of a condition to the Company’s obligation to complete the merger, (b) by the Company, if Parent and Merger Sub fail to complete the merger when all conditions to their obligations have been satisfied and the Company is ready, willing and able to complete the merger, provided, however, that the termination fee will be $25 million if such termination was due to a willful breach of the merger agreement by Parent or Merger Sub. Parent is required to pay the Company a termination fee of $18 million in the event that the merger agreement is terminated by the Company because a dividend of not more than $0.55 per ordinary share of Shanda Games has not been approved at a meeting of its board of directors by December 12, 2011 (which dividend, in the amount of $0.51 per ordinary share, was approved by the board of directors of Shanda Games on November 28, 2011). Parent is required to pay the Company a termination fee of $10 million in the event that the merger agreement is terminated by Parent when all of the conditions to Parent’s and Merger Sub’s obligations to complete the merger have been satisfied, the proceeds of the financing have not been received and such failure was not caused by a material breach by Parent or Merger Sub, and Parent and Merger Sub fail to complete the merger within five (5) business days following the date the closing should have occurred. In each case, Parent is also required to reimburse the Company for expenses of up to $3 million incurred by the Company and its affiliates in connection with the transactions contemplated by the merger agreement.

Remedies

In the event that either of Parent or Merger Sub fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, the Company’s right to receive the applicable termination fee and expense reimbursement from Parent and certain indemnification obligations of Parent under the merger agreement will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of the Company Group (as defined below) against the Parent Group (as defined below) for any loss or damage suffered as a result of such breach or failure to perform under the merger agreement or other failure of the merger to be consummated. Neither Parent nor any member of the Parent Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Company Group otherwise seek, or permit to be sought, any monetary damages from any member of the Parent Group in connection with the merger agreement or any of the transactions contemplated thereby.

In the event that the Company fails to consummate the merger for any reason or otherwise breaches the merger agreement or fails to perform thereunder, Parent’s right to receive the termination fee and expense reimbursement from the Company will be, subject to certain rights to equitable relief, including specific performance, described below, the sole and exclusive remedy of any member of the Parent Group against the Company Group for any loss or damage suffered as a result of such breach or other failure to perform under the merger agreement or other failure of the merger to be consummated. Neither the Company nor any member of the Company Group will otherwise have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with the merger agreement or any of the transactions contemplated thereby, and in no event shall any of the members of the Parent Group otherwise seek, or permit to be sought, any monetary damages from any member of the Company Group in connection with the merger agreement or any of the transactions contemplated thereby.

In this section of the proxy statement, the “Company Group” refers to, collectively, the Company, its subsidiaries and their respective direct or indirect shareholders, affiliates and representatives.

In this section of the proxy statement, the “Parent Group” refers to, collectively, Parent, Merger Sub, their respective direct and indirect shareholders and affiliates and any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent and Merger Sub.

Prior to termination of the merger agreement in accordance with its terms, the parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy. While Parent and Merger Sub, on the one hand, or the Company, on the other hand, may pursue both a grant of specific performance and the payment of the applicable termination fee, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, will be permitted or entitled to receive both a grant of specific performance and payment of such amounts, and upon the payment of such amounts, the remedy of specific performance will not be available against the party making such payment and any other member of the Parent Group or the Company Group, as applicable.

Amendment

The merger agreement may be amended with the approval of the respective boards of directors of the parties to the merger agreement at any time prior to the effective time. After the shareholders of the Company approve the merger agreement, no amendment that, under law or in accordance with the rules of NASDAQ, requires further approval of the shareholders may be made unless such approval is obtained. The merger agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your dissenters’ rights.

Requirements for Exercising Dissenters’ Rights

A dissenting shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting from the merger in accordance with Section 238 of the Cayman Islands Companies Law.

The exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:

•

you must give written notice of objection to the Company prior to the vote to approve the merger. The notice of objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting;

•

within twenty (20) days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a notice of objection;

•

within twenty (20) days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address and the number and class of the Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A dissenting shareholder must dissent in respect of all the Shares which he holds;

•

within seven (7) days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•

if, within thirty (30) days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within twenty (20) days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of the Shares; and

•

if a petition is timely filed and served, the Grand Court will determine at a hearing (a) which shareholders are entitled to dissenters’ rights, (b) the fair value of the Shares held by those shareholders and (c) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to perfect the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs, and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary’s office at 101 Barclay Street, New York, NY 10286.

If you do not satisfy each of these requirements, you cannot exercise dissenters’ rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Shanda Interactive Entertainment Limited, No. 208 Juli Road, Pudong New Area, Shanghai 201203, People’s Republic of China, Attention: General Counsel.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $20.675 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the per Share merger consideration of $20.675 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two (2) years ended December 31, 2009 and 2010. The historical financial information as of December 31, 2009 and 2010 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, at pages F-1 through F-111, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	For the year ended December 31,
	2009	2010
	(Adjusted)(1)
	RMB	RMB	US$
	(in thousands, except for per Share data)
Consolidated Statements of Operations and Comprehensive Income Data:
Net revenues	5,235,378	5,572,250	844,280
Cost of revenue	(1,477,626)	(2,153,542)	(326,294)
Gross profit	3,757,752	3,418,708	517,986
Operating expenses	(1,713,365)	(2,567,880)	(389,073)
Operating income from continuing operations	2,044,387	850,828	128,913
Interest income and investment income	113,640	148,194	22,454
Interest expenses	(100,739)	(102,606)	(15,546)
Other income, net	203,577	254,830	38,610
Income before income tax expenses from continuing operations	2,260,865	1,151,246	174,431
Income tax expenses	(485,797)	(369,759)	(56,024)
Equity in loss of affiliated companies	(50,545)	(8,993)	(1,363)
Income from continuing operations, net of tax	1,724,523	772,494	117,044

	For the year ended December 31,
	2009	2010
	(Adjusted)(1)
	RMB	RMB	US$
	(in thousands, except for per Share data)
Discontinued operations:
Loss from discontinued operations, net of tax	(4,968)	(47)	(7)
Gain from disposal of discontinued operations, net of tax	—	30,604	4,637
Income (loss) from discontinued operations, net of tax	(4,968)	30,557	4,630
Net income	1,719,555	803,051	121,674
Add: Net loss attributable to the non-controlling interests from discontinued operations	2,433	11	2
Less: Net income attributable to non-controlling interests from continuing operations	(116,176)	(178,181)	(26,997)
Less: Net income attributable to redeemable preferred shares issued by a subsidiary and redeemable non-controlling interests from continuing operations	(13,248)	(10,730)	(1,626)
Net income attributable to Shanda Interactive	1,592,564	614,151	93,053
Earnings per Share – Basic:
Net income attributable to Shanda Interactive Entertainment Limited common shareholders	11.86	5.11	0.77
Earnings per Share – Diluted:
Net income attributable to Shanda Interactive Entertainment Limited common shareholders	11.45	4.99	0.75
Weighted average ordinary shares outstanding
Basic	134,265,829	120,125,785	120,125,785
Diluted	138,503,917	123,075,244	123,075,244

(1)	Reflects the reclassification of the recorded music business previously operated by Beijing Huayi Brothers Music Co., Ltd. and Beijing Huayi Brothers Music Broker Co., Ltd. as a discontinued operation.

	As of December 31,
	2009	2010
	RMB	RMB	US$
	(in thousands)
Consolidated Balance Sheets Data:
Cash and cash equivalents	10,959,313	5,550,160	840,933
Total assets	16,159,447	14,892,820	2,256,488
Total liabilities	3,012,172	4,105,009	621,971
Redeemable preferred shares issued by a subsidiary and redeemable non-controlling interests	157,983	25,296	3,833
Total Shanda Interactive shareholders’ equity	11,546,023	8,707,657	1,319,342
Non-controlling interests	1,443,269	2,054,858	311,342
Total shareholders’ equity	12,989,292	10,762,515	1,630,684

Ratio of Earnings to Fixed Charges	As of December 31,
	2009	2010
	(unaudited)	(unaudited)
Ratio of earnings to fixed charges(1)	13.9	6.4

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income tax expenses from continuing operations before adjustment for equity in losses of affiliated companies adding fixed charges and subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expensed, amortized discounts related to indebtedness, an estimate of the interest within rental expense and preference security dividend requirements of consolidated subsidiaries. The ratio of earnings to fixed charges should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2010 was $11.73 (or $10.98 based on the weighted average number of outstanding Shares during 2010).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

On March 22, 2010 and June 1, 2010, our board of directors approved two share repurchase programs, under which the Company is authorized to repurchase up to $300 million and $200 million, respectively, worth of its outstanding ADSs from time to time, depending on market conditions, share price and other factors, as well as subject to the memorandum and articles of association of the Company, the relevant rules under United States securities laws and regulations and the relevant stock exchange rules. The last repurchase pursuant to these share repurchase programs was made by the Company on November 2, 2011.

All of the Shares underlying the ADSs repurchased by the Company were considered cancelled under Cayman Islands law and the excess of the repurchase price over the par value of the shares repurchased was charged to additional paid-in capital.

The following table summarizes the repurchases of ADSs by us for each quarter during the past two years:

	Total Number of the ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2010
First Quarter	4,699,639	$38.64 - 44.93	$42.28
Second Quarter	5,259,355	$39.24 - 44.99	$43.39
Third Quarter	445,143	$37.60 - 38.87	$38.29
Fourth Quarter	1,105,052	$38.27 - 39.99	$39.50
Total	11,509,189	$37.60 - 44.99	$42.37
2011
First Quarter	151,793	$39.50 - 39.98	$39.83
Second Quarter	336,306	$35.57 - 39.96	$37.58
Third Quarter	1,093,167	$29.90 - 39.78	$34.53
Fourth Quarter (through November 2, 2011)	1,074,108	$29.31 - 39.99	$35.96
Total	2,655,374	$29.31 - 39.99	$35.80

Purchases by the Buyer Group

On October 20, 2011, pursuant to an arrangement between Ms. Qian Qian Chrissy Luo and HSBC International Trustee Limited (“HKIT”), the one share outstanding in Silver Rose Investment Limited (“Silver Rose”) was transferred from HKIT for nil consideration to Ms. Qian Qian Chrissy Luo. This transaction was effected by an instrument of transfer. Silver Rose is the sole shareholder of Crystal Day Holdings Limited, which directly owns 11,938,212 Shares including 15,800 Shares in the form of ADSs.

On October 20, 2011, pursuant to certain arrangement between Shanda Investment International Ltd. (“Shanda Investment”) and DBS Trustees Limited (“DBS”), trustee to the Chi Feng Trust, 1,156,270 Shares (including 479,135 ADSs representing 958,270 Shares) held in trust by DBS for Mr. Danian Chen and his family members were transferred to Shanda Investment for nil consideration. This transaction was effected by a transfer by the broker as instructed by DBS.

On October 21, 2011, pursuant to certain arrangement between Shanda Investment and DBS, 198,000 Shares held in trust by DBS for Mr. Danian Chen and his family members were transferred to Shanda Investment for nil consideration. This transaction was effected by an instrument of transfer.

Prior Public Offerings

In May 2004, we completed our initial public offering of ADSs. We did not make any underwritten public offering of our securities during the past three years.

Transactions in Prior 60 Days

There was no transaction in the Company’s Shares during the past 60 days by the Company or any member of the Buyer Group, or any of their respective executive officers, directors, associates or majority-owned subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	our directors and executive officers as a group; and

•	each person known to us to beneficially own more than 5.0% of the total outstanding Shares.(1)(2)

	Shares Beneficially Owned(1)(2)
	Number	%
Directors and Executive Officers:
Tianqiao Chen(3)	60,000,000	55.2
Qian Qian Chrissy Luo (4)	14,392,750	13.2
Danian Chen(5)	1,156,270	1.1
Jingsheng Huang	*	*
Chengyu Xiong	—	—
Kai Zhao	—	—
Grace Wu	*	*
John Lee	—	—
Jin Zhang	—	—
Haifa Zhu	*	*
Danning Mi	*	*
Johnson Yao	*	*
All directors and executive officers as a group	76,005,308	69.7
Principal Shareholders:
Tianqiao Chen(3)	60,000,000	55.2
Shanda Media Limited(3)	60,000,000	55.2
First Step Services Limited(3)	60,000,000	55.2
Premium Lead Company Limited(3)	60,000,000	55.2
Qian Qian Chrissy Luo (5)	14,392,750	13.2
Orbis Group	12,801,576	11.8
Silver Rose Investment Limited(5)	11,938,212	11.0
Crystal Day Holdings Limited(5)	11,938,212	11.0
FMR LLC	6,868,066	6.3

*	The person beneficially owns less than 1.0% of the total outstanding Shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days from the date of this proxy statement.
(2)	For each person or group listed in the above table, the percentage of beneficial ownership is calculated by dividing the number of Shares beneficially owned by such person or group (including Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement) by the sum of (a) the number of total outstanding Shares as of the date of this proxy statement and (b) the number of Shares underlying any options held by such person or group that are exercisable within 60 days from the date of this proxy statement.
(3)	Mr. Tianqiao Chen is the sole shareholder of Shanda Media Limited, which holds a 60% equity interest in First Step Services Limited (“First Step”). First Step, in turn, holds a 60% equity interest in Premium Lead Company Limited (“Parent”), which holds 60,000,000 Shares. In addition, Mr. Tianqiao Chen is a director of First Step and Parent. Mr. Tianqiao Chen has voting and dispositive control over the Shares held by Parent.
(4)	Ms. Qian Qian Chrissy Luo is the sole shareholder of Fortune Capital Holdings Enterprises Limited (“Fortune Capital”), which holds 1,227,269 ADSs (representing 2,454,538 Shares). Ms. Qian Qian Chrissy Luo is also the sole shareholder of Silver Rose Investment Limited, which, in turn, is the sole shareholder of Crystal Day Holdings Limited (“Crystal Day”), which holds 11,922,412 Shares and 7,900 ADSs (representing 15,800 Shares). Ms. Qian Qian Chrissy Luo has voting and dispositive control over the Shares held by Fortune Capital and Crystal Day.
(5)	Mr. Danian Chen is the sole shareholder of Shanda Investment International Ltd. (“Shanda Investment”), which holds 198,000 Shares and 479,135 ADSs (representing 958,270 Shares). Mr. Danian Chen has voting and dispositive control over the Shares held by Shanda Investment.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax consequences to the U.S. Holders described below of the exchange of Shares or ADSs for cash pursuant to the merger agreement. This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding Shares or ADSs as part of a hedge, straddle, integrated transaction, or similar transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities classified as partnerships for U.S. federal income tax purposes;

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs”;

•	persons that own, or have owned, directly, indirectly or constructively, 10% or more of the total voting power of the Company;

•	persons who received or acquired Shares or ADSs pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons that continue to own after the merger, indirectly or constructively, shares of the Company; or

•	persons holding shares in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Shares or ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of the disposition of the Company’s Shares or ADSs.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”) administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof. These laws are subject to change, possibly with retroactive effect. U.S. Holders should consult their tax advisers to determine the particular U.S. federal income tax consequences to them of the transactions contemplated by the merger agreement, as well as the consequences under any applicable U.S. state, local and non-U.S. tax laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Exchange of Shares or ADSs for Cash. The exchange of the Company’s Shares or ADSs for cash will be a taxable transaction for U.S. federal income tax purposes. An exchanging or dissenting U.S. Holder will recognize gain or loss on the disposition of Shares or ADSs, equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the Shares or ADSs surrendered. Subject to the discussion in “—Passive Foreign Investment Company Rules” below, any gain or loss recognized will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Shares or ADSs for more than one year.

As described in “Material PRC Income Tax Considerations,” if the Company were deemed to be a resident enterprise under PRC tax law, any gain from the disposition of Shares or ADSs may be subject to PRC tax. Although any such gain would generally be characterized as U.S.-source income, U.S. Holders eligible for the benefits of the income tax treaty between the United States and China may be able to elect to treat the disposition gain as foreign-source gain for foreign tax credit purposes. U.S. Holders should consult their tax advisers regarding their eligibility for benefits under the income tax treaty between the United States and China and the creditability of any PRC tax on the disposition of Shares or ADSs in their particular circumstances.

Passive Foreign Investment Company Rules. Because it is not clear how the VIE agreements with certain of the Company’s PRC operating companies will be treated for purposes of the passive foreign investment company (“PFIC”) rules, and because of the uncertainty with respect to valuation and characterization of the Company’s assets, the Company may be a PFIC for the current taxable year, and may have been a PFIC for one or more of its previous taxable years.

In general, a non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties and capital gains. If a non-U.S. corporation is a PFIC for any year during which a holder owns shares (or American depositary shares) of that corporation, it generally will continue to be treated as a PFIC with respect to such holder for all succeeding years during which the holder holds the securities.

If the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it has been a PFIC), any gain recognized by the U.S. Holder would be allocated ratably over the U.S. Holder’s holding period for the Shares or ADSs. The amounts allocated to the taxable year of the merger and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability for each such taxable year. Furthermore, a U.S. Holder would be required to file Internal Revenue Form 8621 with respect to the Company, generally with the U.S. Holder’s federal income tax return for the year of merger.

Alternatively, if the Company is a PFIC (or is treated as a PFIC with respect to a U.S. Holder because it has been a PFIC) and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a mark-to-market election with respect to the U.S. Holder’s ADSs. If a U.S. Holder has made this election, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder would be treated as ordinary income and any loss would be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).

Information Reporting and Backup Withholding. Cash payments to a U.S. Holder generally will be subject to information reporting and may be subject to backup withholding if made within the United States or through certain U.S. related financial intermediaries, unless: (i) the U.S. Holder is an exempt recipient, or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

For taxable years beginning after March 18, 2010, certain U.S. Holders who are individuals are required to report information relating to stock of a non-U.S. person, subject to certain exceptions (including an exception for stock held through U.S. financial institutions). U.S. Holders should consult their tax advisers regarding their reporting obligation with respect to the disposition of their Shares or ADSs.

MATERIAL PRC INCOME TAX CONSIDERATIONS

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-resident entherprise” (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the Individual Income Tax Law, an individual who disposed of capital asset in China is subject to PRC income tax at the rate of 20%. Reliefs from these taxes could be sought from applicable Income Tax Treaties with China.

Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares should otherwise be subject to PRC tax to holders of such shares that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698,” Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, and the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (Gong Gao No. 24) issued by the State Administration of Taxation, which became effective as of April 1, 2011, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5% or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise is required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares or ADSs would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to invoke Circular 698 and impose tax on the receipt of cash for its Shares or ADSs, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its corporate shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL CAYMAN ISLANDS TAX CONSIDERATIONS

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares under the terms of the merger. This is subject to the qualification that (a) Cayman Islands stamp duty may be payable if any transaction documents are brought to or executed or produced before a court in the Cayman Islands; and (b) registration fees will be payable to the Registrar of Companies to register the plan of merger.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, an annual general meeting is expected to be held in September or October in 2012.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the cash position of the Company and its subsidiaries, including Shanda Games, at the effective time;

•

debt financing may not be funded at the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being completed promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2010. Please see “Where You Can Find More Information” beginning on page 101 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://ir1.snda.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on June 30, 2011 (as amended on July 28, 2011) is incorporated herein by reference. The Company’s reports on Form 6-K furnished to the SEC since June 30, 2011, including, without limitation, the reports on Form 6-K filed with the SEC on August 31, 2011, September 20, 2011, October 17, 2011, November 14, 2011, November 22, 2011 and December 2, 2011 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, Ipreo Holdings LLC, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED             , 2012. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

among

PREMIUM LEAD COMPANY LIMITED,

NEW ERA INVESTMENT HOLDING LTD.,

and

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

Dated as of November 22, 2011

A - i

A - ii

Appendix 1 – Form of Cayman Plan of Merger

A - iii

AGREEMENT AND PLAN OF MERGER, dated as of November 22, 2011 (this “Agreement”), among Premium Lead Company Limited, a British Virgin Islands business company(“Parent”), New Era Investment Holding Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”).

WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the Transactions, including the Merger and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement; and

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that it is fair to and in the best interests of the Company and its shareholders (other than holders of Founder Shares) for Parent to acquire the Company on the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the approval and adoption of this Agreement by the shareholders of the Company;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“2010 Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2010, including the notes thereto.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c), which contains terms no less favorable to the Company than those contained in the Confidentiality Agreement.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” means, in relation to any party, any entity controlling, controlled by or under common control with, that party, whether directly or indirectly through one or more third parties, including any fund or other similar investment vehicle of which the investment manager is an entity controlling, controlled by or under common control with that party or the investment manager of that party where the party is a fund or other similar investment vehicle.

“Available Cash” shall mean cash of the Company in US dollars in a US dollar denominated bank account of the Company as of immediately prior to the Effective Time, net of issued but uncleared checks and drafts, available at the Effective Time for use by Parent and Merger Sub as a source of funds for Merger Sub to (i) pay the aggregate Per Share Merger Consideration and Per ADS Merger Consideration and for Parent and Merger Sub to pay the fees and expenses payable by them in connection with the Merger and the other Transactions and (ii) repay the Financing to the extent that it has not been applied for the purposes set out in (i) above.

“Available Onshore Cash” shall mean cash of the Onshore Cash Escrow WFOE in RMB in a RMB dollar denominated bank account of the Onshore Cash Escrow WFOE as of immediately prior to the Effective Time, net of issued but uncleared checks and drafts.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, the Cayman Islands, the British Virgin Islands, Hong Kong, Singapore or the PRC.

“Cloudary” means Cloudary Corporation, a Subsidiary of the Company incorporated in the Cayman Islands.

“Company Board” means the board of directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Group” means the Company, its Subsidiaries and their respective direct or indirect shareholders, Affiliates and Representatives.

“Company Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions and effects, has or would reasonably be expected to have a materially adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that in no event shall any of the following, either alone or in combination, constitute, or be taken into account in determining whether there has been or would be, a Company Material Adverse Effect: (i) changes affecting the economy or financial markets generally in the PRC; (ii) changes in GAAP or any interpretation thereof after the date hereof; (iii) changes in applicable Law (or any interpretation thereof) or directives or policies of a Governmental Authority of general applicability that are binding on the Company or any of its Subsidiaries; (iv) changes that are the result of factors generally affecting the industries in which the Company and its Subsidiaries operate; (v) effects resulting from the public announcement of this Agreement or the identity of Parent and its Affiliates, including, without limitation, the initiation of litigation or other legal proceeding related to this Agreement or the Transactions, or any losses of customers or employees; (vi) any failure by the Company or any of its Subsidiaries to meet any analyst estimates or expectations of the Company’s or such Subsidiary’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); (vii) natural disasters, declarations of war, acts of sabotage or terrorism or armed hostilities; (viii) changes in the market price or trading volume of Shares (it being understood that the facts or occurrences giving rise to or contributing to such changes that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect); or (ix) any action or omission of the Company or any of its Subsidiaries taken, directly or indirectly, at the direction of any officer or director of Parent, or at the request of Parent; provided, that facts, events, circumstances, developments, conditions, changes, occurrences or effects set forth in clauses (i), (ii), (iii), (iv) and (vii) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or reasonably would be expected to occur if and to the extent such facts, events, circumstances, developments, conditions, changes, occurrences or effects individually or in the aggregate have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, approvals and orders of any Governmental Authority.

“Company Recommendation” means the recommendation of the Company Board that the shareholders of the Company approve and adopt this Agreement.

“Company Shareholder Approval” means the approval and adoption of this Agreement and the Transactions (including the Merger) at the Company Shareholders’ Meeting by the Required Company Vote.

“Company Shareholders’ Meeting” means the meeting of the Company’s shareholders (including any adjournments or postponements thereof) to be held to consider approval and adoption of this Agreement and the Merger.

“Competing Transaction” means any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to lead to (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving an acquisition of the Company (or any of its Subsidiaries whose business constitutes more than 15% of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole); (b) any sale, lease, license, exchange, transfer, other disposition, or joint venture, that would result in any Person (other than Parent and its Affiliates) acquiring assets or businesses of the Company and its Subsidiaries that constitute or represent more than 15% of the net revenue, net income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, other than any such transaction in the ordinary course of business; (c) any sale, exchange, transfer or other disposition of more than 15% of the Shares; (d) any tender offer or exchange offer that, if consummated, would result in any Person (other than Parent and its Affiliates) becoming the beneficial owner of more than 15% of the Shares; or (e) any combination of the foregoing.

“Confidentiality Agreement” means the confidentiality agreement, dated October 20, 2011, between Parent and the Company.

“Contract” shall mean any note, bond, mortgage, indenture, Lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Encumbrances” means mortgages, pledges, liens, security interests, encumbrances, charges or other adverse claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any options, rights of first refusal or rights of first offer.

“End Date” means June 1, 2012.

“Escrow Arrangements” means the account opening and escrow agreements with JPMorgan Chase Bank (China) Company Limited or its Affiliates and the deposit of the Required Available Onshore Cash Amount into an account with the foregoing as described in Section 7.15(e) on terms to be agreed among the Parent, Merger Sub, the Company and the Onshore Cash Escrow WFOE prior to the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approvals, the filing of any required notices under anti-trust, anti-monopoly law or other similar regulations and all other matters related to the closing of the Merger and the other Transactions. For the avoidance of doubt, the Expenses of Parent or Merger Sub shall include all fees and expenses actually incurred or accrued by Parent or Merger Sub in connection with the Financing, including, without limitation, the Upfront Fees and Cancellation Fee set forth in the Facility Agreement (and in each case, as defined therein) and other fees and expenses set forth in the Finance Documents and the Transaction Security Documents (each as defined in the Facility Agreement).

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means any chemical, pollutant, waste or substance that is (a) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (b) any petroleum product or by-product, asbestos containing material, polychlorinated biphenyls or radioactive materials.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all indebtedness of such Person for the deferred purchase of property or services; (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person as lessee under Leases that have been or should be, in accordance with GAAP, recorded as capital leases; (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, and (g) all Indebtedness of others referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals and extensions for any of the foregoing in clauses (a)-(e); and (g) any and all other proprietary rights.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company.

“Knowledge of Parent” or “Parent’s Knowledge” means the actual knowledge, as of the date of this Agreement, of any officer or director of Parent.

“Ku6” means Ku6 Media Co., Limited , a Subsidiary of the Company incorporated in the Cayman Islands.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“NASDAQ” means the NASDAQ Global Select Market.

“Onshore Cash Escrow WFOE” means Shengguan Business Advisory (Shanghai) Co. Ltd., a limited liability company incorporated in the PRC.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Other Financing” means the actions specified in Section 1.01 of the Parent Disclosure Schedule.

“Parent Board” means the board of directors of Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by Parent to the Company simultaneously with the signing of this Agreement.

“Parent Group” means Parent, Merger Sub, their respective direct and indirect shareholders and Affiliates and any lender or prospective lender, lead arranger, arranger, agent or Representative of or to Parent and Merger Sub.

“Parent Ordinary Share” means the common share of Parent.

“Parent Termination Fee” means (i) an amount in cash equal to US$25,000,000 if the Parent Termination Fee becomes payable pursuant to Section 9.03(b) in connection with a termination of this Agreement pursuant to Section 9.01(c)(i) or Section 9.01(c)(ii), in either case, due to a willful breach of this Agreement by Parent or Merger Sub; (ii) an amount in cash equal to US$18,000,000 if the Parent Termination Fee becomes payable pursuant to Section 9.03(b) in connection with a termination of this Agreement pursuant to Section 9.01(c)(v); or (iii) an amount in cash equal to US$10,000,000 if the Parent Termination Fee becomes payable in any other circumstance.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments and charges or levies by Governmental Authorities not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount, that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Encumbrances imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Encumbrances securing indebtedness or liabilities that (A) are reflected in the Company SEC Reports or Subsidiary SEC Reports filed or furnished prior to the date hereof, or (B) that have otherwise been disclosed to Parent in writing as of the date of this Agreement; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business; (xi) standard survey and title exceptions; and (xii) any other Encumbrances that have been incurred or suffered in the ordinary course of business and that would not have a Company Material Adverse Effect.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Available Cash Amount” shall mean Available Cash in an aggregate amount not less than US$491,000,000.

“Required Available Onshore Cash Amount” shall mean Available Onshore Cash in an aggregate amount not less than the RMB equivalent of US$100,000,000.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its wholly-owned Subsidiaries.

“Shanda Games” means Shanda Games Limited, a Subsidiary of the Company incorporated in the Cayman Islands.

“Share Repurchase Plan” means each of (i) the US$3,000,000 share repurchase program of the Company approved on March 22, 2010, (ii) the US$2,000,000 share repurchase program of the Company approved on June 2, 2010; (iii) the 2010 share repurchase program of Shanda Games approved on March 1, 2010; and (iv) the 2006 stock repurchase program of Ku6 approved in February 2006.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Committee” means a committee of the Company’s board of directors consisting of members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

“Specified Subsidiaries” means Shanda Games, Ku6, Cloudary and the Company’s directly-owned Subsidiaries.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries; provided, however, that the following rules of interpretation shall be applied with respect to the use of the term “Subsidiary” or “Subsidiaries,” as they are applied to Shanda Games and Ku6: (i) when used in the representations and warranties of the Company contained in this Agreement, with respect to Shanda Games and Ku6, the representation or warranty shall be made solely to the Company’s Knowledge, and (ii) whenever this Agreement obligates any Subsidiary to take or not to take, or requires that the Company cause any Subsidiary to take, or not to take, any action, such covenant shall be satisfied with respect to Shanda Games and Ku6, upon the Company’s request of such Subsidiary to take, or not to take, as the case may be, such action.

“Subsidiary SEC Reports” means, collectively, all forms, reports, statements, schedules and other documents filed or furnished by any Subsidiary of the Company with the SEC since December 31, 2009.

“Superior Proposal” means a written bona fide offer or proposal made by a third party with respect to a Competing Transaction that the Company Board (upon recommendation of the Special Committee) determines, in its good faith judgment, after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel, and taking into account such factors as the Company Board (upon recommendation of the Special Committee) considers appropriate, which may include legal, financial and regulatory and other aspects of the proposal and any changes to the terms of this Agreement which may have been proposed by Parent pursuant to Section 7.03(e) in response to such offer or proposal or otherwise (including financing, regulatory approvals, shareholder litigations, identity of the Person or group making the offer or proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), to be (a) more favorable, including from a financial point of view, to the shareholders of the Company (other than holders of Founder Shares) than the Merger and (b) reasonably likely to be consummated; provided, however, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction, or if the Company’s recourse in the event such transaction is not consummated because of the failure to obtain financing is less favorable to the Company in any material respect than the Company’s recourse in such an event hereunder For purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing Transaction” shall be replaced with “50%”.

“Tax” or “Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means an amount in cash equal to US$10,000,000.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
ADS	Section 3.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.03(c)
Alternative Facility Agreement	Section 7.15(a)
Alternative Financing	Section 7.15(a)
Articles of Association	Section 2.05
Bankruptcy and Equity Exception	Section 4.04(a)
Cayman Companies Law	Section 2.01
Cayman Plan of Merger	Section 2.03
Change in the Company Recommendation	Section 7.03(c)
Closing	Section 2.02
Closing Date	Section 2.02
Company	Preamble
Company Affiliate	Section 4.06(b)
Company Intellectual Property	Section 4.14(a)
Company Options	Section 3.03(a)
Company Option Plans	Section 3.03(a)
Company SEC Reports	Section 4.07(a)
Damages	Section 7.05(b)
Deposit Agreement	Section 3.02(i)
Depositary	Section 3.02(i)
Dispute	Section 10.07(a)
Dissenting Shares	Section 3.01(b)
Dissenting Shareholders	Section 3.01(b)
Effective Time	Section 2.03

Defined Term	Location of Definition
Environmental Law	Section 4.16
Environmental Permits	Section 4.16
Exchange Fund	Section 3.02(a)
Excluded Shares	Section 3.01(b)
Facility Agreement	Section 5.08(b)
Financing	Section 5.08(b)
Founder Shares	Section 3.01(b)
Government Official	Section 4.06(b)
Indemnified Parties	Section 7.05(a)
Leased Real Property	Section 4.13(b)
Lender	Section 5.08(b)
Losses	Section 7.15(d)
Material Contracts	Section 4.17(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Superior Proposal	Section 7.03(e)
Notice Period	Section 7.03(e)
Owned Real Property	Section 4.13(a)
Parent	Preamble
Paying Agent	Section 3.02(a)
Per ADS Merger Consideration	Section 3.01(b)
Per Share Merger Consideration	Section 3.01(b)
Plans	Section 4.11
Proxy Statement	Section 4.05(b)
Real Property Leases	Section 4.13(b)
Record Date	Section 7.02(a)
Required Company Vote	Section 4.04(c)
Restraint	Section 8.01(b)
Schedule 13E-3	Section 7.01(a)
Shares	Section 3.01(b)
Share Certificates	Section 3.02(c)
SIAC	Section 10.07(b)
SIAC Rules	Section 10.07(b)
specified currency	Section 1.03
Surviving Corporation	Section 2.01
Takeover Statute	Section 4.21
Uncertificated Shares	Section 3.02(c)

Section 1.03 Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Exhibit, Appendix or Schedule, such reference is to an Article or Section of, or Exhibit, Appendix or Schedule to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any of the provisions of this Agreement. Where this Agreement specifies an amount in a given currency (the “specified currency” ) or its “equivalent”, the “equivalent” is a reference to the amount of any other currency which, when converted into the specified currency utilizing the spot rate of exchange quoted by JPMorgan Chase Bank, N.A., acting through its Singapore branch, for the purchase of the specified currency with that other currency at or about 11 a.m. on the relevant date, is equal to the relevant amount in the specified currency.

ARTICLE II

THE MERGER

Section 2.01 The Merger . Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law (as amended) (the “Cayman Companies Law”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law. The Merger shall have the effects specified in the Cayman Companies Law.

Section 2.02 Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Shearman & Sterling LLP, 6 Battery Road #25-03, Singapore 049909, at 10:00 a.m. (Singapore time), on the second Business Day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company (such date being the “Closing Date”).

Section 2.03 Effective Time. On the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) in substantially the form contained in Appendix 1 hereto and the Company shall file the Cayman Plan of Merger and such other documents as required by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law.

The Merger shall become effective at the time when the Cayman Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such other subsequent date or time as may be specified in the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

Section 2.04 Effect of the Merger. At the Effective Time, the Merger shall have the effects specified in the Cayman Companies Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of Merger Sub and the Company in accordance with the Cayman Companies Law.

Section 2.05 Memorandum and Articles of Association. At the Effective Time, the memorandum of association and articles of association of Merger Sub then in effect shall be the memorandum of association and articles of association (the “Articles of Association”) of the Surviving Corporation (except that, at the Effective Time, Article I of the Articles of Association shall be amended to read as follows: “The name of the corporation is Shanda Interactive Entertainment Limited”) until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

Section 2.07 Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Association.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

Section 3.01 Conversion of Securities. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Securities of Merger Sub. Each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(b) Merger Consideration. Each ordinary share, par value US$0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing two Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive US$20.675 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents two Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$41.35 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement. At the Effective Time, all of the Shares, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 3.02(e). For the purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by each of Parent, its direct and indirect shareholders and their respective Affiliates prior to the Effective Time (“Founder Shares”) and (ii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law (“Dissenting Shareholders”).

(c) Certain Adjustments. Notwithstanding any provision of this Article III, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (a) has been sent to such shareholder and has been returned undelivered or has not been cashed; or (b) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case, no valid claim in respect thereof has been communicated in writing to the Company; or (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to Dissenting Shareholders and shareholders who are untraceable exceeds US$2,000,000, such monies and any monies which are returned shall be held by the Surviving Corporation in a separate non-interest bearing account for the benefit of Dissenting Shareholders and shareholders who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

(e) Cancellation of Founder Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Founder Share shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto and the register of members of the Company will be amended accordingly.

Section 3.02 Exchange of Share Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 3.01(b), Section 3.02(e) and Section 3.03(a) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”, and in case of payments under Section 3.02(e), an amount equal to the number of Dissenting Shares multiplied by the Per Share Merger Consideration). If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law and (y) the Per Share Merger Consideration.

(b) Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided, that such investments shall be in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding US$1 billion. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 3.01(b), Section 3.02(e) and Section 3.03(a) shall be returned to the Surviving Corporation or Parent (as directed by Parent) in accordance with Section 3.02(f). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 3.01(b), Section 3.02(e) and Section 3.03(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 3.01(b), Section 3.02(e) and Section 3.03(a).

(c) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five Business Days in the case of record holders and (y) three Business Days in the case of the Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form for a Cayman Islands incorporated company specifying how the delivery of the Exchange Fund to registered holders of the Shares shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for effecting the surrender of share certificates, if any, representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(g)) in exchange for the Per Share Merger Consideration. Upon surrender of any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (“Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.02(g)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. Pursuant to the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

(d) Transfer Books; No Further Ownership Rights. The Per Share Merger Consideration and Per ADS Merger Consideration paid in respect of the Shares upon the surrender for exchange of Share Certificates or for Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Share Certificates or Uncertificated Shares, and at the Effective Time, the register of members of the Company shall be closed and thereafter there shall be no further registration of transfers on the register of members of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Share Certificates or Uncertificated Shares that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Founder Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article III.

(e) Dissenter’s Rights. No Person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the Cayman Companies Law. If a holder of Dissenting Shares effectively withdraws its demand for, or loses its rights to, appraisal rights under Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, such Shares shall cease to be Dissenting Shares. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal and any other instruments served pursuant to applicable Law that are received by the Company relating to its shareholders’ rights of appraisal and (ii) the opportunity to direct or approve all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Founder Shares) who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article III upon due surrender of its Share Certificates, if any, (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.02(g) ), without any interest thereon.

(g) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as an indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque to such Person in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(h) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it reasonably determines is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect to which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

(i) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to The Bank of New York, Mellon (formerly The Bank of New York) (the “Depositary”) to terminate the deposit agreement dated May 17, 2004 between the Company and the Depositary (the “Deposit Agreement”) in accordance with its terms.

(j) No Liability. None of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(k) Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration and the Per ADS Merger Consideration represent the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

(l) No Further Dividends. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Share Certificates.

Section 3.03 Treatment of Company Options.

(a) Treatment of Options. As of the Effective Time, each option to purchase Shares (a “Company Option”) pursuant to the Company’s 2003 Share Incentive Plan and 2005 Equity Compensation Plan (collectively, the “Company Option Plans”) that is then outstanding and unexercised shall be cancelled and converted into the right to receive as soon as reasonably practicable after the Effective Time, a cash amount equal to (i) the total number of Shares subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price payable per Share issuable under such Company Option, without interest. For the avoidance of doubt, Section 3.02(h) shall apply to the foregoing right to receive any cash amount under this Section 3.03(a).

(b) Corporate Action. At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Section 3.03(a). The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Company to any Person pursuant to or in settlement of Company Options.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, (a) except as set forth in the Company Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), and (b) except as disclosed in the Company SEC Reports or the Subsidiary SEC Reports filed or furnished prior to the date of this Agreement (excluding “risk factors” sections or any language in such reports that is predictive or forward-looking, in each case other than any specific factual information contained therein), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or other legal entity to do business, and is in good standing (with respect to jurisdictions that recognize the concept of good standing), in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.02 Memorandum and Articles of Association. The memorandum and articles of association, bylaws or other equivalent organizational documents, as applicable, of each of the Company and its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its memorandum and articles of association, bylaws or equivalent organizational documents, as applicable, in any material respect.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 Shares and 100,000,000 preferred shares of a nominal or par value of US$0.01 each. As of November 21, 2011, (i) 108,335,894 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) 1,579,896 Shares are reserved for future issuance pursuant to outstanding Company Options. Each Company Option was granted in accordance with all applicable Laws in all material respects, all of the terms and conditions of the relevant Company Option Plan and in compliance with the rules and regulations of NASDAQ in all material respects. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Except as set forth in Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company or any Specified Subsidiary relating to the issued or unissued share capital of the Company or any of its Specified Subsidiaries or obligating the Company or any of its Specified Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Specified Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Specified Subsidiaries and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than the Share Repurchase Plans, there are no outstanding contractual obligations of the Company or any of its Specified Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any share capital or other securities of the Company or any of its Subsidiaries. As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which shareholders of the Company may vote are issued or outstanding.

(c) Each outstanding share of capital stock of, or other equity interest in, each Subsidiary wholly owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction), (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock or other equity interests. Each outstanding share of capital stock of or other equity interest that are directly or indirectly owned by the Company in each Subsidiary that is not wholly owned by the Company is (i) duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable in the relevant jurisdiction), (ii) owned by the Company or another of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances) and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock or other equity interests.

Section 4.04 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the approval of this Agreement and the Merger, obtaining the Company Shareholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote of those directors voting at a meeting duly called and held and not subsequently rescinded or modified in a manner adverse to Parent, has (i) approved and declared advisable the Merger, the other Transactions and this Agreement; (ii) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders (other than holders of Founder Shares); (iii) resolved to recommend the approval and adoption of this Agreement, and directed that this Agreement be submitted for approval, by the shareholders of the Company at the Company Shareholders’ Meeting; and (iv) taken all such actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions, including obtaining any necessary consents in respect of the Company Option Plans.

(c) The only vote of the holders of any class or series of share capital of the Company necessary to approve and adopt this Agreement and the Merger is the affirmative vote of shareholders representing two-thirds or more of the Shares present and voting in person or by proxy as a single class at the Company Shareholders’ Meeting (the “Required Company Vote”).

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the memorandum and articles of association or other equivalent organizational documents of the Company or any of its Subsidiaries; (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries (other than Permitted Encumbrances) pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, Company Permit or other instrument or obligation to which the Company of any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) Other than filings and/or notices required for (i) compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, and (iii) the filing of the Cayman Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions, except for those that the failure to make or obtain would not have a Company Material Adverse Effect.

Section 4.06 Permits; Compliance.

(a) (i) The business of each of the Company and its Subsidiaries is conducted in compliance with all Laws applicable to the Company or such Subsidiary or by which any property, asset or right of the Company or such Subsidiary is bound, (ii) the Company is in compliance with the applicable listing, corporate governance and other rules and regulations of NASDAQ, (iii) each of the Company and its Subsidiaries is in possession of all Company Permits necessary for the lawful conduct of its business and the ownership, use, occupancy and operation of its assets and properties, (iv) each of the Company and its Subsidiaries is in compliance with the terms of such Company Permits, and (v) no such Company Permit shall cease to be effective as a result of the Transactions, except, in each case, for such non-compliance or non-possession as would not have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary (each, a “Company Affiliate”) has (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (each, a “Government Official”) for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of its Subsidiaries or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person.

Section 4.07 SEC Filings; Financial Statements.

(a) The Company has filed, or furnished, as the case may be, all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2009 (the “Company SEC Reports”). The Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act (in each case, as amended and including the rules and regulations promulgated thereunder), and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except for Shanda Games, Ku6 and Cloudary, no Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC.

(b) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) The audited consolidated financial statements included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly present, or, in the case of Company SEC Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein, in each case in accordance with GAAP.

(d) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act is made known to its chief executive officer and chief financial officer or other persons performing similar functions. To the Company’s Knowledge, neither the Company nor its independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the internal controls and procedures of the Company which are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the management of the Company or other employees who have a significant role in the internal controls over financial reporting utilized by the Company.

Section 4.08 No Undisclosed Liabilities. None of the Company or any Subsidiary of the Company has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities or obligations (i) which have not and would not have a Company Material Adverse Effect, (ii) reflected or reserved against in the 2010 Balance Sheet included in the Company SEC Reports, (iii) incurred after December 31, 2010, in the ordinary course of business consistent with past practice, or (iv) incurred pursuant to the Transactions.

Section 4.09 Absence of Certain Changes or Events. Except as set forth in Section 4.09 of the Company Disclosure Schedule, since December 31, 2010, (a) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been (A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge which has had a Company Material Adverse Effect; (B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company); (C) any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; or (D) any receiver, trustee, administrator or other similar Person appointed in relation to the affairs of the Company or its property or any part thereof.

Section 4.10 Absence of Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, to the Knowledge of the Company, as of the date hereof, there is no Action pending or threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries before any Governmental Authority that has had a Company Material Adverse Effect. None of the Company, its Subsidiaries or any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority, except as would not have a Company Material Adverse Effect.

Section 4.11 Employee Benefit Plans

(a) All material benefit and compensation plans, agreements, or arrangements, including, without limitation, plans and agreements to provide severance or fringe benefits, (the “Plans”) covering current or former Service Providers are listed in Section 4.11(a) of the Company Disclosure Schedule. True and complete copies of each Plan (or a summary thereof, if the Plan is not in writing), including all amendments thereto, have been provided or made available to Parent and Merger Sub. Except as disclosed in Section 4.11(a) of the Company Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries has made any plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan; and (ii) since December 31, 2010 there has been no material change, amendment, modification to, or adoption of, any Plan.

(b) Except as (i) would not have a Company Material Adverse Effect, and (ii) otherwise specifically provided in this Agreement regarding the Company Options, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with another event, such as a termination of employment) will (x) result in any payment becoming due to any current or former director or current or former Service Provider under any of the Plans or otherwise; (y) increase any benefits otherwise payable under any of the Plans; or (z) result in any acceleration of the time of payment or vesting of any such benefits.

(c) There is no outstanding Order against the Plans that would have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each document prepared in connection with a Plan complies with applicable Law. Except as would not have a Company Material Adverse Effect, (i) each Plan has been operated in accordance with its terms, applicable Law, and, to the extent applicable, in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matters, and (ii) no circumstance, fact or event exists that could result in any default under or violation of any Plan, and no Action is pending or threatened with respect to any Plan.

(d) To the Knowledge of the Company, the Company is not obligated, pursuant to any of the Plans or otherwise, to grant any options to purchase Shares to any Service Provider after the date hereof.

Section 4.12 Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement applicable to persons employed by the Company or any of its Subsidiaries. Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining agreement and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before any Governmental Authority.

(b) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole (the “Owned Real Property”). Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has good and marketable title to each parcel of Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) The Company has made available to Parent copies of all leases, subleases and other agreements (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is material to the business of the Company and its Subsidiaries taken as a whole (the “Leased Real Property”) (and all modifications, amendments and supplements thereto). Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(c) As of the date of this Agreement, no party to any such Real Property Leases has given written notice to the Company or any of its Subsidiaries of or made a written claim against the Company or any of its Subsidiaries with respect to any material breach or default thereunder.

(d) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property) that are material to the business of the Company and its Subsidiaries taken as a whole, in each case free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.14 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have valid and enforceable rights to use all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as it is currently conducted (the “Company Intellectual Property”), free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not have a Company Material Adverse Effect , neither the Company nor any of its Subsidiaries has received written notice of any claim that it, or the business conducted by it, is infringing, diluting or misappropriating or has infringed, diluted or misappropriated any Intellectual Property right of any Person, including any demands or unsolicited offers to license any Intellectual Property. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor the business conducted by the Company or any of its Subsidiaries infringes, dilutes or misappropriates any Intellectual Property rights of any Person; provided, that, this representation shall be subject to the Knowledge of the Company with respect to patent rights of any Person. Except as would not have a Company Material Adverse Effect , to the Knowledge of the Company, no third party is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any Subsidiary of the Company.

(c) Except as would not have a Company Material Adverse Effect , there are no pending or, to the Knowledge of the Company, threatened, Actions by any Person challenging the validity or enforceability of, or the use or ownership by the Company or any of its Subsidiaries of, any of the Company Intellectual Property.

(d) Except as would not have a Company Material Adverse Effect , the Company and each Subsidiary of the Company own all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Subsidiary of the Company, and all current or former employees, consultants, or contractors who have participated in the creation or development of any such Intellectual Property, have executed and delivered to the Company or such Subsidiary of the Company a valid and enforceable agreement (i) providing for the non-disclosure by such Person of confidential information and (ii) providing for the assignment by such Person to the Company or such Subsidiary of the Company of any Intellectual Property developed or arising out of such Person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company.

(e) The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect each material item of Intellectual Property that they own. Immediately subsequent to the Effective Time, the Company Intellectual Property shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions materially identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Effective Time.

(f) Except as would not have a Company Material Adverse Effect , the Company IT Assets are adequate for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s business and the Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices.

Section 4.15 Taxes.

(a) Except as would not have a Company Material Adverse Effect , all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects.

(b) Except as would not have a Company Material Adverse Effect , all Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2010, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the 2010 Balance Sheet (including any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since December 31, 2010 other than in the ordinary course of business consistent with past practice. Except as would not have a Company Material Adverse Effect , there are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable and Taxes that are being contested in good faith and by appropriate proceedings.

(c) Except as would not have a Company Material Adverse Effect , each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) Neither the Company nor any of its Specified Subsidiaries has executed any outstanding waiver of any statute of limitations or outstanding extension of the period, for the assessment or collection of any Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Specified Subsidiaries is currently in progress, and neither the Company nor any of its Specified Subsidiaries has been notified of any written request for, or, to the Knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Specified Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Specified Subsidiary of the Company does not file Tax Returns that the Company or such Specified Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable law, duly registered with the relevant PRC Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Authority. No submissions made to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or threatened. Except as would not have a Company Material Adverse Effect, the Transactions will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments and will not result in the claw-back or recapture of any such Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments.

Section 4.16 Environmental Matters. Except as would not have a Company Material Adverse Effect :

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws. The Company and each of its Subsidiaries have obtained and possess all permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries is subject to any Order by any Governmental Authority or agreement with any third party concerning liability under any Environmental Law.

As used herein, the term “Environmental Law” means any applicable PRC local, provincial or national Law relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. This Section 4.16 constitutes the only representations and warranties of the Company with respect to Environmental Law.

Section 4.17 Material Contracts.

(a) Except for this Agreement and except for Contracts filed as exhibits to the Company SEC Reports or the Subsidiary SEC Reports, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act; and

(ii) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act.

Each such Contract described in clauses (i) through (ii) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company SEC Reports is referred to herein as a “Material Contract”.

(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the Company’s Knowledge, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception, (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Company’s Knowledge, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) to the Company’s Knowledge, the Company and its Subsidiaries have not received any written claim or notice of default, termination or cancellation under any such Material Contract.

Section 4.18 Insurance. Except as would not have a Company Material Adverse Effect, (a) all insurance policies and all self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries are in full force and effect, and (b) the Company has no reason to believe that it or any of its Subsidiaries will not be able to (i) renew its existing insurance policies as and when such policies expire or (ii) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.19 Opinion of Financial Advisor. The Special Committee has received the written opinion of Merrill Lynch (Asia Pacific) Limited, dated as of the date hereof, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Founder Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Special Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

Section 4.20 Brokers. No broker, finder or investment banker (other than Merrill Lynch (Asia Pacific) Limited) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a correct and complete copy of all agreements on behalf of the Company with Merrill Lynch (Asia Pacific) Limited pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 4.21 Takeover Statute. The Company is not a party to any shareholder rights plan or “poison pill” agreement. No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation save for the Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other Transactions.

Section 4.22 No Additional Representations. Except for the representations and warranties made by the Company in Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and each of Parent and Merger Sub acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01 Corporate Organization. Parent is a business company duly organized, validly existing and in good standing under the Laws of British Virgin Islands and Merger Sub is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands and each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 5.02 Certificate of Incorporation and Bylaws. The certificate of incorporation and memorandum and articles of association of each of Parent and the Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or memorandum and articles of association in any material respect.

Section 5.03 Capitalization.

(a) The authorized share capital of Parent consists of 50,000 Parent Ordinary Shares. As of the date of this Agreement, (i) 100 Parent Ordinary Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable. There are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. As of the date of this Agreement, the Schedule 13D with respect to the Company filed with the SEC on October 24, 2011 by Parent and its Affiliates completely and correctly sets forth the legal and beneficial owners of all issued and outstanding Parent Ordinary Shares. As of the Effective Time, the then-current Schedule 13D with respect to the Company filed with the SEC by Parent and its Affiliates shall completely and correctly set forth the legal and beneficial owners of all issued and outstanding Parent Ordinary Shares.

(b) The authorized share capital of Merger Sub consists of one share of common stock, par value US$1.00 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of Merger Sub is owned by Parent free and clear of all Encumbrances, except for the purpose of the Financing and except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04 Authority Relative to This Agreement.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The board of directors of Parent (the “Parent Board”), the board of directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the Parent Board, the board of directors of Merger Sub and by Parent as the sole shareholder of Merger Sub to effect the Transactions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not (i) conflict with or violate the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than any Encumbrance for the purposes of the Financing) on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets or properties is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(b) Other than (i) the filings and/or notices pursuant to Section 13 of the Exchange Act (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC), (ii) compliance with the rules and regulations of NASDAQ, and (iii) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

Section 5.06 Absence of Litigation. As of the date hereof, there is no material Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and neither Parent nor Merger Sub is subject to any outstanding Order. As of the date hereof, there is no Action pending or to the Knowledge of Parent, threatened against Parent or Merger Sub which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or any of the other Transactions.

Section 5.07 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, and has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other Transactions. Parent has no Subsidiaries other than the Company and Merger Sub, and Merger Sub has no Subsidiaries.

Section 5.08 Available Funds and Financing

(a) Assuming (i) the Financing is funded in accordance with the Facility Agreement and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.02(a) and Section 8.02(b) or the waiver of such conditions, Parent and Merger Sub will have available to them, as of or immediately after the Effective Time, all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger, the Financing and the other Transactions and to pay all related fees and expenses.

(b) Parent has delivered to the Company a true, correct and complete copy of an executed Facility Agreement, dated as of the date of this Agreement (the “Facility Agreement”), between Parent, Merger Sub and JPMorgan Chase Bank, N.A., acting through its Singapore branch (or any of its Affiliates) (the “Lender”), pursuant to which the Lender has committed to provide debt financing to Merger Sub in the aggregate amount set forth therein (the “Financing”), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other Transactions. The Facility Agreement, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent, Merger Sub and the other parties thereto (subject to the Bankruptcy and Equity Exception). The Facility Agreement has not been amended or modified, no such amendment or modification is contemplated, the obligations and commitments contained in the Facility Agreement have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid any and all fees in connection with the Facility Agreement that are payable on or prior to the date hereof.

(c) No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under the Facility Agreement; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article IV. Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article IV, or compliance by the Company with its obligations hereunder. The Facility Agreement contains all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein.

(d) There are no side letters or other oral or written Contracts related to the funding of the full amount of the Financing other than (i) as expressly set forth in the Facility Agreement, and (ii) any customary engagement letter(s) and non-disclosure agreement(s) (copies of which have been delivered to the Company).

Section 5.09 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities (Asia Pacific) Limited) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.10 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. Assuming (i) the solvency of the Company immediately prior to the Effective Time, (ii) accuracy of the representations and warranties made by the Company in Article IV, and (iii) the satisfaction of the conditions of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02, immediately after giving effect to all of the Transactions contemplated hereby, including the Financing (and any Alternative Financing, if applicable), the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of Company Options in accordance with Section 3.03(a), the payment of all other amounts required to be paid in connection with the consummation of the Transactions, and the payment of all related fees and expenses, the Surviving Corporation will be solvent at and immediately after the Effective Time, as such term is used under the laws of the Cayman Islands.

Section 5.11 Ownership of Securities. None of Parent, Merger Sub or any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or its Subsidiaries or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company or its Subsidiaries, except (i) as of the date hereof, as disclosed on the Schedule 13D with respect to the Company filed with the SEC on October 24, 2011 by Parent and its Affiliates, and (ii) as of the Effective Time, as disclosed on the then-current Schedule 13D with respect to the Company filed with the SEC by Parent and its Affiliates.

Section 5.12 Certain Actions. Other than this Agreement, as of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate in any way to the Transactions; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.13 Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

Section 5.14 No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Article V, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the Transactions, and the Company acknowledges the foregoing.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as required by applicable Law, (ii) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (iii) as expressly contemplated or permitted by any other provision of this Agreement or (iv) with the prior written consent of Parent, the businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice in all material respects and the Company and each of its Subsidiaries shall use their reasonable best efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the services of their current officers and key employees, (D) maintain and preserve intact their current relationships with customers, suppliers and distributors with which the Company or any of its Subsidiaries has material business relations, and (E) comply in all material respects with applicable Law.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(a) of the Company Disclosure Schedule, as required by applicable Law, as expressly contemplated or permitted by any other provision of this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company will not and will not permit its Subsidiaries to:

(i) amend or otherwise change its memorandum and articles of association or other equivalent organizational documents;

(ii) (A) issue, sell, pledge, terminate or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge, termination or disposition of, or granting or placing of an Encumbrance on, any share capital or other ownership interests, of the Company or any of its Subsidiaries, or any agreement, contract or instrument amounting to control over, or enabling control of, the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any share capital or other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries (except for the issuance of up to a maximum of 1,579,896 Shares issuable pursuant to the Company Option Plans and only in the event of the exercise of a Company Option issued prior to the date hereof );

(iii) (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance on, any assets of the Company or any of its Subsidiaries having a current value in excess of US$50,000,000, except in the ordinary course of business and in a manner consistent with past practice;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, share, property or otherwise, with respect to any of its share capital, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital;

(vi) (A) acquire (including by merger, consolidation or acquisition of share or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any assets, except for any such acquisitions for consideration not exceeding US$50,000,000; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person, except for Indebtedness the outstanding amount of which (after deducting the aggregate amount of cash and cash equivalents held by the Company and its Subsidiaries), does not exceed US$200,000,000 or its equivalent in the aggregate for the Company and its Subsidiaries; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of US$10,000,000 or capital expenditures which are, in the aggregate, in excess of US$50,000,000 for the Company and its Subsidiaries taken as a whole, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice; or (D) amend any Contract with respect to any matter set forth in this Section 6.01(b)(vi);

(vii) create any new Subsidiary;

(viii) engage in the conduct of any new line of business outside of its existing business segments material to the Company and its Subsidiaries, taken as a whole;

(ix) make any material changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(x) settle any Action, other than settlements (A) in the ordinary course of business and consistent with past practice, (B) requiring the Company and its Subsidiaries to pay monetary damages not exceeding US$10,000,000, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xi) enter into, materially amend or modify, or consent to the termination of any Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder, other than in the ordinary course of business and consistent with past practice;

(xii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xiii) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any material Company Intellectual Property or Company IP Agreement; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property, except non-exclusive licenses in the ordinary course of business consistent with past practice; (C) develop, create or invent any Intellectual Property jointly with any third party, except under existing arrangements in the ordinary course of business; (D) disclose or allow to be disclosed any material confidential information or material confidential Company Intellectual Property to any Person, other than employees of the Company or its Subsidiaries that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof, except under existing arrangements or in the ordinary course of business consistent with past practice; or (D) fail to notify Parent promptly of any material infringement, misappropriation or other violation of or conflict with any material Company Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to reasonably consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

(xiv) except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any executive officer or director of the Company or any of its wholly-owned Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any Service Provider except in the ordinary course of business consistent with past practice, (C) establish, adopt, materially amend or terminate any Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan, to the extent not already required in any such Plan or contemplated by this Agreement, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xv) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(xvi) (i) take any action, or omit to take any action, that would result in a breach of any covenants with respect to the Company and its Subsidiaries set forth in the Facility Agreement (whether financial or otherwise) (or any Alternative Facility Agreement, if applicable), which would result in a Default under the Facility Agreement (or any Alternative Facility Agreement, if applicable), (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its Subsidiaries as set forth in the Facility Agreement (or any Alternative Facility Agreement, if applicable), which would result in a Default under the Facility Agreement (or any Alternative Facility Agreement, if applicable) or (iii) take any other action, or omit to take any other action, which would result in a Default under the Facility Agreement (or any Alternative Facility Agreement, if applicable); in each of the cases of (i), (ii) and (iii), as if the Company and its Subsidiaries were subject to the provisions of the Facility Agreement (or any Alternative Facility Agreement, if applicable) as of the date hereof; provided, that any action or inaction by the Company or its Subsidiaries that would otherwise be a breach of this Section 6.01(b)(xvi) shall be deemed not to be a breach if it is curable and fully cured in accordance with the terms of the Facility Agreement (or any Alternative Facility Agreement, if applicable); or

(xvii) agree, authorize, commit, or enter into any formal agreement to do any of the foregoing.

Section 6.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

Section 6.03 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Preparation of Proxy Statement and Schedule 13E-3.

(a) As promptly as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement. The Company shall use reasonable efforts to cause the Proxy Statement to be filed with the SEC as an exhibit to the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company (the “Schedule 13E-3”) within fourteen calendar days after the date hereof. Each of Parent, Merger Sub and the Company shall promptly furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. No filing of or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

(b) Concurrently with the preparation of the Proxy Statement, Parent, Merger Sub, their Affiliates and the Company shall use reasonable efforts to (i) prepare the Schedule 13E-3 and (ii) cause it to be filed with the SEC within fourteen calendar days after the date hereof. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to notify the other parties of any comments (and to provide the other parties and their respective counsels with copies of any written comments) that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 within twenty-four hours after receipt thereof. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given a reasonable opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.

(c) As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall mail the Proxy Statement and all other proxy materials to the holders of the Shares and, if necessary in order to comply with applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, re-solicit proxies.

Section 7.02 Company Shareholders’ Meeting.

(a) Subject to Section 9.01, as promptly as reasonably practicable, but in any event no later than two calendar days, after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement, the Company shall take, in accordance with applicable Law and its memorandum and articles of association, all action necessary to call, give notice of, and convene the Company Shareholders’ Meeting for the purpose of obtaining the Company Shareholder Approval. No later than the thirtieth calendar day after the date on which the notice of the Company Shareholders’ Meeting is issued, the Company shall hold such Company Shareholders’ Meeting in accordance with its memorandum and articles of association; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Shareholders’ Meeting for up to thirty calendar days (but in any event no later than the End Date), (i) with the consent of Parent; (ii) if at the time the Company Shareholders’ Meeting proceeds to business there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Shareholders’ Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting. Parent may request on only one occasion that the Company adjourn or postpone the Company Shareholders Meeting for up to thirty calendar days (but in any event no later than the End Date), (x) if as of the time for which the Company Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Company Shareholder Approval or (y) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting, in which event the Company shall, in each case, cause the Company Shareholders’ Meeting to be postponed or adjourned in accordance with Parent’s request. In no event shall any such adjournment or postponement be longer than thirty days after the originally schedule meeting date or result in the Company Shareholders’ Meeting being held later than five Business Days prior to the End Date.

(b) The Company shall establish a record date for purposes of determining shareholders entitled to notice of and vote at the Company Shareholders’ Meeting (the “Record Date”). Once the Company has established the Record Date, the Company shall not change such Record Date or establish a different record date for the Company Shareholders’ Meeting without the prior written consent of Parent, unless required to do so by applicable Law. In the event that the date of the Company Shareholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Shareholders’ Meeting, as so adjourned, postponed or delayed, except as required by applicable Law.

(c) Subject to Section 7.03, the Company Board shall make the Company Recommendation and shall take all actions reasonably necessary in accordance with applicable Law and the memorandum and articles of association of the Company, to solicit the Company Shareholder Approval. Upon reasonable request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis on each of the last ten Business Days prior to the date of the Company Shareholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Company Shareholder Approval.

Section 7.03 Competing Transactions.

(a) Except as set forth in this Section 7.03, the Company agrees that from the date hereof until the Effective Date or, if earlier, the termination of this Agreement in accordance with Section 9.01, neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including without limitation any proposal or offer to the Company’s shareholders) with respect to, or that may reasonably be expected to lead to, any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with, or provide any non-public information or data concerning the Company or any Subsidiary to, any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction (other than to state that the Company is not permitted to have discussions), (iii) agree to, approve, endorse, recommend, execute, enter into or consummate any Competing Transaction or any proposal or offer that may reasonably be expected to lead to a Competing Transaction, or that requires the Company to abandon this Agreement or the Merger, (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes (and the Company shall promptly take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement or Takeover Statute), or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. The Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03(a). Upon execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or any of their Representatives with respect to a Competing Transaction and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Competing Transaction, effective on and from the date hereof. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of share or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b) The Company shall promptly (and in any event, within 48 hours after the Company attains knowledge thereof) notify Parent in writing, after the receipt by the Company, any or its Subsidiaries or any of their respective Representatives of any written proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction including any written request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction, and the Company shall promptly (and in any event, within 48 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent reasonably informed, on a prompt basis, of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.03(c). The Company shall provide Parent with at least 48 hours prior notice of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board or Special Committee in respect of such meeting). The Company agrees that it shall promptly (and in any event, within 48 hours) provide to Parent any material nonpublic information concerning the Company that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto).

(c) Notwithstanding anything to the contrary in Section 7.03 (a), at any time prior to the receipt of the Company Shareholder Approval, the Company may, subject to compliance with this Section 7.03(c) and acting under the direction of the Special Committee, furnish information to, and enter into discussions with, a Person who has made a written bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from a material breach of Section 7.03 (a) if, prior to furnishing such information and entering into such discussions, the Company Board (upon recommendation of the Special Committee) has (i) determined, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel) that (A) such proposal or offer constitutes, or may reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person at least two Business Days prior to taking any such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, promptly following its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in Section 7.03(e), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw (or not continue to make), qualify or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) any Competing Transaction, (C) (x) fail to publicly recommend against any Competing Transaction or (y) fail to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within two Business Days after Parent so requests in writing, (D) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Competing Transaction, (E) fail to include the Company Recommendation in the Proxy Statement, or (F) enter into any letter of intent, memorandum of understanding or similar document or Contract relating to any Competing Transaction (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03(c)) (any action described in clauses (A) through (F), a “Change in the Company Recommendation”) or (ii) cause or permit the Company or any of its Subsidiaries to enter into any acquisition agreement, merger agreement or other similar definitive agreement relating to any Competing Transaction (an “Alternative Acquisition Agreement”).

(e) Notwithstanding anything to the contrary contained herein, at any time prior to the receipt of the Company Shareholder Approval, the Company Board (upon recommendation of the Special Committee) may (x) make a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iii), or (y) if the Company has received a written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from a material breach of Section 7.03 (a), that is not withdrawn and that the Company Board (upon recommendation of the Special Committee) determines, in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and of outside legal counsel) constitutes, or may reasonably be expected to lead to, a Superior Proposal, make a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement pursuant to Section 9.01(c)(iv) to enter into an Alternative Acquisition Agreement, in the case of both clause (x) and (y), if the Company Board (upon recommendation of the Special Committee) determines in its good faith judgment (after having received the advice of outside legal counsel), that the failure to do so would be inconsistent with its fiduciary duties under applicable Law. Additionally, prior to effecting a Change in the Company Recommendation in connection with a Superior Proposal and/or terminating this Agreement pursuant to Section 9.01(c)(iv) to enter into an Alternative Acquisition Agreement, in each case as permitted by clause (y) of this Section 7.03 (e), (A) the Company shall have provided written notice to Parent and Merger Sub (a “Notice of Superior Proposal”) advising Parent and Merger Sub that the Company Board has received a Superior Proposal, stating that the Company Board intends to make a Change in the Company Recommendation and/or terminate this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 9.01(c)(iv) (as applicable), and specifying the information required to be included in any notice required to be delivered to Parent under Section 7.03(b), (B) the Company shall have, and shall have caused its Representatives to, during the three Business Day period following receipt by Parent and Merger Sub of the Notice of Superior Proposal (the “Notice Period”), negotiate with Parent and Merger Sub in good faith (to the extent that Parent and Merger Sub desires to negotiate), to make such adjustments in the terms and conditions of this Agreement and the Facility Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; provided, however, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new Notice of Superior Proposal of the terms of such amended Superior Proposal from the Company and an additional Notice Period that satisfies this Section 7.03(e), and (C) following the end of the Notice Period, the Company Board (upon recommendation of the Special Committee) shall have determined in its good faith judgment (after having received the advice of a financial advisor of internationally recognized reputation and outside legal counsel) that the Superior Proposal giving rise to the Notice of Recommendation Change continues to constitute a Superior Proposal.

(f) Nothing contained in this Section 7.03 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to a Competing Transaction; provided, however, that if such disclosure includes a Change in the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change in the Company Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 9.01(d) (it being understood that a statement by the Company that describes the Company’s receipt of a Competing Transaction and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change in the Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

Section 7.04 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law or the terms of any Contract to which the Company or any of its Subsidiaries is subject ( provided, that the Company shall use its reasonable best efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04 (a), from the date of this Agreement until the earlier of the date on which this Agreement is terminated in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish as promptly as reasonably practicable to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request; provided that the Company shall not be required to (A) furnish, or provide any access to, any information to any Person not a party to, or otherwise covered by, the Confidentiality Agreement or any similar agreement with respect to such information, (B) take or allow actions that would unreasonably interfere with the operation of the business of the Company and its Subsidiaries, or (C) provide access to or furnish any information if doing so would violate any applicable Law or where such access to information may involve the waiver of any privilege so long as the Company has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not compromise the Company’s or any Subsidiary’s privilege with respect thereto.

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance.

(a) The indemnification, advancement of expenses and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors, officers or employees of the Company or any Subsidiaries (the “Indemnified Parties” ) . The Memorandum and Articles of Association will contain provisions with respect to exculpation, advancement of expenses and indemnification that are at least as favorable to the Indemnified Parties as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary, or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (X) the approval of this Agreement, the Merger or the other Transactions or arising out of or pertaining to the Transactions; and (Y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the Transactions) covering each Indemnified Party by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may at its option purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.05(c) shall terminate.

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 7.05 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

(e) The provisions of this Section 7.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 7.05.

(f) The agreements and covenants contained in this Section 7.05 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.05 is not prior to or in substitution for any such claims under any such policies.

Section 7.06 Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares and the ADSs to be (a) delisted from NASDAQ as promptly as practicable after the Effective Time, and (b) deregistered under the Exchange Act as promptly as practicable after such delisting.

Section 7.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions (other than any press release or public statement with respect to a Change in the Company Recommendation, Competing Transaction, Superior Proposal or any action taken by the Company, the Company Board or the Special Committee permitted under Section 7.03); provided, however, that this Section 7.07 shall terminate upon a Change in the Company Recommendation.

Section 7.08 Notification of Certain Matters.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Date or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement which would reasonably be expected to cause any condition to the obligation of any party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) From and after the date of this Agreement until the earlier to occur of the Effective Date or termination of this Agreement in accordance with its terms, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any written notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.09 Reasonable Best Efforts; Further Action.

(a) Each party hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using its reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders.

(b) Each party hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.10 Expenses. In the event that the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

Section 7.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other Transactions.

Section 7.12 Resignations. To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company designated by Parent.

Section 7.13 Participation in Litigations. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the Transactions. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the Transactions, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.14 Obligations of Parent and Merger Sub.

(a) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

(b) At the Company Shareholders’ Meeting and any other meeting of the shareholders of the Company called to seek the Company Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Merger or any other Transaction contemplated herein is sought, Parent shall, and shall cause its Affiliates to, vote the Founder Shares in favor of granting the Company Shareholder Approval.

Section 7.15 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the Financing on the terms and conditions described in the Facility Agreement (including any “market flex” provisions) and shall not permit any amendment or modification to be made to, any waiver of any provision or remedy under, or any termination of, the Facility Agreement unless such action or actions, individually or in the aggregate, would not reasonably be expected to (i) materially delay or prevent the Closing Date, (ii) make the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to occur or (iii) materially prevent, delay or impair the availability of the Financing or the consummation of the Transactions). Each of Parent and Merger Sub shall use its reasonable best efforts to (I) maintain in effect the Facility Agreement until the Transactions are consummated, (II) satisfy, or cause its Representatives to satisfy, on a timely basis all conditions in the Facility Agreement that are applicable to Parent and Merger Sub and otherwise comply with its obligations thereunder, (III) enforce its rights under the Facility Agreement (including by suit or other appropriate proceeding), and (IV) cause the Lender and any other Persons providing the Financing to fund the Financing at or prior to the Effective Time. Without limiting the generality of the foregoing, Parent and Merger Sub shall use commercially reasonable efforts to give the Company prompt notice: (a) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to the Facility Agreement; (b) of the receipt of any notice or other communication from any person with respect to any: (x) actual or potential breach, default, termination or repudiation by any party to the Facility Agreement or any definitive document related to the Financing or (y) material dispute or disagreement between or among any parties to the Facility Agreement or any definitive document related to the Financing; and (c) if for any reason Parent or Merger Sub believes in good faith that (i) there is (or there is likely to be) a dispute or disagreement between or among any parties to the Facility Agreement or any definitive document related to the Financing or (ii) there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Facility Agreement. As soon as reasonably practicable, but in any event within three (3) Business Days after the date the Company delivers to Parent or Merger Sub a written request therefor, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (a), (b) or (c) of the immediately preceding sentence. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Facility Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain alternative debt financing from the same or alternate sources, as promptly as practicable following the occurrence of such event, on terms and conditions (including the market flex provisions) not materially less favorable, in the aggregate, to Parent and Merger Sub than those contained in the Facility Agreement, in an amount sufficient, when added to the portion of the Financing and other funds that are available (assuming the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.01 and Section 8.02 or the waiver of such conditions by Parent) to consummate the Merger (the “Alternative Financing”), and to enter into new definitive agreements with respect to such Alternative Financing (the “Alternative Facility Agreement”).

(b) Neither Parent nor Merger Sub shall release or consent to the termination of the obligations of any lender under the Facility Agreement or, if applicable, the Alternative Facility Agreement, except for assignments and replacements of an individual lender in connection with any syndication of the Financing or Alternative Financing that are permitted under the Facility Agreement and, if applicable, Alternative Facility Agreement, or as otherwise expressly contemplated by the Facility Agreement and, if applicable, Alternative Facility Agreement. Parent shall prior to the Closing, give the Company prompt notice of any material breach or threatened material breach by any party to the Facility Agreement, of which Parent or Merger Sub becomes aware, or any termination thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.15 shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) bring any enforcement action against any source of the Financing to enforce its respective rights under the Facility Agreement and, if applicable, the Alternative Facility Agreement or (ii) pay any fees in excess of, or agree to “market flex” provisions less favorable to Parent, Merger Sub or the Surviving Corporation (or any of their Affiliates) than, those contemplated by the Finance Documents (as defined in the Facility Agreement)(whether to secure waiver of any conditions contained therein or otherwise).

(d) Prior to the Closing, the Company shall, and shall cause each of the Company’s Subsidiaries to, and shall use its reasonable best efforts to cause the Company’s Representatives to, provide to Parent and Merger Sub cooperation reasonably requested by Parent or Merger Sub in connection with the arrangement of the Financing, including:

(i) upon reasonable notice, participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

(ii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing;

(iii) executing and delivering any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company or any borrowing Subsidiary of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) or otherwise reasonably facilitating the pledging of collateral (including delivery of pay-off letters and other cooperation in connection with the pay off of existing Indebtedness and the release of all related Encumbrances; provided, that such documents will not take effect until the Effective Time;

(iv) using reasonable best efforts to obtain accountants’ comfort letters, consents, legal opinions, surveys, title insurance and other documentation and items relating to the Financing as reasonably requested by Parent or Merger Sub; and

(v) furnishing Merger Sub and its Financing sources promptly with all documentation and other information required by Governmental Authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations;

provided, however, that, (a) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action under any certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or that would be effective prior to the Effective Time, other than in connection with the Escrow Arrangements, (b) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (c) none of the Company or any of its Subsidiaries shall be required to issue any offering or information document, and (d) none of the Company or any of its Subsidiaries shall be required to execute any documents or agreements in connection with the Financing or take any corporate or other action in connection therewith, other than in connection with the Escrow Arrangements. None of the Company or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment (other than reasonable out-of-pocket costs) or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them (collectively, “ Losses “) in connection with the arrangement of the Financing (including any action taken in accordance with this Section 7.15 (c)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries provided by the Company); provided, that Parent shall not be liable to the Company, its Subsidiaries or their respective Representatives for any such Losses arising from the fraud, gross negligence, recklessness or willful misconduct of such Persons.

(e) Each party hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done (in each case, subject to applicable Law), all things necessary to ensure that (i) at the Effective Time, the aggregate amount of Available Cash shall equal or exceed the Required Available Cash Amount and the aggregate amount of Available Onshore Cash shall equal or exceed the Required Available Onshore Cash Amount, and (ii) prior to the Effective Time, the Required Available Onshore Cash Amount shall be held in escrow in an account in the name of the Onshore Cash Escrow WFOE with JPMorgan Chase Bank (China) Company Limited (or any of its Affiliates). Parent shall, and shall cause its directors and officers to, use its and their best efforts, as applicable (and in each case, subject to applicable Law), to approve the Other Financing in accordance with its terms.

Section 7.16 Actions Taken at Direction of CEO; Knowledge of CEO. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including, without limitation, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction taken by the Company at the direction of any officer or director of Parent without the approval or direction of the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Parent shall not have any right to (i) terminate this Agreement under Section 9.01 or (ii) claim any damage or seek any other remedy at law or in equity, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article IV to the extent any officer or director of Parent has knowledge, as of the date of this Agreement, of such breach or inaccuracy.

Section 7.17 Parent Ownership. Parent shall not sell or otherwise transfer any Shares legally or beneficially owned by it as of the date hereof and as set forth in the Schedule 13D with respect to the Company filed with the SEC on October 24, 2011 by Parent and its Affiliates.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions (collectively, a “Restraint”).

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.04 and Section 4.05 of this Agreement shall be true and correct in all material respects, (ii) the representations and warranties of the Company contained in Section 4.03(a) of this Agreement shall be true and correct in all respects (except for de minimus inaccuracies), and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct would not constitute a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) No Company Material Adverse Effect. Since the date hereof, there shall not have occurred a Company Material Adverse Effect.

(e) Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served a notice of dissent under Section 238(2) of the Cayman Companies Law.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the other Transactions are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date) except where the failure of such representations and warranties of the Parent and Merger Sub to be so true and correct, individually or in the aggregate, have not and would not prevent, materially delay or materially impede the impair the ability of Parent and Merger Sub to consummate the Merger.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of Parent and the Company (upon the approval of the Special Committee); or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date;

(ii) any Restraint having the effect set forth in Section 8.01(b) hereof shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, if the issuance of such final, non-appealable Restraint; or

(iii) the Company Shareholder Approval shall not have been obtained upon a vote held at the Company Shareholders’ Meeting or any adjournment thereof; or

(c) by the Company:

(i) upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03 would not be satisfied and such breach is incapable of being cured or has not been cured within thirty calendar days of the receipt by Parent of written notice thereof from the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 8.02 not being satisfied;

(ii) if (x) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (y) Company has delivered to Parent an irrevocable commitment in writing that it is ready, willing and able to consummate the Closing, and (z) Parent and Merger Sub fail to complete the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.02; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(ii) if Parent or Merger Sub shall have right to terminate this Agreement pursuant to Section 9.01(d)(iii) until five Business Day prior to the End Date, whereupon, if Parent or Merger Sub shall have not yet terminated this Agreement pursuant to Section 9.01(d)(iii), the Company shall have the right to terminate this Agreement at any time pursuant to this Section 9.01(c)(ii);

(iii) if, prior to the receipt of the Company Shareholder Approval, the Company Board (upon recommendation of the Special Committee) has effected a Change in the Company Recommendation and/or authorized termination of this Agreement pursuant to clause (x) of Section 7.03(e);

(iv) if prior to the receipt of the Company Shareholder Approval, (x) the Company Board (upon recommendation of the Special Committee), has effected a Change in the Company Recommendation and/or authorized the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal pursuant to clause (y) of Section 7.03(e), and (y) the Company has concurrently with the termination of this Agreement entered into, or immediately after termination of this Agreement, enters into, an Alternative Acquisition Agreement with respect to such Superior Proposal; or

(v) if the Other Financing is not approved in accordance with its terms; or

(d) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02 would not be satisfied and such breach is incapable of being cured by the End Date or has not been cured, in the case of a breach of Section 7.03, within five calendar days after the Company receives written notice of such breach from Parent, and in the case of any other breach by the Company, within thirty calendar days of the receipt by the Company of written notice thereof from Parent; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement that would result in the closing conditions set forth in Section 8.03 not being satisfied;

(ii) if (x) the Company notifies Parent or Merger Sub that it intends to terminate this Agreement in accordance with Section 7.03(e) and the Company fails to terminate this Agreement within two Business Days thereafter; or (y) the Company Board or any committee thereof shall have effected a Change in the Company Recommendation; or

(iii) if (x) all of the conditions to closing contained in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing (but subject to their satisfaction or waiver by the party having the benefit thereof)), (y) none of Parent, Merger Sub or the Surviving Corporation shall have received the proceeds of the Financing in an amount sufficient to consummate the Transactions and the failure to receive such proceeds is not caused by a material breach by Parent or Merger Sub of Section 7.15 and (z) Parent and Merger Sub fail to complete the Closing within five Business Days following the date the Closing should have occurred pursuant to Section 2.02.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall survive any termination of this Agreement and remain in full force and effect, and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 9.03 Termination Fees and Expenses.

(a) The Company agrees that:

(i) In the event this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii) or Section 9.01(c)(iv), the Company shall pay the Termination Fee to Parent or its designee concurrently with or prior to such termination by wire transfer of same day funds to one or more accounts designated by Parent or its designee;

(ii) In the event this Agreement is terminated by Parent pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii), the Company shall pay the Termination Fee to Parent or its designee, but in any event within two Business Days after the date of such termination, by wire transfer of same day funds to one or more accounts designated by Parent or its designee; and

(iii) For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Termination Fee on more than one occasion.

(b) Parent agrees that in the event that this Agreement is terminated by the Company pursuant to Section 9.01(c)(i), Section 9.01(c)(ii) or Section 9.01(c)(v) or by Parent pursuant to Section 9.01(d)(iii), then Parent shall promptly, but in no event later than three Business Days after the date of such termination, pay or cause to be paid to the Company or its designees the Parent Termination Fee by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion).

(c) In the event that the Company shall terminate this Agreement pursuant to Section 9.01(c)(i), Section 9.01(c)(ii) or or Section 9.01(c)(v) or Parent shall terminate this Agreement pursuant to Section 9.01(d)(iii), then Parent shall pay the Company or its designee by wire transfer of same day funds, as promptly as possible (but in any event within three Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its respective Affiliates in connection with the Transactions up to a maximum amount equal to US$3,000,000.

(d) In the event that (i) Parent shall terminate this Agreement pursuant to Section 9.01(d)(i) or Section 9.01(d)(ii) or (ii) this Agreement is terminated by the Company pursuant to Section 9.01(c)(iii) or Section 9.01(c)(iv), then in any such event the Company shall pay Parent or its designee by wire transfer of same day funds, as promptly as possible (but in any event within three Business Days) following the delivery by Parent of an invoice therefor, all Expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the Transactions, including the Financing, up to a maximum amount equal to US$3,000,000.

(e) Except as set forth in this Section 9.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.

(f) The Company and Parent acknowledge that (i) the agreements contained in this Section 9.03 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 9.03 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 9.03, the Parties would not have entered into this Agreement. In the event that any party shall fail to pay the Termination Fee, Parent Termination Fee or any Expenses when due, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party for such payment, such paying party shall pay the other party its reasonably documented costs and expenses (including reasonable legal fees and expenses) in connection with such Action, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the Company Shareholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with the rules of NASDAQ requires further approval by the shareholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Parent and Merger Sub, by or on behalf of their respective boards of directors, (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (iii) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.05, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), with a confirmatory copy to be sent by overnight courier, and (c) on the next Business Day when sent by international overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

Codan Trust Company (Cayman) Limited

Cricket Square, Hutchins Drive,

PO Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Attention: Ms. Chunyan Ge

Facsimile: +65 6467 8547

with a copy to:

Shearman & Sterling LLP

12th Floor East Tower, Twin Towers

B-12 Jianguomenwai Dajie

Beijing 100022, China

Attention: Ms. Ling Huang, Esq.

Facsimile: +8610 6563 6005

Shearman & Sterling LLP

12 /F, Gloucester Tower

The Landmark

15 Queens Road, Central

Hong Kong

Attention: Mr. Gregory D. Puff, Esq.

Facsimile: +852 2140 0382

if to the Company:

Unit 403A, 4/F Golden Center

188 Des Voeux Road Central

Hong Kong, China

Attention: Ms. Han Li, Esq.

Facsimile: +852 2851 0377

with a copy to:

Weil, Gotshal & Manges

29/F Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Akiko Mikumo, Esq.

Facsimile: +852 3015 9354

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Schedule) and the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Merger Sub may assign all (but not less than all) of its rights and obligations under this Agreement to any wholly-owned Subsidiary of Parent (provided that such assignment has no affect on the obligations of the Lender under the Facility Agreement); provided, that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations. Any purported assignment in violation of this Agreement shall be void ab initio.

Section 10.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06 Specific Performance.

(a) Subject to Section 10.06 (c), in the event that either of Parent or Merger Sub fails to effect the Closing when required by Section 2.02 for any reason or otherwise breaches this Agreement or fails to perform hereunder (in each case, whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive (i) the Parent Termination Fee; (ii) Expenses pursuant to Section 9.03; (iii) any reimbursement of costs and expenses pursuant to the second sentence of Section 9.03(f); and (iv) any amount in respect of which it is indemnified by Parent pursuant to Section 7.15(d) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Company Group against the Parent Group, for any loss or damage suffered as a result of any such breach or failure to perform hereunder or other failure of the Merger to be consummated (in each case, whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for, and no member of the Company Group shall seek, or permit to be sought from the Parent Group, monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Financing) other than the payment of the amounts set forth in the first sentence of this Section 10.06(a).

(b) Subject to Section 10.06 (c), in the event that the Company fails to effect the Closing when required by Section 2.02 for any reason or otherwise breaches this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), Parent’s right to terminate this Agreement and receive (i) the Termination Fee; (ii) Expenses pursuant to Section 9.03; and (iii) any reimbursement of costs and expenses pursuant to the second sentence of Section 9.03(f) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against the Company Group, for any loss or damage suffered as a result of any such breach or failure to perform hereunder or other failure of the Merger to be consummated (in each case, whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, no member of the Company Group shall have any liability for, and no member of the Parent Group shall seek, or permit to be sought from the Company Group, monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Financing) other than the payment of the amounts set forth in the first sentence of this Section 10.06 (b).

(c) The parties hereto agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties hereto. Prior to the termination of this Agreement pursuant to Section 9.01, it is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement against the breaching party or parties, without the necessity of proving the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, (i) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 10.06 (a) or Section 10.06 (b), as applicable, neither Parent and Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (ii) and upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Parent or Merger Sub, any other member of the Parent Group or, if such party is the Company, any other member of the Company Group.

Section 10.07 Governing Law; Dispute Resolution.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

(b) Subject to the last sentence of this Section 10.07(b), any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration. The place of arbitration shall be Singapore, and the arbitration shall be administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the SIAC in force at the date of commencement of the arbitration (the “SIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the SIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s). The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 10.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PREMIUM LEAD COMPANY LIMITED

By	/s/ Tianqiao Chen
	Name:	Tianqiao Chen
	Title:	Director

NEW ERA INVESTMENT HOLDING LTD.

By	/s/ Luo Qian Qian Chrissy
	Name:	Luo Qian Qian Chrissy
	Title:	Director

SHANDA INTERACTIVE ENTERTAINMENT LIMITED

By	/s/ Jingsheng Huang
	Name:	Jingsheng Huang
	Title:	Chairman of the Special Committee

APPENDIX 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on

BETWEEN:

(1)	Shanda Interactive Entertainment Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Surviving Company”); and

(2)	New Era Investment Holding Ltd., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS:

(A)	The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of a merger agreement dated November 22, 2011 among Premium Lead Company Limited and the Companies, a copy of which is annexed hereto as Annex A (the “Agreement”), this Plan of Merger and pursuant to the provisions of Part XVI of the Companies Law (as amended) (the “Companies Law”).

(B)	The directors and shareholders of each of the Surviving Company and the Merging Company have approved and adopted the Agreement and this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Law.

(C)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

IT IS AGREED:

1.	CONSTITUENT COMPANIES

1.1	The constituent companies (as defined in the Companies Law) to this Plan of Merger are the Surviving Company and the Merging Company.

1.2	The surviving company (as defined in the Companies Law) is the Surviving Company.

1.3	The registered office of each of the Surviving Company and Merging Company is Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.

1.4	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$5,000,000 divided into 400,000,000 ordinary shares each of nominal or par value US$0.01 each and 100,000,000 preferred shares each of a nominal or par value of US$0.01 each.

1.5	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$50,000 divided into 50,000 shares each of a nominal or par value of US$1.00 each.

2.	EFFECTIVE DATE

2.1	In accordance with section 233(13) of the Companies Law, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar (the “Effective Date”).

3.	TERMS AND CONDITIONS; SHARE RIGHTS

3.1	On the Effective Date, each share of a nominal or par value of US$1.00 in the capital of the Merging Company issued and outstanding immediately prior to the Effective Date shall be converted into one validly issued, fully paid and non-assessable share of nominal or par value of US$0.01 in the capital of the Surviving Company in accordance with the Agreement.

3.2	On the Effective Date, each ordinary share of a nominal or par value of US$0.01 in the capital of the Surviving Company issued and outstanding immediately prior to the Effective Date (excluding all the shares of a nominal or par value of US$0.01 each in the capital of the Surviving Company held by Premium Lead Company Limited, Fortune Capital Holdings Enterprises Limited, Crystal Day Holdings Limited and Shanda Investment International Ltd.) shall be cancelled. Upon such cancellation, each holder of ordinary shares of a nominal or par value of US$0.01 in the capital of the Surviving Company (other than such holders who have validly exercised their dissent and appraisal rights under section 238 of the Companies Law, Premium Lead Company Limited, Fortune Capital Holdings Enterprises Limited, Crystal Day Holdings Limited and Shanda Investment International Ltd.) shall have the right to receive US$20.675 in cash per ordinary share without interest in accordance with the Agreement.

3.3	On the Effective Date, all the shares of a nominal or par value of US$0.01 each in the capital of the Surviving Company held by Premium Lead Company Limited, Fortune Capital Holdings Enterprises Limited, Crystal Day Holdings Limited and Shanda Investment International Ltd. shall be cancelled without any conversion or payment in accordance with the Agreement.

3.4	From the Effective Date, the rights and restrictions attaching to the shares of the Surviving Company are set out in the M&A (as defined below).

4.	MEMORANDUM AND ARTICLES OF ASSOCIATION

4.1	From the Effective Date, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed hereto as Annex B (the “M&A”).

5.	DIRECTORS’ INTERESTS IN THE MERGER

5.1	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Merger.

5.2	The names and addresses of each director of the Surviving Company from the Effective Date are:

(a)	Tianqiao Chen of No. 1 Intelligent Office Building, No. 690 Bibo Road Zhangjiang Micro-Electronics Harbor, Pudong New Area, Shanghai 201203, The People’s Republic of China;

(b)	Danian Chen of No. 1 Intelligent Office Building, No. 690 Bibo Road Zhangjiang Micro-Electronics Harbor, Pudong New Area, Shanghai 201203, The People’s Republic of China; and

(c)	Luo Qian Qian Chrissy of Fusionopolis Way #05-10, Connexis North, Singapore 138632.

6.	SECURED CREDITORS

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

7.	PROPERTY

7.1	On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Companies.

8.	TERMINATION

8.1	At any time prior to the Effective Date, this Plan of Merger may be terminated in accordance with the terms and conditions of the Agreement.

9.	COUNTERPARTS

9.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of	)
SHANDA INTERACTIVE ENTERTAINMENT LIMITED	)

	)	Duly Authorised Signatory
)
	)	Name:	Jingsheng Huang
)
	)	Title:	Chairman of Special Committee

SIGNED for and on behalf of	)
NEW ERA INVESTMENT HOLDING LTD. :	)
	)	Duly Authorised Signatory
)
	)	Name:	Luo Qian Qian Chrissy
)
	)	Title:	Director

ANNEX B: OPINION OF MERRILL LYNCH (ASIA PACIFIC) LIMITED AS THE SPECIAL COMMITTEE’S FINANCIAL ADVISOR

November 22, 2011

The Special Committee of the Board of Directors

Shanda Interactive Entertainment Limited

No. 208 Juli Road

Pudong New Area, Shanghai 201203,

People’s Republic of China

Members of the Special Committee of the Board of Directors:

We understand that Premium Lead Company Limited, a British Virgin Islands business company (“Parent”), New Era Investment Holding Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), and Shanda Interactive Entertainment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) propose to enter into the Agreement, (as defined herein), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) with the Company surviving the Merger (the “Surviving Corporation”) and that, in connection with the Merger, (a) each ordinary share, par value US$1.00 per share, of Merger Sub issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) shall be converted into one fully paid and non-assessable ordinary share, par value US$1.00 per share, of the Surviving Corporation, (b) at the Effective Time, (x) each ordinary share, par value US$0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing two Shares (the “ADSs”) issued and outstanding immediately prior to the Effective Time (other than “Excluded Shares” as defined herein) shall be canceled in exchange for the right to receive US$20,675 in cash per Share without interest (the “Per Share Merger Consideration”) and (y) each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$41.35 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the deposit agreement governing the ADSs and (c) the Company will become a wholly owned subsidiary of Parent. “Excluded Shares” shall mean, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by each of Parent, its direct or indirect shareholders and their respective affiliates (“Founder Shares”) or (ii) Shares owned by holders who have validly exercised and not lost their appraisal rights pursuant to Section 238 of the Cayman Islands Companies Law, as amended. The terms and conditions of the Merger are set forth in the Agreement.

You have asked Merrill Lynch (Asia Pacific) Limited (“Merrill Lynch”) to provide an opinion (this “Opinion”) to the Special Committee of the Board of Directors of the Company (the “Special Committee”) as to the fairness, from a financial point of view, to the holders of the Shares or ADSs (other than holders of Founder Shares) of the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable, to be received by such holders in the Merger.

In connection with this Opinion, we have, among other things:

Merrill Lynch (Asia Pacific) Ltd

A Subsidiary’ of Bank of America Corporation

15/F, Citibank Tower, 3 Garden Road, Central, Hong Kong

The Special Committee of the Board of Directors

Shanda Interactive Entertainment Limited

(1)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain public research analyst estimates with respect to the future financial performance of the Company;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, the “Management Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(4)	reviewed the trading history for the ADSs and a comparison of that trading history with the trading histories of certain other publicly traded companies we deemed relevant;

(5)	compared certain financial and stock market information of the Company with similar information of certain other publicly traded companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)	reviewed a draft of the Agreement and Plan of Merger among Parent, Merger Sub and the Company dated November 21, 2011 (the “Agreement”); and

(8)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate, including our assessment of general economic, market and monetary conditions.

In arriving at this Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Management Forecasts, we have been advised by the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company. We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Company, that the final executed Agreement will not differ in any material respect from the November 21, 2011 draft reviewed by us. We also have assumed, at the direction of the Company, that the conditions in the Agreement will be satisfied in accordance with its terms and the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining any necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger.

Merrill Lynch (Asia Pacific) Ltd

A Subsidiary of Bank of America Corporation

15/F, Citibank Tower, 3 Garden Road, Central, Hong Kong

The Special Committee of the Board of Directors

Shanda Interactive Entertainment Limited

We express no view or opinion as to any terms or other aspects of the Merger (other than the Per Share Merger Consideration or the Per ADS Merger Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger. In connection with the preparation of this Opinion, we have not been authorized by the Company or the Special Committee to solicit, nor have we solicited, third party indications of interest for the acquisition of all or any part of the Company. Our Opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, to be paid to the holders of the Shares or ADSs (other than holders of Founder Shares), and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Per Share Merger Consideration or the Per ADS Merger Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is payable upon the completion of our work and the rendering of this Opinion and another portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates have invested and may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company and certain of its affiliates.

Merrill Lynch (Asia Pacific) Ltd

A Subsidiary of Bank of America Corporation

15/F, Citibank Tower, 3 Garden Road, Central, Hong Kong

The Special Committee of the Board of Directors

Shanda Interactive Entertainment Limited

We and our affiliates in the past have provided and in the future may provide investment banking, commercial banking and other financial services to the Company and certain of its affiliates, including acting as Joint Bookrunner in connection with the proposed Initial Public Offering of Cloudary Corporation until the termination of that role prior to July 12, 2011, and in the future may receive compensation for the rendering of any such investment banking, commercial banking or any other financial services.

It is understood that this letter is for the sole benefit and use of the Special Committee in connection with and for purposes of its evaluation of the Merger and is not rendered to or for the benefit of, and shall not confer rights or remedies upon, any person. Except to the extent legally required, this Opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party, nor shall any public reference to us be made, for any purpose whatsoever except with our prior written consent in each instance; provided, however, that the Company may reproduce this Opinion in full, and also may include references to us and our Opinion, in any Schedule 13E-3, proxy statement or Schedule 14D-9 relating to the Merger that the Company is required to file under the Exchange Act, and to distribute to its shareholders; and provided further that, all references to us or our Opinion in any such document and the description or inclusion of our Opinion therein shall be subject to our prior written consent (such consent not to be unreasonably withheld) as to form and substance.

Our Opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Merger. It should be understood that subsequent developments may affect this Opinion, and we do not have any obligation to update, revise, or reaffirm this Opinion. The issuance of this Opinion was approved by our Asia Pacific and Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable, to be received in the Merger by holders of Shares or ADSs (other than holders of Founder Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch (Asia Pacific) Limited

MERRILL LYNCH (ASIA PACIFIC) LIMITED

Merrill Lynch (Asia Pacific) Ltd

A Subsidiary of Bank of America Corporation

15/F, Citibank Tower, 3 Garden Road, Central, Hong Kong

ANNEX C: CAYMAN ISLANDS COMPANIES LAW CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) – SECTION 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

C - 1

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C - 2

ANNEX D: DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND EACH ENTITY IN THE BUYER GROUP

1.	Directors and Executive Officers of the Company

The Company is a company organized under the laws of the Cayman Islands with its principal business address at No. 208 Juli Road, Pudong New Area, Shanghai 201203, People’s Republic of China. The telephone number of the Company’s principal executive office is +86 21 6058 8688. The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Citizenship
Tianqiao Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Chairman of the Board and Chief Executive Officer (since December 1999), President (since January 2010)	PRC

Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive Director (since December 1999)	Singapore

Danian Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Director (since December 1999), Chief Operating Officer (since April 2008)	PRC

Jingsheng Huang	4501 Shanghai IFC Tower II 8 Century Avenue Shanghai 200120 China	Independent Director (since October 2005)(1)	PRC

Chengyu Xiong	Tsinghua University, School of Journalism and Communication, Haidian District Beijing 100084 China	Independent Director (since October 2005)(2)	PRC

Kai Zhao	Building A, No.5 Lane 2525, Binjiang Road, Pudong New Area, Shanghai China	Independent Director (since September 2009)(3)	PRC

Grace Wu	No. 208 Juli Road Pudong New Area Shanghai 201203 China	Director (since December 2007), Chief Financial Officer (since November 2007)(4)	USA

John Lee	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Head of Tax (since September 2010)(5)	Canadian

Jin Zhang	No. 208 Juli Road Pudong New Area Shanghai 201203 China	Senior Vice President (since May 2011)(6)	PRC

Name	Business Address	Present Principal Employment	Citizenship

Haifa Zhu	No. 208 Juli Road Pudong New Area Shanghai 201203 China	Chief Investment Officer (since April 2008)(7)	PRC

Danning Mi	No. 208 Juli Road Pudong New Area Shanghai 201203 China	Chief Information Officer (since April 2008)(8)	PRC

Johnson Yao	No. 208 Juli Road Pudong New Area Shanghai 201203 China	Vice President (since May 2011)(9)	PRC

(1)	Mr. Huang has served as a partner at TPG Capital, a private equity firm with its principal business address in China at 4501 Shanghai IFC Tower II, 8 Century Avenue, Shanghai 200120, since August 2011. He served as managing director at Bain Capital, a private, alternative asset management firm with its principal business address in China at 2306, Jin Mao Tower, 88 Century Boulevard, Shanghai, from October 2005 to July 2011.
(2)	Dr. Xiong has been a professor at the School of Journalism and Communication at Tsinghua University in China during the past five years.
(3)	Mr. Zhao served as dean of the Journalism School of Fudan University in China, at No. 220 Handan Road, Shanghai, from June 2004 to December 2008.
(4)	Ms. Wu previously served as our vice president of strategic investments from October 2007 to November 2007, prior to which she worked with AU Optronics Corp., a flat panel displays design, development and manufacturing company with its principal business address at 1 Li-Hsin Road 2, Hsinchu Science Park, Hsinchu, Taiwan, from April 2002 to February 2007, where she was responsible for financial planning and analysis, investor relations and capital markets activities.
(5)	Prior to joining the Company, Mr. Lee spent 35 years at KPMG and was the partner in charge of the China tax department at KPMG, with its principal business address in China at 50th Floor, Plaza 66, 1266 Nanjing West Road, Shanghai.
(6)	Ms. Zhang previously served as our vice president from June 2009 to April 2011. From April 2007 to May 2009, Ms. Zhang served as vice president in Lenovo Group, a global personal technology company with its principal business address in China at No. 6 Chuangye Road, Shangdi, Haidian District, Beijing.
(7)	Mr. Zhu previously served as assistant vice president of investments, director of platform operations, and deputy director of the new business center of the Company from March 2004 to March 2008.
(8)	Mr. Mi previously served as our assistant vice president from October 2005 to April 2008.
(9)	Mr. Yao previously served as our assistant vice president, finance, from November 2007 to May 2011. Prior to joining the Company, Mr. Yao served over 11 years in KPMG Huazhen Certified Public Accountants, with its principal business address in China at 50th Floor, Plaza 66, 1266 Nanjing West Road, Shanghai.

During the last five (5) years, none of the Company or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

2.	Directors and Executive Officers of Parent

Parent is a company with limited liability incorporated under the laws of the British Virgin Islands with its business address located at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of each director of Parent are set forth below. As of the date of this proxy statement, Parent does not have any executive officer.

Parent (Directors)

Name	Business Address	Present Principal Employment	Citizenship
Tianqiao Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	CEO, Chairman, President of the Company	PRC

Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive Director of the Company	Singapore

Danian Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Chief Operating Officer, Director of the Company	PRC

During the last five (5) years, none of Parent or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its business address located at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number as +65 8434 2868.

The name, business address, present principal employment and citizenship of the sole director of Merger Sub are set forth below. As of the date of this proxy statement, Merger Sub does not have any executive officer.

Merger Sub (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive Director of the Company	Singapore

During the last five (5) years, none of Merger Sub or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

4.	Directors and Executive Officers of Shanda Media Limited

Shanda Media Limited is a company organized under the laws of the British Virgin Islands with its business address at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of the sole director of Shanda Media Limited is set forth below. As of the date of this proxy statement, Shanda Media Limited does not have any executive officer.

Shanda Media Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Tianqiao Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	CEO, Chairman, President of the Company	PRC

During the last five (5) years, none of Shanda Media Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

5.	Directors and Executive Officers of Shanda Investment International Ltd.

Shanda Investment International Ltd. is a company organized under the laws of the British Virgin Islands with its business address at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of the sole director of Shanda Investment International Ltd. is set forth below. As of the date of this proxy statement, Shanda Investment International Ltd. does not have any executive officer.

Shanda Investment International Ltd. (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Danian Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Director, Chief Operating Officer of the Company	PRC

During the last five (5) years, none of Shanda Investment International Ltd. or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

6.	Directors and Executive Officers of Silver Rose Investment Limited

Silver Rose Investment Limited is a company organized under the laws of the British Virgin Islands with its business address at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of the sole director of Silver Rose Investment Limited is set forth below. As of the date of this proxy statement, Silver Rose Investment Limited does not have any executive officer.

Silver Rose Investment Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive Director of the Company	Singapore

During the last five (5) years, none of Silver Rose Investment Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

7.	Directors and Executive Officers of Crystal Day Holdings Limited

Crystal Day Holdings Limited is a company organized under the laws of Hong Kong with its business address at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of the sole director of Crystal Day Holdings Limited is set forth below. As of the date of this proxy statement, Crystal Day Holdings Limited does not have any executive officer.

Crystal Day Holdings Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive Director of the Company	Singapore

During the last five (5) years, none of Crystal Day Holdings Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

8.	Directors and Executive Officers of Fortune Capital Holdings Enterprises Limited

Fortune Capital Holdings Enterprises Limited is a company organized under the laws of the British Virgin Islands with its business address at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of the sole director of Fortune Capital Holdings Enterprises Limited is set forth below. As of the date of this proxy statement, Fortune Capital Holdings Enterprises Limited does not have any executive officer.

Fortune Capital Holdings Enterprises Limited (Sole Director)

Name	Business Address	Present Principal Employment	Citizenship
Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive director of the Company	Singapore

During the last five (5) years, none of Fortune Capital Holdings Enterprises Limited or its sole director has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.	Directors and Executive Officers of First Step Services Limited

First Step Services Limited is a company organized under the laws of the British Virgin Islands with its business address at Unit 403A, 4/F Golden Centre, 188 Des Voeux Road Central, Hong Kong and its telephone number is +65 8434 2868.

The name, business address, present principal employment and citizenship of each director of First Step Services Limited is set forth below. As of the date of this proxy statement, First Step Investments Limited does not have any executive officer.

First Step Services Limited (Directors)

Name	Business Address	Present Principal Employment	Citizenship
Tianqiao Chen	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	CEO, Chairman, President of the Company	PRC

Qian Qian Chrissy Luo	Unit 403A, 4/F Golden Centre 188 Des Voeux Road Central Hong Kong	Non-executive Director of the Company	Singapore

During the last five (5) years, none of First Step Services Limited or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.